     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                 CEPHALON, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                             2834                            23-2484489
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ---------------------

                              JOHN E. OSBORN, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 CEPHALON, INC.
                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                   Copies to:

               JOHN F. BALES, ESQ.                              JAMES C. T. LINFIELD, ESQ.
           MORGAN, LEWIS & BOCKIUS LLP                              COOLEY GODWARD LLP
                1701 MARKET STREET                             2595 CANYON BLVD., SUITE 250
              PHILADELPHIA, PA 19103                                BOULDER, CO 80302
                  (215) 963-5000                                      (303) 546-4000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable following the effectiveness of this registration statement.

                             ---------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM            PROPOSED               AMOUNT OF
    TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE        MAXIMUM AGGREGATE          REGISTRATION
 SECURITIES TO BE REGISTERED        REGISTERED(1)             PER SHARE             OFFERING PRICE              FEE(2)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01
  per share(3)................        7,350,000                  N/A                     N/A                   $78,162
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to common stock, par value $0.01 per share, of Cephalon, Inc. issuable to holders of common stock, par value $0.001 per share, of Anesta Corp. in the proposed merger of C Merger Sub, Inc., a wholly-owned subsidiary of Cephalon with and into Anesta. The amount of Cephalon common stock to be registered has been determined by multiplying the exchange ratio (0.4765 of a share of Cephalon common stock for each share of Anesta common stock) by 15,424,974, the maximum aggregate number of shares of Anesta common stock that would be outstanding prior to the merger, assuming the exercise of all outstanding Anesta options.
(2) The registration fee was calculated pursuant to Rule 457(f)(1) as 0.000264 multiplied by $40.28125 (the average of the high and low prices of Cephalon common stock on the Nasdaq National Market on August 2, 2000), multiplied by 7,350,000 shares.
(3) Each share of the registrant's common stock includes one preferred share purchase right pursuant to the Amended and Restated Rights Agreement dated January 1, 1999 between Cephalon and Stock Trans, Inc. as Rights Agent, as amended on July 31, 2000.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [ANESTA LOGO]

                     SPECIAL MEETING OF ANESTA STOCKHOLDERS

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The board of directors of Anesta Corp. has unanimously approved a merger with Cephalon, Inc.

     We cannot complete the merger unless the holders of Anesta common stock approve the Agreement and Plan of Merger, dated as of July 14, 2000, among Cephalon, C Merger Sub, Inc., a wholly-owned subsidiary of Cephalon, and Anesta. Under the merger agreement, C Merger Sub will be merged with and into Anesta and Anesta will become a wholly-owned subsidiary of Cephalon.

     If the merger is completed, holders of Anesta common stock will receive
0.4765 of a share of Cephalon common stock for each share of Anesta common stock they own. Cash will be paid in lieu of fractional shares. This is a fixed exchange ratio that will not be adjusted for changes in the stock price of either company before the merger is completed. The Cephalon common stock is listed on the Nasdaq National Market under the symbol "CEPH." The Anesta common stock is listed on the Nasdaq National Market under the symbol "NSTA."

     Anesta has scheduled a special meeting of its stockholders to consider and vote upon a proposal to approve and adopt the merger agreement. The date, time and place of the special meeting are as follows:

                           [OCTOBER           ], 2000
                              [10:00 A.M.], M.D.T.
                                 [ANESTA CORP.]
                             [4745 WILEY POST WAY]
                          [SALT LAKE CITY, UTAH 84116]

     This proxy statement/prospectus provides you with information about Cephalon, Anesta and the proposed merger. In addition, you may obtain other information about Cephalon and Anesta from documents filed with the Securities and Exchange Commission. We encourage you to read the entire merger agreement and this proxy statement/prospectus carefully, AND WE ESPECIALLY ENCOURAGE YOU TO READ THE SECTION ON "RISK FACTORS" BEGINNING ON PAGE 13.

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal to approve the merger agreement. If you fail to return your proxy card, the effect will be a vote against the proposal to approve the merger agreement.

                                            [Stanley Signature]
                                            Theodore H. Stanley, M.D.
                                            Secretary

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE CEPHALON COMMON STOCK TO BE ISSUED IN THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated [          ], 2000, and is first
being mailed to stockholders of Anesta on or about [          ], 2000.

                              [INSIDE FRONT COVER]

     This proxy statement/prospectus constitutes the proxy statement of Anesta in connection with the solicitation of proxies by the Anesta board of directors for use at the special meeting of Anesta stockholders and at any adjournments or postponements of the special meeting. This proxy statement/prospectus also constitutes the prospectus of Cephalon for use in connection with the offer and issuance of shares of Cephalon common stock, $0.01 par value per share, to Anesta stockholders pursuant to the merger.

     This proxy statement/prospectus incorporates important business and financial information about Cephalon and Anesta that is not included in or delivered with this document. This information is available without charge to Anesta stockholders upon written or oral request. Stockholders should contact:
CEPHALON, INC., 145 Brandywine Parkway, West Chester, Pennsylvania 19380,
Attention: Investor Relations, Phone Number: (610) 344-0200 or ANESTA CORP., 4745 Wiley Post Way, Salt Lake City, Utah 84116, Attention: Investor Relations, Phone Number: (801) 595-1405.

     TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS BEFORE THE SPECIAL MEETING
OF ANESTA STOCKHOLDERS, YOU MUST REQUEST THEM NO LATER THAN [          ], 2000,
WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING OF ANESTA STOCKHOLDERS.

     Also see "Where You Can Find More Information" in this proxy statement/prospectus beginning on page 58.

                                  ANESTA CORP.
                              4745 WILEY POST WAY
                           SALT LAKE CITY, UTAH 84116
                                 (801) 595-1405

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON [OCTOBER   ], 2000

TO THE STOCKHOLDERS OF ANESTA CORP.:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Anesta
Corp., a Delaware corporation, will be held on [OCTOBER   ], 2000 at [10:00
A.M.], local time, at the [PRINCIPAL EXECUTIVE OFFICES OF ANESTA] located at [4745 WILEY POST WAY, SALT LAKE CITY, UTAH 84116], for the following purposes:

     - To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 14, 2000, among Anesta, Cephalon, Inc., and C Merger Sub, Inc., a wholly-owned subsidiary of Cephalon.

     - To transact such other business as may be properly brought before the special meeting and any adjournments or postponements thereof.

     The proposed merger and other related matters are more fully described in the attached proxy statement/ prospectus.

     The Anesta board of directors has fixed the close of business on
[            ], 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date, Anesta
had outstanding and entitled to vote [     ] shares of common stock at the
special meeting.

     THE ANESTA BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT ARE IN THE BEST INTERESTS OF ANESTA AND ITS STOCKHOLDERS. ACCORDINGLY, THE ANESTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ANESTA STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

     Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal to approve the merger agreement. If you fail to return your proxy card, the effect will be a vote against the proposal to approve the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy by delivering a written notice dated later than the date on your proxy card to the secretary of Anesta and then vote in person.

     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF ANESTA COMMON STOCK IS REQUIRED TO APPROVE THE MERGER AGREEMENT.

                                            By Order of the Board of Directors,

                                            [Stanley Signature]
                                            Theodore H. Stanley, M.D.
                                            Secretary

Salt Lake City, Utah
[            ], 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
SELECTED CONSOLIDATED FINANCIAL DATA........................    8
  Cephalon Selected Consolidated Financial Data.............    8
  Anesta Selected Financial Data............................    9
SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.........   10
SUMMARY UNAUDITED COMPARATIVE PER SHARE DATA................   12
RISK FACTORS................................................   13
FORWARD LOOKING INFORMATION.................................   14
THE SPECIAL MEETING OF ANESTA STOCKHOLDERS..................   15
  Date, Time and Place......................................   15
  Purpose of the Special Meeting............................   15
  Recommendation of the Anesta Board of Directors...........   15
  Record Date and Voting Power..............................   15
  Voting and Revocation of Proxies..........................   15
  Quorum; Required Vote.....................................   15
  Solicitation of Proxies...................................   16
  No Appraisal Rights.......................................   16
  Other Matters.............................................   16
THE MERGER..................................................   17
  General Description of the Merger.........................   17
  Background................................................   17
  Reasons for the Merger....................................   20
  Opinion of Anesta's Financial Advisor.....................   22
  Interests of Anesta's Officers and Directors in the
     Merger.................................................   29
  Material Federal Income Tax Consequences..................   31
  Anticipated Accounting Treatment..........................   33
  Regulatory Approvals......................................   33
  Restrictions on Resale by Affiliates......................   34
CERTAIN TERMS OF THE MERGER AGREEMENT.......................   34
  General...................................................   34
  Closing Matters...........................................   34
  Conversion of Shares; Treatment of Stock Options..........   35
  Exchange of Stock Certificates............................   35
  Representations and Warranties............................   35
  Covenants.................................................   36
  Conditions to Obligations to Effect the Merger............   39
  Termination; Termination Fees and Expenses................   40
  Amendment and Waiver......................................   41
THE COMPANIES...............................................   42
  Cephalon..................................................   42
  C Merger Sub..............................................   43
  Anesta....................................................   43
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................   44
MARKET PRICE DATA AND DIVIDEND POLICIES.....................   53
MANAGEMENT AND OTHER INFORMATION............................   54

                                                              PAGE
                                                              ----
COMPARISON OF THE RIGHTS OF THE HOLDERS OF CEPHALON COMMON
  STOCK AND ANESTA COMMON STOCK.............................   54
  Stockholder Action by Consent.............................   54
  Special Stockholders' Meetings............................   54
  Advance Notice of Director Nominations and Other
     Stockholder Proposals..................................   55
  Number and Election of Directors..........................   55
  Amendment of By-Laws......................................   55
  Removal of Directors......................................   56
  Vacancies.................................................   56
  Preferred Stock...........................................   56
  Rights Plan...............................................   57
INDEPENDENT ACCOUNTANTS.....................................   57
LEGAL MATTERS...............................................   57
EXPERTS.....................................................   57
WHERE YOU CAN FIND MORE INFORMATION.........................   58
  Cephalon Filings..........................................   58
  Anesta Filings............................................   58
ANNEX A.....................................................  A-1
  Agreement and Plan of Merger..............................  A-1
ANNEX B.....................................................  B-1
  U.S. Bancorp Piper Jaffray Opinion........................  B-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHY DOES ANESTA WANT TO MERGE WITH
      CEPHALON?

A.    The merger will provide a strategic and
      complementary fit with both the existing and envisioned future businesses of Cephalon and Anesta.

      For more detailed reasons for the merger, see pages 20 through 22.

Q:    DOES THE ANESTA BOARD OF DIRECTORS
      RECOMMEND APPROVAL OF THE MERGER AGREEMENT?

A. Yes. After careful consideration, the Anesta board of directors unanimously recommends that the stockholders vote in favor of the merger agreement and the merger. Additional information pertaining to the recommendation of the board of directors can be found under "The Merger -- Anesta's Reasons for the Merger."

Q:    WHAT WILL I RECEIVE IN THE MERGER?

A. The merger will result in the exchange of outstanding shares of Anesta common stock in the ratio of 0.4765 of a share of Cephalon common stock for each share of Anesta common stock. You will not receive any fractional share. Instead, you will receive cash in an amount equal to the average closing price for a share of Cephalon common stock for the ten day trading period ending two days before the merger multiplied by the appropriate fraction.

Q:    WILL CEPHALON STOCKHOLDERS RECEIVE ANY
      SHARES AS A RESULT OF THE MERGER?

A. No. Cephalon stockholders will continue to hold the Cephalon shares they own at the time of the merger.

Q:    WHAT WILL HAPPEN TO ANESTA AS A RESULT OF
      THE MERGER?

A. If the merger is completed, Anesta will become a wholly-owned subsidiary of Cephalon, and the Anesta common stock will cease to be traded on the Nasdaq National Market.

Q:    WHAT HAPPENS IF THE MERGER IS NOT
      COMPLETED?

A. If the merger is not completed, both companies will continue to operate as independent companies. Anesta may be required to pay a termination fee and certain expenses to Cephalon under the merger agreement if the merger is not completed for certain reasons. Cephalon will also be required to pay certain expenses to Anesta if the merger is not completed for certain reasons.

Q:    WHERE CAN I GET INFORMATION REGARDING
      CEPHALON, ANESTA AND THE MERGER?

A.    We urge you to read and consider the
      information contained in this proxy statement/prospectus, including its appendices. You should also review the documents referenced under "Where You Can Find More Information."

Q:    WHO MAY VOTE AT THE SPECIAL MEETING?

A.    All Anesta stockholders of record as of the
      close of business on [          ], 2000 may vote at the special meeting.
      You are entitled to one vote per share of Anesta common stock that you own on the record date.

Q:    WHAT AM I BEING ASKED TO VOTE UPON IN
      CONNECTION WITH THE MERGER?

A. You are being asked to vote for the approval and adoption of the merger agreement.

Q:    WHAT DO I NEED TO DO NOW?

A. After reviewing this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed postage prepaid return envelope as soon as possible so that the proxyholder may vote your shares at the special meeting.

Q:    WHEN IS THE SPECIAL MEETING?

A.    The special meeting will take place on
      [OCTOBER   ], 2000.

Q:    HOW WILL MY SHARES BE VOTED IF I RETURN A
      BLANK PROXY CARD?

A. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals submitted at the special meeting.

Q:    WHAT WILL BE THE EFFECT IF I DO NOT VOTE ON THE
      MERGER PROPOSAL?

A. If you abstain from voting or do not vote your shares by proxy or in person, it will have the same effect as a vote against adoption of the merger agreement.

Q:    CAN I VOTE MY SHARES IN PERSON?

A. If you hold your shares as the record holder and not in "street name," you may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY
      MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares on the merger proposal only if you instruct your broker how to vote. Your broker will send you directions on how you can instruct your broker to vote. If you do not instruct your broker, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger agreement.

Q:    CAN I REVOKE MY PROXY AND CHANGE MY VOTE?

A. Yes. If you hold your shares as the record holder, you may change your vote in one of three ways at any time before your proxy is voted at the special meeting. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new, later dated proxy. Third, you may attend the special meeting and vote in person. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Anesta.

      If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After we complete the merger, Cephalon will send you written instructions on how to exchange your stock certificates.

Q:    WHEN DO YOU EXPECT TO COMPLETE THE
      MERGER?

A. We currently expect to complete the merger during the fourth quarter of 2000 if we obtain the required stockholder approval at the special meeting and satisfy certain additional conditions. However, subject to certain exceptions, either Anesta or Cephalon can terminate the merger agreement if the merger is not completed by December 31, 2000.

Q:    WHAT ARE THE TAX CONSEQUENCES OF THE
      MERGER?

A. The exchange of shares in the merger will be tax-free to you for U.S. federal income tax purposes, except for taxes payable on any gain recognized as a result of receiving cash in lieu of fractional shares of Cephalon common stock. A summary of the material federal income tax consequences of the merger is included in the section "The Merger--Material Federal Income Tax Consequences" on page 31.

Q:    AM I ENTITLED TO APPRAISAL RIGHTS IN
      CONNECTION WITH THE MERGER?

A.    No. You do not have appraisal rights in
      connection with the merger.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have more questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

          Anesta Corp.
          4745 Wiley Post Way
          Salt Lake City, UT 84116
          Attention: Roger Evans
          Telephone Number: (801) 595-1405

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the merger fully, you should read carefully this entire document and the documents to which we refer. See "Where You Can Find More Information" on page 57. The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more detailed description of the topics presented in this summary.

THE COMPANIES (PAGE 42)

  Cephalon, Inc.
  145 Brandywine Parkway, West Chester, Pennsylvania 19380 (610) 344-0200

     Cephalon, Inc., headquartered in West Chester, Pennsylvania, is a biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders and cancer. Cephalon markets Provigil(R) (modafinil) Tablets [C-IV] for treating excessive daytime sleepiness associated with narcolepsy and is conducting clinical studies concerning the use of Provigil in other areas. Cephalon's other research programs seek to discover and develop treatments for neurological disorders and cancer, including Parkinson's disease, Alzheimer's disease and prostate cancer. Cephalon also enters into collaborative commercial arrangements under which it markets the products of third parties, including an arrangement with Abbott Laboratories to market Gabitril(R) for the treatment of partial seizures associated with epilepsy. Cephalon was incorporated in Delaware in 1987.

  C Merger Sub, Inc.
  145 Brandywine Parkway, West Chester, Pennsylvania 19380 (610) 344-0200

     C Merger Sub is a wholly-owned subsidiary of Cephalon formed in Delaware for the purpose of effecting the merger.

  Anesta Corp.
  4745 Wiley Post Way, Salt Lake City, Utah 84116 (801) 595-1405

     Anesta is a leader in the development of new pharmaceutical products using its proprietary oral transmucosal system (OTS(TM)) for drug delivery. Anesta was incorporated in 1985 under the laws of Utah to commercialize specific licensed technologies from the University of Utah, and reincorporated in 1993 under the laws of Delaware. Anesta's lead product is Actiq(R) (oral transmucosal fentanyl citrate), which was approved by the U.S. Food and Drug Administration, or FDA, for marketing in November 1998 and launched in the U.S. in March 1999. Actiq is indicated only for the management of breakthrough cancer pain in patients with malignancies who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain.

THE MERGER (PAGE 17)

     Under the merger agreement, a wholly-owned subsidiary of Cephalon will merge with and into Anesta. After this merger, Anesta will be a wholly-owned subsidiary of Cephalon and Anesta stockholders will become Cephalon stockholders. Stockholders of Anesta will receive common stock of Cephalon in the merger in exchange for their Anesta common stock.

MERGER CONSIDERATION; FIXED EXCHANGE RATIO (PAGE 35)

     In the merger, you will receive 0.4765 of a share of Cephalon common stock in exchange for each share of Anesta common stock you own. The actual number of shares you will receive in the merger will be 0.4765 multiplied by the number of shares of Anesta common stock that you own at the effective time of the merger, except that you will receive cash for any fractional share. For example, if you own 100 shares of

Anesta common stock, you will receive 47 shares of Cephalon common stock, and a check for the market value of the 0.65 fractional share.

     This exchange ratio is fixed. Regardless of fluctuations in the market prices of Cephalon's or Anesta's common stock, the exchange ratio will not change between now and the date that the merger is completed.

REASONS FOR THE MERGER (PAGE 20)

     Cephalon (Page 20). The Cephalon board of directors approved the merger based on a number of factors, including the following:

     - the belief that through the acquisition of Anesta's Actiq marketing rights, Cephalon will shorten its path to profitability;

     - the enhanced product development opportunities for Cephalon through the addition of Anesta's OTS system for drug delivery; and

     - the potential to realize synergies in research and development, technology and commercialization and through the elimination of redundancies.

     Anesta (Page 20). The Anesta board of directors believes that the merger could result in a number of benefits to Anesta and its stockholders, including, among other benefits, the following:

     - the creation of a combined company with greater resources, a more diversified product portfolio and greater management, sales, services and marketing capabilities;

     - the potential to expand the market presence of Actiq and leverage the marketing of the combined companies products to some of the same patient profiles;

     - the belief that the combined company would have better access to capital; and

     - the advantages of combining Anesta's manufacturing capabilities with Cephalon's products.

RECOMMENDATION TO ANESTA STOCKHOLDERS

     The Anesta board of directors believes that the merger is advisable and unanimously recommends that you vote "FOR" approval of the merger agreement.

OPINION OF ANESTA'S FINANCIAL ADVISOR (PAGE 22)

     In deciding to approve the merger, one of the factors that the Anesta board of directors considered was the opinion of its financial advisor, U.S. Bancorp Piper Jaffray, Inc., that, as of July 14, 2000 and subject to the considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Anesta common stock. U.S. Bancorp Piper Jaffray's opinion was provided for the information and assistance of the Anesta board of directors in connection with its consideration of the transaction contemplated by the merger agreement and does not constitute a recommendation as to how any holder of Anesta common stock should vote with respect to the merger agreement. The full text of the U.S. Bancorp Piper Jaffray opinion (which sets forth assumptions made, matters considered and limitations on the review undertaken by U.S. Bancorp Piper Jaffray in connection with the opinion) is attached as Annex B to this proxy statement/prospectus. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY.

INTERESTS OF ANESTA OFFICERS AND DIRECTORS IN THE MERGER (PAGE 29)

     When considering the recommendation by the Anesta board of directors, you should be aware that a number of Anesta's officers and directors have interests in the merger that are different from other Anesta stockholders. The Anesta board of directors took into account these interests prior to making its decision to approve the merger agreement.

THE SPECIAL MEETING OF ANESTA STOCKHOLDERS (PAGE 15)

     Time, Date and Place. The special meeting of the stockholders of Anesta
will be held on [October   ], 2000, at the [principal executive offices of
Anesta] located at [4745 Wiley Post Way, Salt Lake City, Utah 84116], at 10:00 a.m. local time, to consider and vote on the proposal to approve the merger agreement.

     Record Date and Voting Power for Anesta. You are entitled to vote at the special meeting if you owned shares of Anesta common stock at the close of
business on [            ], 2000, which is the record date for the special
meeting. You will have one vote at the special meeting for each share of Anesta common stock you owned at the close of business on the record date. There are
[          ] shares of Anesta common stock entitled to be voted at the special meeting.

     Anesta Required Vote. The approval of the merger agreement requires the affirmative vote of a majority of the shares of Anesta common stock outstanding at the close of business on the record date.

     Share Ownership of Management. At the close of business on the record date,
the directors and executive officers of Anesta own approximately [     ]% of the
shares entitled to vote at the special meeting.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 12)

     Cephalon and Anesta common stock are both listed on the Nasdaq National Market under the symbols "CEPH" and "NSTA," respectively. On July 14, 2000, the last full trading day prior to the public announcement of the proposed merger, Cephalon common stock closed at $66.00 per share and Anesta common stock closed at $22.125 per share. On August 3, 2000, Cephalon common stock closed at $39.25 per share and Anesta common stock closed at $19.625 per share.

     The stock prices of both Cephalon and Anesta can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of Cephalon or Anesta common stock prior to the effective time of the merger or at any other time.

TAX MATTERS (PAGE 31)

     We expect that, for U.S. federal tax purposes, your exchange of Anesta common shares for Cephalon common shares in the merger generally will not cause you to recognize any gain or loss. You will, however, recognize gain or loss in connection with any cash received for any fractional share. Your tax basis in the total number of shares of Cephalon common stock that you receive in the merger will equal your current tax basis in the total number of shares of Anesta common stock that you own (reduced by the basis allocable to any fractional share interest for which you receive cash).

     TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ANTICIPATED ACCOUNTING TREATMENT (PAGE 33)

     The merger is expected to be accounted for as a "pooling of interests" transaction for financial accounting purposes. This means that Cephalon will restate its financial statements for prior periods at the effective time of the merger to include the assets, liabilities, stockholders' equity and results of operation of Anesta as if Cephalon and Anesta had been combined for accounting and financial reporting purposes since the beginning of the periods presented.

CONDITIONS TO THE MERGER (PAGE 39)

     The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

     - approval of the merger agreement and the related transactions by the Anesta stockholders;

     - expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     - absence of any court order, law or governmental action prohibiting the merger;

     - listing on the Nasdaq National Market of the Cephalon stock to be issued to Anesta stockholders in the merger;

     - receipt of an opinion of counsel to Anesta that the merger will qualify as a tax-free reorganization;

     - receipt of letters from the independent public accountants of Cephalon and Anesta, dated as of the closing date, that the independent public accountants concur with the opinion of management that the merger will qualify for pooling of interests accounting treatment;

     - accuracy of representations and warranties of each party except for inaccuracies that would not have a material adverse effect; and

     - no change or event occurs that has a material adverse effect on the other party.

TERMINATION OF THE MERGER AGREEMENT (PAGE 40)

     The boards of directors of Cephalon and Anesta can mutually consent to terminate the merger agreement at any time prior to consummation of the merger. The merger agreement can also be terminated by either company under the following circumstances, among others:

     - the merger is not consummated by December 31, 2000;

     - approval of Anesta's stockholders is not obtained;

     - a governmental authority permanently prohibits the merger;

     - the other party breaches any of its representations or warranties under the merger agreement and this breach would result in a material adverse effect; and

     - the other party breaches in any material respect any of its obligations under the merger agreement.

     Cephalon may terminate the merger agreement if:

     - the Anesta board of directors does not recommend the merger to Anesta stockholders or withdraws or modifies its approval or recommendation of the merger agreement in any material manner; and

     - the Anesta board of directors recommends to Anesta stockholders any acquisition proposal (as defined in the merger agreement) other than by Cephalon.

     Anesta may terminate the merger agreement if it determines in good faith that an acquisition proposal is a superior proposal and Anesta has complied with its obligations under the merger agreement regarding no solicitation.

TERMINATION FEE (PAGE 40)

     The merger agreement requires Anesta to pay Cephalon a termination fee equal to $15 million plus up to $1 million in documented out-of-pocket expenses if the merger agreement is terminated under certain circumstances. The merger agreement requires Cephalon to pay Anesta up to $1 million in documented out-of-pocket expenses if the merger agreement is terminated under certain circumstances.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (PAGE 37)

     Anesta has agreed not to consider a business combination or other similar transaction with another party while the merger is pending unless the other party has made an unsolicited proposal to the Anesta board of directors for a superior transaction. If an unsolicited proposal is made, Anesta has agreed to negotiate in good faith with Cephalon for five business days to make such changes to the terms and conditions of the merger agreement as would enable Anesta to proceed with the transaction as contemplated.

NO APPRAISAL RIGHTS

     Under Delaware law, Anesta stockholders will not be entitled to appraisal rights in connection with the merger.

REGULATORY APPROVALS (PAGE 33)

     U.S. antitrust laws prohibit us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and a required waiting period has expired. Cephalon and Anesta have each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission. Even if the required waiting periods expire, the Antitrust Division and Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after we complete the merger. Consent may also be required under applicable foreign antitrust law or regulation.

     We cannot predict whether we will obtain all required approvals for the merger, or whether any approvals will include conditions that would be detrimental to Cephalon or Anesta.

                      SELECTED CONSOLIDATED FINANCIAL DATA

CEPHALON SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data have been derived from the consolidated financial statements of Cephalon, Inc. as of and for each of the five years in the period ended December 31, 1999 which have been audited by Arthur Andersen LLP, independent public accountants. The information as of and for the three months ended March 31, 2000 and 1999, has been derived from the unaudited consolidated financial statements of Cephalon, Inc. This data should be read in conjunction with Cephalon's consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operation" that are contained in reports filed with the Securities and Exchange Commission and incorporated by reference into this document.

              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                         THREE MONTHS
                                                        ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                                                      -------------------   ----------------------------------------------------
                                                        2000       1999       1999       1998       1997       1996       1995
                                                      --------   --------   --------   --------   --------   --------   --------
                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales -- Provigil.........................  $ 13,463   $  1,730   $ 25,370   $    728   $     --   $     --   $     --
  Other revenues....................................     4,833      2,500     19,549     14,927     23,140     21,366     46,999
                                                      --------   --------   --------   --------   --------   --------   --------
                                                        18,296      4,230     44,919     15,655     23,140     21,366     46,999
                                                      --------   --------   --------   --------   --------   --------   --------
Costs and Expenses:
  Cost of product sales -- Provigil.................     1,792        188      3,250         --         --         --         --
  Research and development..........................    12,902      9,972     46,420     43,649     51,587     62,096     73,994
  Selling, general and administrative...............    14,983     13,614     50,992     30,947     36,744     28,605     15,762
                                                      --------   --------   --------   --------   --------   --------   --------
                                                        29,677     23,774    100,662     74,596     88,331     90,701     89,756
                                                      --------   --------   --------   --------   --------   --------   --------
Interest (expense) income, net......................     1,810       (397)    (3,014)     3,534      4,772      6,205      9,754
Gain on sale of assets..............................        --         --         --         --         --      9,845         --
                                                      --------   --------   --------   --------   --------   --------   --------
Loss before extraordinary charge....................    (9,571)   (19,941)   (58,757)   (55,407)   (60,419)   (53,285)   (33,003)
Extraordinary charge for early extinguishment of
  debt..............................................        --         --    (11,187)        --         --         --         --
                                                      --------   --------   --------   --------   --------   --------   --------
Loss................................................    (9,571)   (19,941)   (69,944)   (55,407)   (60,419)   (53,285)   (33,003)
Dividends on preferred stock........................    (2,266)        --     (3,398)        --         --         --         --
                                                      --------   --------   --------   --------   --------   --------   --------
Loss applicable to common shares....................  $(11,837)  $(19,941)  $(73,342)  $(55,407)  $(60,419)  $(53,285)  $(33,003)
                                                      ========   ========   ========   ========   ========   ========   ========
Basic and diluted loss per common share:
  Loss before extraordinary charge..................  $   (.36)  $   (.69)  $  (2.10)  $  (1.95)  $  (2.36)  $  (2.19)  $  (1.63)
  Extraordinary charge..............................        --         --       (.38)        --         --         --         --
                                                      --------   --------   --------   --------   --------   --------   --------
                                                      $   (.36)  $   (.69)  $  (2.48)  $  (1.95)  $  (2.36)  $  (2.19)  $  (1.63)
                                                      ========   ========   ========   ========   ========   ========   ========
Weighted average number of shares outstanding.......    32,780     28,819     29,584     28,413     25,638     24,319     20,262

                                                                               YEAR ENDED DECEMBER 31,
                                                  MARCH 31,   ---------------------------------------------------------
                                                    2000        1999        1998        1997        1996        1995
                                                  ---------   ---------   ---------   ---------   ---------   ---------
BALANCE SHEET DATA:
Cash, cash equivalents and investments..........  $155,102    $ 201,562   $  67,346   $ 119,471   $ 146,848   $ 178,067
Total assets....................................   196,399      234,053      94,673     151,208     177,891     221,330
Long-term debt..................................    13,519       14,034      15,096      27,587      16,974      21,668
Accumulated deficit.............................  (358,972)    (347,135)   (273,793)   (218,386)   (157,967)   (104,682)
Stockholders' equity............................   158,453      158,357      57,602     100,338     137,326     180,205

ANESTA SELECTED FINANCIAL DATA

    The following selected financial data have been derived from the financial statements of Anesta as of and for each of the five years in the period ended December 31, 1999 which have been audited by PricewaterhouseCoopers LLP, independent public accountants. The information as of and for the three months ended March 31, 2000 and 1999, has been derived from the unaudited financial statements of Anesta. This data should be read in conjunction with Anesta's financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operation" that are contained in reports filed with the Securities and Exchange Commission and incorporated by reference into this document.

                                                         THREE MONTHS
                                                        ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                                                      -------------------   ----------------------------------------------------
                                                        2000       1999       1999       1998       1997       1996       1995
                                                      --------   --------   --------   --------   --------   --------   --------
                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales.....................................  $    908   $     33   $  2,232   $    193   $    184   $     92   $     61
  Royalty revenues..................................        26          1         62          6          5          3        102
  Contract research/license agreements..............       396        171      4,221        476         --      1,503      1,514
                                                      --------   --------   --------   --------   --------   --------   --------
        Total Revenue...............................     1,330        205      6,515        675        189      1,598      1,677
Operating costs and expenses:
  Cost of goods sold................................       248         10        671         54         52         27         19
  Royalties.........................................        28          1         34          3          3          3          3
  Research and development..........................     2,745      2,207      9,840      8,627      7,889      8,304      5,228
  Depreciation and amortization.....................        83         73        310        296        269        237        158
  Marketing, general and administrative.............     1,972      1,794      9,020      8,586      6,368      3,537      2,219
                                                      --------   --------   --------   --------   --------   --------   --------
Loss from operations................................    (3,746)    (3,880)   (13,360)   (16,891)   (14,392)   (10,510)    (5,950)
Non operating income, net...........................       954        996      3,892      1,190      1,845      1,820      1,250
Provision for income taxes..........................       (26)        (6)       (20)       (16)        (2)        --         --
                                                      --------   --------   --------   --------   --------   --------   --------
Loss before cumulative effect of change in
  accounting........................................    (2,818)    (2,890)    (9,488)   (15,717)   (12,549)    (8,690)    (4,700)
Cumulative effect of change in accounting...........        --         --         --         --         --         --     (1,041)
                                                      --------   --------   --------   --------   --------   --------   --------
Net loss............................................  $ (2,818)  $ (2,890)  $ (9,488)  $(15,717)  $(12,549)  $ (8,690)  $ (5,741)
                                                      ========   ========   ========   ========   ========   ========   ========
Basic and diluted loss per common share:
  Loss before cumulative effect of change in
    accounting......................................  $  (0.21)  $  (0.22)  $  (0.72)  $  (1.59)  $  (1.32)  $  (1.02)  $  (0.65)
  Cumulative effect of change in accounting.........        --         --         --         --         --         --      (0.15)
                                                      --------   --------   --------   --------   --------   --------   --------
Net loss per common share...........................  $  (0.21)  $  (0.22)  $  (0.72)  $  (1.59)  $  (1.32)  $  (1.02)  $  (0.80)
                                                      ========   ========   ========   ========   ========   ========   ========
Weighted average shares outstanding.................    13,350     13,122     13,227      9,898      9,500      8,499      7,177

                                                                               YEAR ENDED DECEMBER 31,
                                                  MARCH 31,   ---------------------------------------------------------
                                                    2000        1999        1998        1997        1996        1995
                                                  ---------   ---------   ---------   ---------   ---------   ---------
BALANCE SHEET DATA:
Cash, cash equivalents, certificate of deposit
  and marketable debt securities................  $ 65,054    $  72,818   $  82,335   $  29,676   $  41,359   $  21,844
Total assets....................................    75,815       78,209      85,129      32,712      43,959      24,242
Long-term obligations, including current
  portion.......................................     2,000        2,000       1,750       2,000       1,350       1,516
Accumulated deficit.............................   (60,985)     (58,167)    (48,679)    (32,962)    (20,413)    (11,723)
Stockholders' equity............................    70,346       72,426      80,019      29,198      41,115      21,677

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth certain summary pro forma combined financial data for Cephalon and Anesta. The pro forma amounts included in the table below assume the consummation of the merger and are based on the "pooling of interests" method of accounting. The following table should be read in conjunction with the historical financial statements of Cephalon and Anesta and the pro forma financial data included herein under the caption "Pro Forma Combined Financial Information."

     The pro forma amounts below are presented for informational purposes only and are not necessarily indicative of the results of operations of the combined company that would have actually occurred had the merger been consummated as of January 1, 1997 or of the financial condition of the combined company had the merger been consummated as of December 31, 1999 or March 31, 2000 or of the future results of operations or financial condition of the combined company. The pro forma information does not reflect any synergies anticipated as a result of the merger, in particular the elimination of costs associated with Anesta's status as a public company and other administrative savings. We cannot be sure that such synergies will be realized.

     Cephalon and Anesta estimate that they will incur direct transaction costs of approximately $9.0 million associated with the merger, which will be charged to operations in the quarter in which the merger is consummated. Merger and integration expenses are not reflected in these unaudited pro forma combined consolidated financial statements.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                                  (UNAUDITED)
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                      THREE MONTHS ENDED                     YEAR ENDED
                                     ---------------------   ------------------------------------------
                                     MARCH 31,   MARCH 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                       2000        1999          1999           1998           1997
                                     ---------   ---------   ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales....................  $ 14,371    $  1,763      $ 27,602       $    921       $    184
  License and contract.............     5,255       2,672        23,832         15,409         23,145
                                     --------    --------      --------       --------       --------
                                       19,626       4,435        51,434         16,330         23,329
                                     --------    --------      --------       --------       --------
Operating expenses:
  Cost of product sales............     2,040         198         3,921             54             52
  Research and development.........    15,725      12,224        56,483         52,462         59,651
  Selling, general and
     administrative................    16,988      15,437        60,133         39,647         43,209
                                     --------    --------      --------       --------       --------
                                       34,753      27,859       120,537         92,162        102,912
                                     --------    --------      --------       --------       --------
  Loss from operations.............   (15,127)    (23,424)      (69,103)       (75,832)       (79,583)
Other income (expense).............     2,764         599           878          4,725          6,617
                                     --------    --------      --------       --------       --------
  Loss before provision for income
     taxes.........................   (12,363)    (22,825)      (68,225)       (71,107)       (72,966)
Provision for income taxes.........       (26)         (6)          (20)           (17)            (2)
                                     --------    --------      --------       --------       --------
Loss before extraordinary charge...   (12,389)    (22,831)      (68,245)       (71,124)       (72,968)
                                     --------    --------      --------       --------       --------
Extraordinary charge for early
  extinguishment of debt...........        --          --       (11,187)            --             --
                                     --------    --------      --------       --------       --------
  Net loss.........................   (12,389)    (22,831)      (79,432)       (71,124)       (72,968)
                                     --------    --------      --------       --------       --------
Dividends on preferred stock.......    (2,266)         --        (3,398)            --             --
                                     --------    --------      --------       --------       --------
  Net loss applicable to common
     shares........................  $(14,655)   $(22,831)     $(82,830)      $(71,124)      $(72,968)
                                     ========    ========      ========       ========       ========
Basic and diluted loss per common
  share:
  Loss per common share before
     extraordinary charge..........  $  (0.37)   $  (0.65)     $  (2.00)      $  (2.15)      $  (2.42)
  Extraordinary charge.............        --          --         (0.31)            --             --
                                     --------    --------      --------       --------       --------
                                     $  (0.37)   $  (0.65)     $  (2.31)      $  (2.15)      $  (2.42)
                                     ========    ========      ========       ========       ========
Weighted average number of shares
  outstanding......................    39,141      35,072        35,887         33,129         30,165
                                     ========    ========      ========       ========       ========

                                                              MARCH 31,    DECEMBER 31,
                                                                 2000          1999
                                                              ----------   ------------
BALANCE SHEET DATA:
Cash, cash equivalents and investments......................  $  218,116    $ 272,340
Total assets................................................     272,214      312,262
Long-term debt..............................................      15,186       15,701
Accumulated deficit.........................................    (428,957)    (414,302)
Stockholders' equity........................................     272,214      221,783

                  SUMMARY UNAUDITED COMPARATIVE PER SHARE DATA

     The following table sets forth per share data of:

     - Cephalon on a historical basis;

     - Anesta on a historical basis;

     - Cephalon and Anesta combined on a pro forma basis; and

     - Cephalon and Anesta combined on a pro forma basis stated on an equivalent Anesta basis.

     This table should be read in conjunction with the historical financial statements and notes thereto for Cephalon and Anesta incorporated by reference into this document and the Unaudited Pro Forma Combined Financial Information beginning on page 44. The pro forma combined per share information is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the companies been combined for all periods presented, nor do they represent a forecast of the combined financial position or results of operations for any future period. Pro forma combined and equivalent pro forma per share data reflect the combined results of Cephalon and Anesta presented as though they were one company for all periods shown.

     The Anesta equivalent per share pro forma information shows the effect of the merger from the perspective of an owner of Anesta common stock.

                                                     THREE MONTHS
                                                         ENDED                YEAR ENDED
                                                       MARCH 31,             DECEMBER 31,
                                                    ---------------   --------------------------
                                                     2000     1999     1999     1998       1997
                                                    ------   ------   ------   ------     ------
INCOME (LOSS) PER SHARE FROM CONTINUING
  OPERATIONS:
Cephalon historical basis.........................  $(0.36)  $(0.69)  $(2.48)  $(1.95)    $(2.36)
Anesta historical basis...........................   (0.21)   (0.22)   (0.72)   (1.59)     (1.32)
Cephalon and Anesta combined on a pro forma
  basis...........................................   (0.37)   (0.65)   (2.31)   (2.15)     (2.42)
Cephalon and Anesta combined on a pro forma basis
  per Anesta equivalent common share..............   (0.18)   (0.31)   (1.10)   (1.02)     (1.15)

                                                                AS OF        AS OF
                                                              MARCH 31,   DECEMBER 31,
                                                                2000          1999
                                                              ---------   ------------
BOOK VALUE PER SHARE:
Cephalon historical basis...................................    $4.67        $4.86
Anesta historical basis.....................................     5.26         5.44
Cephalon and Anesta combined on a pro forma basis...........     5.45         5.70
Cephalon and Anesta combined on a pro forma basis per Anesta
  equivalent common share...................................     2.60         2.72

                                  RISK FACTORS

     You should consider the following matters in conjunction with the other information included or incorporated by reference in this document in deciding whether to vote in favor of the merger proposal. Additionally, you should consider factors relating to Cephalon and the operation of its business generally that are included in Cephalon's filings with the Securities and Exchange Commission and have been incorporated by reference into this document, including the risk factors set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the annual report on Form 10-K of Cephalon for the year ended December 31, 1999 and in the quarterly reports on Form 10-Q filed subsequent to December 31, 1999.

  THE EXCHANGE RATIO FOR CEPHALON COMMON STOCK TO BE RECEIVED IN THE MERGER IS FIXED AND WILL NOT BE ADJUSTED IN THE EVENT OF ANY CHANGE IN STOCK PRICE.

     Upon completion of the merger, each share of Anesta common stock will be exchanged for 0.4765 shares of Cephalon common stock. This conversion number is fixed and will not be adjusted as a result of any change in the price of Cephalon common stock. Any change in the price of Cephalon common stock will affect the value of the consideration that Anesta stockholders receive in the merger. Because the merger will be completed only after all the conditions to the merger are satisfied or waived, there is no way to be sure that the price of Cephalon common stock on the date of the Anesta stockholder meeting will be the same as its price at the time the merger is completed. The price of Cephalon common stock can be volatile and the price at the time that the merger is completed may be lower than its price on the date of this document or the date of the Anesta stockholders meeting. On July 14, 2000, the date of the announcement of the merger, the closing price of Cephalon's common stock was $66.00 per share. On July 31, 2000, the date Cephalon announced that a clinical study of Provigil in adults with attention deficit hyperactivity disorder showed no benefit when compared with placebo therapy, the closing price of Cephalon's common stock was $40.31 per share. You are encouraged to obtain current market quotations for Cephalon common stock.

  "NO SOLICITATION" RESTRICTIONS IN THE MERGER AGREEMENT AND THE TERMINATION FEE MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE ANESTA.

     While the merger agreement is in effect, subject to specified exceptions, Anesta is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Cephalon. In addition, in the merger agreement, Anesta agreed to pay a termination fee to Cephalon in specified circumstances, including circumstances where a third party acquires or seeks to acquire Anesta. These provisions could discourage other companies from trying to acquire Anesta even though those other companies might be willing to offer greater value to Anesta stockholders than Cephalon has offered in the merger agreement. The payment of the termination fee could also have a material adverse effect on Anesta's financial condition.

  SHARES OF CEPHALON COMMON STOCK ARE SUBJECT TO DIFFERENT MARKET RISKS THAN SHARES OF ANESTA COMMON STOCK.

     Upon completion of the merger, holders of shares of common stock of Anesta will become holders of shares of common stock of Cephalon. The business, strategy, financial condition, results of operations and common stock of Cephalon differ in material respects from those of Anesta. Accordingly, holders of shares of common stock of Cephalon are subject to different market risks than holders of shares of Anesta common stock. For a description of and other information about the common stock of Cephalon and the differences between the common stock of Cephalon and the common stock of Anesta, see "Comparative Per Share Data" on page 12, "Market Price Data and Dividend Policies" on page 53, "Comparative Rights of Holders of Anesta Common Stock and Cephalon Common Stock" on page 54 and the registration statement of Cephalon on Form 8-A, as amended, that we have incorporated by reference and described under "Where You Can Find More Information" on page 58. For a description of the business, strategy, financial condition and results of operations of Cephalon, see "The
Companies -- Cephalon" on page 42 and the discussions in the reports on Forms 10-K, 10-Q and 8-K that we have incorporated by reference and described under "Where You Can Find More Information" on page 58.

  CEPHALON AND ANESTA MAY NOT REALIZE THE POTENTIAL BENEFITS OF THE MERGER.

     While we expect that the merger will allow both companies to expand their drug development and marketing activities and give rise to other synergies as described in "Cephalon's Reasons for the Merger" beginning on page 20 and "Anesta's Reasons for the Merger" on page 20, these benefits may not be realized. Cephalon and Anesta are developing, but have not yet finalized, plans for obtaining operating synergies after the merger. The implementation of these plans will present challenges involving the coordination of the operations, technologies and personnel of the two companies and may unduly divert the attention of management and cause unanticipated liabilities and costs. The geographically dispersed operations of the two companies may increase these challenges.

  DIRECTORS AND OFFICERS OF ANESTA HAVE CONFLICTS OF INTEREST THAT MAY HAVE INFLUENCED THEIR OPINIONS WITH RESPECT TO THE MERGER.

     You should be aware of potential conflicts of interest, and the benefits available to directors and officers of Anesta when considering the Anesta board's recommendation of the merger. The directors and officers of Anesta have interests in the merger that are in addition to, or different from, their interests as Anesta stockholders. The Anesta board was aware of these conflicts of interest when it approved the merger. These interests relate to:

     - Rights to accelerated stock option vesting and receipt of certain benefits under severance agreements; and

     - Rights to directors' and officers' insurance coverage and to indemnification with respect to acts and omissions in their capacities as directors and officers of Anesta.

See "Interests of Anesta's Officers and Directors in the Merger" on page 29.

                          FORWARD-LOOKING INFORMATION

     This document and the documents incorporated by reference contain forward-looking statements with respect to the merger and the financial condition, results of operations, plans, objectives, future performance and business of Cephalon and Anesta. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the "Risk Factors" section of this proxy statement/prospectus and the documents incorporated by reference. These and many other factors could affect future financial and operating results of Cephalon, Anesta or the combined company, and could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Cephalon, Anesta or the combined company.

     Anesta stockholders are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents.

     All subsequent written and oral forward-looking statements attributable to Cephalon or Anesta or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Cephalon or Anesta undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                   THE SPECIAL MEETING OF ANESTA STOCKHOLDERS

DATE, TIME AND PLACE

     The special meeting of Anesta stockholders will be held on [OCTOBER
          ], 2000, at the [PRINCIPAL EXECUTIVE OFFICES OF ANESTA] located at [4745 WILEY POST WAY, SALT LAKE CITY, UTAH 84116], commencing at [10:00 A.M.] local time. We are sending this proxy statement/prospectus to you in connection with the solicitation of proxies by the Anesta board of directors for use at the Anesta special meeting and any adjournments or postponements of the special meeting.

PURPOSE OF THE SPECIAL MEETING

     The purpose of the special meeting is to consider and vote upon a proposal to approve the merger agreement.

RECOMMENDATION OF THE ANESTA BOARD OF DIRECTORS

     The Anesta board of directors has concluded that the proposal to approve the merger agreement is advisable and in the best interests of Anesta and its stockholders and has unanimously approved the merger agreement. Accordingly, the Anesta board of directors unanimously recommends that all Anesta stockholders vote "for" the approval of the merger agreement.

RECORD DATE AND VOTING POWER

     Only holders of record of Anesta common stock at the close of business on
[            ], 2000, are entitled to notice of, and to vote at, the special
meeting. There were approximately [          ] holders of record of Anesta
common stock at the close of business on the record date, with [          ]
shares of Anesta common stock issued and outstanding. Each share of Anesta common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Management and Other Information--Beneficial Ownership of Anesta Shares" for information regarding persons known to the management of Anesta to be the beneficial owners of more than 5% of the outstanding shares of Anesta common stock.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. However, if the
special meeting is adjourned to a date after [            ], 2000, a new record
date will be set by the board of directors of Anesta and a new notice of the special meeting will be sent to persons who hold shares of Anesta's common stock as of the new record date.

     If a holder of Anesta common stock executes and returns a proxy and does not specify otherwise, the shares represented by the proxy will be voted "for" approval of the merger agreement in accordance with the recommendation of the Anesta board of directors. An Anesta stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the special meeting by:
(a) executing and returning to Anesta's Secretary a proxy bearing a later date, or (b) filing or transmitting to Anesta's Secretary another instrument or transmission revoking the proxy. Attendance at the special meeting will not, by itself, constitute a revocation of the proxy. In order to change his or her vote, an Anesta stockholder may either submit a duly executed proxy bearing a later date or attend the meeting and vote in person after revoking any proxy that was previously submitted. If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

QUORUM; REQUIRED VOTE

     The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of Anesta common stock outstanding as of the close of business on the record date is necessary to constitute a quorum at the meeting. For this purpose, abstentions and broker non-votes will count toward establishment of a quorum.

     The affirmative vote of the holders of a majority of the shares of Anesta common stock outstanding as of the record date is required to approve the merger agreement. In determining whether the proposal to approve the merger agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers, employees and agents of Anesta may solicit proxies from Anesta stockholders by personal interview, telephone, telegram or otherwise. Anesta will bear the costs of the solicitation of proxies from its stockholders, except that Cephalon and Anesta will each pay one-half of the cost of printing this proxy statement/prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Anesta common stock for the forwarding of solicitation materials to the beneficial owners of Anesta common stock. Anesta will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with forwarding solicitation materials. [Anesta has engaged the services of
[          ] to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Anesta
stockholders for a fee of approximately $[          ] plus reasonable
out-of-pocket expenses.]

NO APPRAISAL RIGHTS

     Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the stockholder's shares in lieu of the consideration the stockholder would otherwise receive in the transaction.

     Delaware law provides, however, that appraisal rights are not available with respect to a merger by a corporation (such as Anesta) whose shares are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. if stockholders of such corporation receive only shares of the surviving corporation or shares of any other corporation (such as Cephalon) which are designated as a national market system security, plus cash in lieu of fractional shares. In addition, Delaware law provides that appraisal rights are not available to stockholders of a corporation surviving a merger (such as Cephalon) if, among other conditions, no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger. As a result, neither the Cephalon stockholders nor the Anesta stockholders have appraisal rights in connection with the merger.

OTHER MATTERS

     We currently are not aware of any other business to be acted upon at either special meeting. If, however, other matters are properly brought before either special meeting, or any adjourned or postponed special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the special meeting.

     Adjournments or postponements of the special meetings may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting unless a new record date is set.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     At the effective time, C Merger Sub will be merged with and into Anesta. Anesta will be the surviving corporation and will continue to exist under Delaware law as a wholly-owned subsidiary of Cephalon. In the merger, Anesta common stock outstanding at the effective time will automatically be converted into Cephalon common stock in the ratio of 0.4765 of a share of Cephalon common stock for each Anesta share, with cash paid for any fractional share.

     Based on the number of shares of Cephalon common stock and Anesta common
stock outstanding as of the record date, [          ] shares of Cephalon common
stock will be issuable pursuant to the merger agreement, representing
approximately [          ]% of the total Cephalon common stock to be outstanding
after such issuance. This assumes that no Anesta or Cephalon stock options are exercised between the record date and the effective time.

BACKGROUND

     The terms and conditions of the merger agreement and the merger are the result of arm's length negotiations between representatives of Cephalon and representatives of Anesta. Set forth below is a summary of the background of these negotiations.

     During 1999 and into early 2000, the management of Anesta conducted an extensive review of strategies to expand its operations through a variety of possible transactions or agreements, including product or technology acquisitions. In the course of this review, Anesta was approached by a number of outside sources, including investment banking institutions and independent individuals that suggested a variety of possible transactions. During this period, Anesta conducted preliminary discussions with a potential merger candidate which did not result in any proposals by either party.

     On December 17, 1999, Anesta conducted a regularly scheduled board meeting in Salt Lake City, Utah. The board directed the senior management of Anesta to develop and present to Abbott Laboratories comprehensive proposals for Abbott to increase the U.S. sales and marketing resources for Actiq. Anesta's management initiated these discussions with Abbott in January 2000. In the course of the negotiations with Abbott, Anesta's management expressed its desire to reacquire the U.S. sales and marketing rights for Actiq.

     On March 13, 2000, Anesta publicly announced this reacquisition to become effective April 2, 2000. As a result of this announcement, a number of companies initiated contact and held discussions with Anesta regarding the possibility of co-promoting or co-marketing Actiq. In conjunction with the Abbott transaction, Anesta evaluated a variety of strategies for marketing and selling Actiq, including building an internal sales organization, using a third party contract sales organization to build a sales organization, co-marketing or co-promoting Actiq with another company with an existing sales force with expertise in oncology and/or pain management, and combinations of these strategies.

     On April 12, 2000, the management of Anesta completed a comprehensive OTFC (Actiq) Partnering Status Report, including an identification of possible U.S. partners for Actiq based upon discussions between the management of Anesta and certain companies combined with internal analyses of companies with an oncology and/or a pain management sales focus. This report was prepared as part of a broader presentation which was made at the April 19 board of directors meeting, which included management's evaluation of different scenarios for Anesta to rapidly build an Actiq field sales force and increase market penetration of Actiq following the Anesta reacquisition from Abbott of U.S. sales and marketing rights for Actiq.

     On April 13, 2000, Frank Baldino, Jr., Ph.D., the Chairman and CEO of Cephalon and Thomas King, the President and CEO of Anesta, met for the first time in New York City to discuss the possibility of co-promoting or co-marketing Actiq. Because the two companies had not had any previous relationship or discussions, Mr. King and Dr. Baldino only discussed publicly available information and general background on the respective companies. No specific discussions were conducted at this meeting and no plan was established for further communication between the companies.

     On April 19, 2000, Anesta held a regularly scheduled board meeting in Salt Lake City, Utah. Mr. King updated the board on various discussions regarding the possibility of co-promoting or co-marketing Actiq that had taken place and level of interest in continuing any discussions. Ten companies, including Cephalon, were identified as having had varying degrees of contact with Anesta. Anesta's board directed the senior management team to continue their discussions with these (and other) companies which had expressed an interest in Actiq.

     Following the April 19, 2000 board meeting, Anesta continued to have discussions with various companies. The discussions primarily related to a possible U.S. co-promotion or co-marketing arrangement for Actiq. Also, effective in mid-April, Anesta signed a one-year agreement with a contract sales organization to build and maintain a U.S. field sales organization to sell Actiq directly to oncologists and cancer pain management specialists.

     In early May 2000, representatives of U.S. Bancorp Piper Jaffray informed Anesta that they had been told that Cephalon was interested in a possible relationship with Anesta. On May 12, 2000 both companies executed a standard, mutual confidentiality agreement, although no non-public information was exchanged at that time.

     On May 15, 2000, Mr. King received a follow-up letter from J. Kevin Buchi, Senior Vice President and Chief Financial Officer of Cephalon, outlining Cephalon's interest in further exploring a possible relationship with Anesta.

     On May 20, 2000, Mr. King responded in writing to Mr. Buchi's letter and the companies' respective management teams initiated arrangements for a meeting at Anesta's offices in Salt Lake City, Utah in late May.

     On May 31, 2000, certain members of management of Cephalon and Anesta met at Anesta's offices in Salt Lake City, Utah. The meeting was attended on behalf of Anesta by William Moeller, the Chairman of Anesta's board of directors, Mr. King, Roger Evans, Anesta's Vice President, Finance and Administration and Jeff Williams, Anesta's Vice President, Office of Development and on behalf of Cephalon by Robert P. Roche, Jr., Cephalon's Senior Vice President of Sales and Marketing and Mr. Buchi. The meeting involved discussions concerning each company's current and pipeline products. Anesta also presented a description of the rights it had reacquired from Abbott and the manufacturing status for producing Actiq in the U.S.

     On June 5, 2000, Cephalon and Anesta executed another non-disclosure agreement which contemplated a possible negotiated merger between the companies, including a standstill agreement which prohibited each company from purchasing the securities of the other company without permission of the target company's board.

     On June 5 and 6, 2000, Mr. King visited the Cephalon headquarters in West Chester, Pennsylvania for the first time. Mr. King met with various members of the Cephalon senior management team (including Dr. Baldino, Mr. Buchi, Mr. Roche, John E. Osborn, Senior Vice President and General Counsel, Dr. Earl W. Henry, Cephalon's Senior Vice President of Clinical Research and Regulatory Affairs, Dr. Jeffry Vaught, Cephalon's Senior Vice President and President, Research and Development, and Dr. Peter E. Grebow, Cephalon's Senior Vice President of Worldwide Business Development). Representatives of U.S. Bancorp Piper Jaffray and BancBoston Robertson Stephens were present during certain of the meetings. The members of the Cephalon senior management team presented status updates of the various programs and projects which were ongoing in their respective functional areas. During these meetings, Mr. King, Dr. Baldino and Mr. Buchi conducted their first discussions concerning the possibility of a merger between the two companies and the potential strategic value of a combined company.

     On June 7, 2000, Mr. King informed the Anesta board of Cephalon's interest in a potential merger during a telephonic board meeting called specifically for this purpose. The board discussed extensively the possible benefits and risks of a merger between the two companies. The Anesta board authorized senior management to continue discussions with Cephalon and to expand its due diligence review of Cephalon. A series of additional meetings were tentatively scheduled between Cephalon and Anesta for late June 2000.

     Beginning on June 7, 2000 and continuing through July 14, 2000, the companies exchanged various due diligence materials as part of the ongoing due diligence process.

     On June 20, 2000, representatives of Arthur Andersen LLP, Cephalon's independent accountants, visited representatives of PricewaterhouseCoopers LLP, Anesta's independent accountants, in PricewaterhouseCoopers' Salt Lake City, Utah offices to conduct accounting and financial due diligence.

     On June 21, 2000, Anesta conducted its regularly scheduled board meeting and annual stockholder meeting. Mr. King presented Anesta's board with a comprehensive update of the ongoing discussions and negotiations with Cephalon, along with a status report of ongoing discussions with other companies. A representative of U.S. Bancorp Piper Jaffray discussed with the board the financial aspects of two companies, including Cephalon, that were believed to have the most significant interest in a strategic transaction with Anesta at that time. The discussion included background and overview information on each company and potential valuation methodologies. Representatives of Cooley Godward LLP, counsel to Anesta, discussed with the board their fiduciary duties in connection with their evaluation and consideration of the proposals. Anesta's board authorized the Anesta management team to conduct exclusive negotiations and due diligence activities regarding a potential merger with Cephalon, subject to reaching a certain minimum exchange ratio for Anesta's outstanding common stock. Anesta's board also authorized management to execute an engagement letter with U.S. Bancorp Piper Jaffray.

     From June 21 through 23, 2000, members of the management teams of each company conducted additional due diligence and meetings at the Anesta offices in Salt Lake City, Utah. As a result of the exchange ratio being agreed upon by the two companies, an exclusive negotiating period agreement, which had a duration until July 21, 2000, was signed by the two companies at the close of the meetings on June 22, 2000.

     On June 26 and 27, 2000, Mr. King, Mr. Evans, Martha Arnold, Anesta's Senior Vice President, Carl Accettura, Anesta's Vice President of Manufacturing Operations, and Davis Templeton, Anesta's Vice President of Sales and Field Operations, visited the Cephalon headquarters and met with Mr. Buchi, Dr. Baldino, Dr. Grebow, Mr. Roche, Dr. Henry, Dr. Vaught, Robert J. Urban, Senior Director, Technical Operations and Jon R. Wallace, Cephalon's Vice President, Quality Assurance, to continue the due diligence process.

     On June 28, 2000, Morgan, Lewis & Bockius LLP, counsel to Cephalon, circulated the first draft of a merger agreement to Cephalon, Anesta and Anesta's representatives. Negotiations regarding the merger agreement between the companies and the related documents continued periodically until July 14, 2000.

     On June 30, 2000, Anesta signed an engagement letter with U. S. Bancorp Piper Jaffray to serve as the financial advisor to Anesta for the potential business combination.

     On July 5 and 6, 2000, Mr. King, Dennis Coleman, Ph.D., Anesta's Vice President of Research and Development, Paul Litka, M.D., Anesta's Vice President of Clinical Drug Development, Kim Rogers, Ph.D., Anesta's Director, Office of Development, and a representative of Kirton & McConkie, P.C. visited the Cephalon headquarters and met with Drs. Vaught and Henry and Messrs. Buchi, Osborn, Carl Savini, Cephalon's Senior Vice President of Human Resources, and Robert T. Hrubiec, JD, Ph.D., Cephalon's Director, Intellectual Property and Chief Patent Counsel in order to conduct additional due diligence with respect to the companies.

     On July 10, 2000, Messrs. King and Evans of Anesta, along with representatives of Cooley Godward and U.S. Bancorp Piper Jaffray, met with Messrs. Buchi and Osborn, along with representatives of Morgan, Lewis and BancBoston Robertson Stephens, in the Morgan, Lewis offices in Philadelphia, Pennsylvania to conduct additional negotiations regarding the terms of the merger agreement.

     On July 11, 2000, Mr. King met with Messrs. Buchi and Savini at Cephalon's offices in order to conduct additional due diligence activities.

     On July 14, 2000, the Anesta board of directors met in Denver, Colorado to discuss the proposed merger. At the meeting, representatives of U.S. Bancorp Piper Jaffray presented their financial analyses with respect to the proposed merger. At the conclusion of the financial review and their presentation, U.S. Bancorp Piper Jaffray provided the Anesta board of directors with its oral opinion (subsequently confirmed in writing) that as of that date and based upon certain assumptions and qualifications, the exchange ratio in the merger agreement was fair to the holders of Anesta common stock from a financial point of view. The Anesta board of directors and representatives of Cooley Godward discussed the terms of the merger agreement and related agreements, as well as the results of Anesta's due diligence efforts. After discussion, the Anesta board of directors unanimously approved the merger agreement and the transactions contemplated thereby and authorized the senior management of Anesta to finalize and execute the merger agreement.

     On July 14, 2000, upon completion of all negotiations and finalization of all agreements, the two companies executed and delivered the merger agreement and related agreements.

     On July 17, 2000, Cephalon and Anesta issued a joint press release announcing the transaction.

REASONS FOR THE MERGER

     The following discussion of the parties' reasons for the merger contains a number of forward-looking statements that reflect the current views of Cephalon and/or Anesta with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in "Forward Looking Information" and "Risk Factors."

  Cephalon's Reasons for the Merger.

     The Cephalon board of directors believes that the merger will accelerate Cephalon's revenue and earnings growth in the future and shorten its path to profitability by acquiring marketing rights to Actiq, a product for the treatment of breakthrough pain associated with cancer. The merger will also add Anesta's novel drug delivery platform to Cephalon's expertise in neuroscience and research programs in oncology and will present a significant opportunity for the development of new products in both oncology and neurology. Cephalon's technology platform is focused, in part, on creating innovative drug therapies to treat many forms of cancer. The merger will complement Cephalon's commercial integration in oncology and give it access to an important medical specialty not presently served by Cephalon's sales force. Cephalon also expects to realize synergies through technology transfers, a strengthened sales and marketing presence and the elimination of redundancies.

     The foregoing discussion of information and factors considered by the Cephalon board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Cephalon board of directors. In view of the wide variety of factors considered by the Cephalon board of directors, the Cephalon board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Cephalon board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Cephalon board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Cephalon board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, Cephalon and its stockholders and that Cephalon should proceed with the merger.

  Anesta's Reasons for the Merger.

     The Anesta board of directors unanimously approved the terms and provisions of the merger agreement and the transactions contemplated thereby, including the merger, at a special meeting held on July 14, 2000. In evaluating the merger, and arriving at its approval, the Anesta board of directors considered a number of factors, including the factors listed below.

     - The Anesta board of directors' belief that the merger would result in the creation of a combined company with significantly greater resources, a more diversified approved product and product development portfolio, and greater management, sales, service and marketing capabilities than those of Anesta alone, and would enable the combined company to compete more effectively with competitors having greater resources and broader product offerings than Anesta alone.

     - The Anesta board of directors' belief that the merger would provide Anesta with the potential to expand the market presence of Actiq through Cephalon's sales and marketing experience and resources and its determination that, on its own, Anesta's more limited resources would limit its ability to expand the sales force and the support functions committed to selling Actiq without being able to spread the cost across a broader product line. Additionally, the Cephalon development portfolio includes products which would be sold to the same customer group as Actiq is sold.

     - The Anesta board of directors' belief that the merger would provide increased access to capital needed for future growth and expanded product development.

     - The Anesta board of directors' belief that the combined company's greater financial resources and stability and market presence would allow it to enter into collaborative relationships with third parties more easily than Anesta could alone both for expanded relationships with the Anesta OTS technology platform and for possible additional compounds to be incorporated into the OTS technology platform.

     - The complementary nature of the product offerings of Anesta and Cephalon, which the Anesta board of directors believed would improve the combined company's competitive position by offering a more diversified product line than either company could offer alone, and potential future synergies to be created by combining Anesta's unique drug delivery technology and internal scientific/formulation expertise with drugs currently being developed by Cephalon.

     - The possibility of using Anesta's manufacturing capabilities to manufacture Cephalon's products.

     - The Anesta board of directors' view that the combined company's greater financial stability and improved long-term prospects would enable it to attract and retain talented employees more easily than Anesta could alone.

     - The Anesta board of directors' belief that cost and operating efficiencies could be achieved through the integration of operations of Anesta and Cephalon.

     - The intent that the transaction qualify as a tax-free reorganization so that no taxable gain or loss would be recognized by the Anesta stockholders on the exchange of their shares of Anesta common stock for Cephalon common stock.

     - Current market conditions, historical market prices and trading information with respect to the Cephalon common stock, including the increased liquidity provided through the greater trading volume of Cephalon common stock.

     - Other long-term alternatives for Anesta, including the possibility of raising additional capital through the sale of Anesta securities, pursuing other transaction structures or the potential of being acquired by another company.

     - The Anesta board of directors' belief, based on its assessment of the negotiations, that a higher exchange ratio or better terms could not be achieved through continued negotiations with Cephalon.

     - The Anesta board of directors' belief that the results of financial analyses performed by management and U.S. Bancorp Piper Jaffray were consistent with the consideration to be received by Anesta stockholders and the relative valuations of Cephalon and Anesta in the merger.

     - The opinion of U.S. Bancorp Piper Jaffray to the effect that, as of the date of such opinion and subject to the consideration set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Anesta common stock.

     This discussion of factors considered by the Anesta Board of Directors is not necessarily complete, but it is believed to include all material factors considered by the Anesta Board of Directors. In view of the complexity and variety of factors considered in connection with its evaluation of the merger, Anesta's Board of Directors did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of Anesta's board of directors may have given different weights to different factors.

     The Anesta board of directors also considered certain risks relating to the merger, including:

     - the risk that the benefits sought in the merger would not be fully achieved;

     - the risk that the merger would not be consummated;

     - the risk that the value of the Cephalon common stock will not appreciate or that it will decline;

     - the effect of the public announcement of the merger on Anesta's sales, operating results and ability to enter into arrangements with third parties; and

     - other risks described above under "Risk Factors" on page 13.

The Anesta board of directors believed that these risks were outweighed by the potential benefits to be gained by the merger.

OPINION OF ANESTA'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated June 30, 2000, Anesta retained U.S. Bancorp Piper Jaffray to act as its exclusive financial advisor and, if requested, to render to Anesta's board of directors an opinion as to the fairness, from a financial point of view, of the proposed exchange ratio in the merger.

     U.S. Bancorp Piper Jaffray delivered to the board of directors of Anesta on July 14, 2000, its oral opinion (subsequently confirmed in writing as of the same date) that, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the proposed exchange ratio was fair, from a financial point of view, to Anesta stockholders. The full text of the written opinion of U.S. Bancorp Piper Jaffray, which sets forth the assumptions made, matters considered and limitations on review undertaken in connection with the opinion, is attached to this proxy statement/ prospectus and is incorporated into this proxy statement/prospectus by this reference. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WE URGE THE STOCKHOLDERS OF ANESTA TO READ THE OPINION IN ITS ENTIRETY.

     While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors of Anesta, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by Anesta stockholders in the proposed merger, which was determined through negotiations between Cephalon and Anesta. U.S. Bancorp Piper Jaffray's written opinion, which was directed to Anesta's board of directors, addresses only the fairness, from a financial point of view, of the proposed exchange ratio in the merger as of the date of such opinion, does not address the value of a share of Cephalon common stock or Anesta common stock, and does not address Anesta's underlying business decision to participate in the merger. U.S. Bancorp Piper Jaffray's opinion does not constitute a recommendation to any Anesta stockholder as to how a stockholder should vote with respect to the merger.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed:

     - a draft of the merger agreement dated July 11, 2000;

     - publicly available financial, operating and business information related to Cephalon and Anesta;

     - publicly available market and securities data of Cephalon, Anesta and selected public companies;

     - equity research analyst reports relating to Cephalon and Anesta;

     - to the extent publicly available, financial information relating to selected business combinations; and

     - internal financial information of Anesta prepared for financial planning purposes and furnished by Anesta management.

     In addition, U.S. Bancorp Piper Jaffray held discussions with members of the respective senior managements of Cephalon and Anesta concerning the financial condition, current operating results and business outlook of Cephalon, Anesta and the combined company following the merger. U.S. Bancorp Piper Jaffray also undertook such additional reviews, analyses and inquiries as it deemed necessary and appropriate.

     In delivering its opinion to the board of directors of Anesta, U.S. Bancorp Piper Jaffray prepared and delivered to the board of directors written materials containing various analyses and other information material to the opinion. The following is a summary of the analyses contained in the materials. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

  Implied Value of Consideration.

     Giving effect to the proposed exchange ratio of 0.4765 and the closing price of Cephalon common stock on the Nasdaq National Market on July 12, 2000, of $74.75, U.S. Bancorp Piper Jaffray calculated an implied value of $35.62 for each share of Anesta common stock. Given the number of Anesta common shares outstanding as of May 10, 2000, and corresponding common share equivalents outstanding, U.S. Bancorp Piper Jaffray calculated the aggregate implied equity value of the stock consideration payable in the merger for Anesta common stock to be approximately $515.3 million.

     U.S. Bancorp Piper Jaffray also presented the implied equity values of Anesta common stock that would result from a $50.00 to $70.00 range of Cephalon common stock prices. U.S. Bancorp Piper Jaffray calculated that such closing prices would imply the following equity values:

                      IMPLIED AGGREGATE   IMPLIED PER SHARE
     CEPHALON         EQUITY VALUE FOR      EQUITY VALUE
CLOSING STOCK PRICE        ANESTA            FOR ANESTA
-------------------   -----------------   -----------------
        $50                $344.7              $23.83
        $55                $379.2              $26.21
        $60                $413.6              $28.59
        $65                $448.1              $30.97
        $70                $482.6              $33.36

     U.S. Bancorp Piper Jaffray also calculated that given the proposed exchange ratio in the merger holders of Anesta common stock and options would receive approximately 13.5% of the common stock and common stock equivalents in the combined entity.

  Anesta Market Analysis.

     U.S. Bancorp Piper Jaffray reviewed the closing prices of Anesta common stock on the Nasdaq National Market for the 52 week period ending July 12, 2000. U.S. Bancorp Piper Jaffray presented the closing price information contained in the following table:

Closing Price as of July 12, 2000...........................   $25.38
30 day average..............................................   $20.80
60 day average..............................................   $18.14
90 day average..............................................   $17.43
52-week high................................................   $26.75
52-week low.................................................   $ 8.06

  Selected Company Analysis.

     U.S. Bancorp Piper Jaffray compared financial information relating to Anesta to corresponding data from 10 publicly traded companies in the biotechnology industry that U.S. Bancorp Piper Jaffray believed had technologies and/or product development stages similar to that of Anesta. These companies were:

     - Algos Pharmaceutical Corp.;

     - Coulter Pharmaceutical Inc.;

     - Gliatech Inc.;

     - Guilford Pharmaceuticals Inc.;

     - Kos Pharmaceuticals Inc.;

     - MGI Pharma Inc.;

     - PathoGenesis Corp.;

     - Progenics Pharmaceuticals Inc.;

     - SangStat Medical Corp.; and

     - Texas Biotechnology Corp.

     This analysis produced an average and median market capitalization for the selected companies of $402.6 and $432.7 million.

  Premiums Paid Analysis.

     U.S. Bancorp Piper Jaffray reviewed the implied premiums paid in 18 selected business combination transactions announced since January 1, 1998. U.S. Bancorp Piper Jaffray selected these transactions by searching SEC filings, press releases, press reports, databases and other sources and by applying the following criteria:

     - Completed or pending transactions;

     - Change-in-control transactions; and

     - Biotechnology transactions ranging from $150 million to $1,000 million.

     The transactions reviewed were (listed as acquiror/target, and showing the date of announcement):

     - Guilford Pharmaceuticals, Inc/Gliatech, Inc (May 30, 2000)

     - Elan Corp PLC/The Liposome Company, Inc. (March 6, 2000)

     - King Pharmaceuticals, Inc./Medco Research, Inc. (December 1, 1999)

     - Baxter International, Inc./North American Vaccine, Inc. (November 18,
       1999)

     - Celltech Group PLC/Medeva PLC (November 14, 1999)

     - Millennium Pharmaceuticals, Inc./LeukoSite, Inc. (October 14, 1999)

     - MedImmune, Inc./U.S. Bioscience, Inc. (September 22, 1999)

     - Teva Pharmaceutical Industries Ltd./Copley Pharmaceutical, Inc. (August 10, 1999)

     - Biovail Corporation International/Fuisz Technologies, Ltd. (July 26,
       1999)

     - Pharmacia & Upjohn, Inc./SUGEN (June 15, 1999)

     - Celltech Group PLC/Chiroscience Group PLC (June 15, 1999)

     - Gilead Sciences, Inc./NeXstar Pharmaceuticals, Inc. (March 1, 1999)

     - Watson Pharmaceuticals, Inc./TheraTech Inc. (October 25, 1998)

     - ALZA Corporation/SEQUUS Pharmaceuticals, Inc. (October 5, 1998)

     - Nycomed Amersham PLC/Molecular Dynamics, Inc. (August 10, 1998)

     - Mylan Laboratories, Inc./Penederm Incorporated (June 24, 1998)

     - Elan Corporation PLC/Neurex Corporation (April 29, 1998)

     - Baxter International, Inc./Somatogen, Inc. (February 24, 1998)

     The table below shows a comparison of the implied premiums paid in the selected transactions to the implied premium that would be paid to Anesta stockholders based on the implied value payable in the merger. The premium calculations for Anesta stock are based upon an assumed announcement date of July 12, 2000.

                                                              COMPARATIVE
                                                                PREMIUM        CEPHALON/
                                                            ----------------    ANESTA
                                                            AVERAGE   MEDIAN    MERGER
                                                            -------   ------   ---------
1 day preceding announcement.............................    34.1%     33.2%     51.6%
1 week preceding announcement............................    43.2%     39.7%     50.8%
4 weeks preceding announcement...........................    58.0%     45.1%     97.9%

  Discounted Cash Flow Analysis.

     U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Anesta. In this analysis, U.S. Bancorp Piper Jaffray calculated the present value of the projected future cash flows of Anesta, using financial planning data prepared by Anesta management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Anesta based on the net present value of its implied annual cash flows and a terminal value for Anesta in 2004 calculated based upon a multiple of operating income. U.S. Bancorp Piper Jaffray applied a range of discount rates of 25% to 35% and a range of terminal value multiples of 25x to 30x forecasted 2004 operating income. This analysis yielded the following results:

     Implied Aggregate Equity Value of Anesta:

Low.........................................................   $196.2 million
Mid.........................................................   $243.7 million
High........................................................   $305.2 million

  Selected Transaction Analysis.

     U.S. Bancorp Piper Jaffray compared the ratio of equity value paid, adjusted for cash and debt (referred to as the "enterprise value"), to last twelve months ("LTM") revenue in 15 selected business combination transactions. U.S. Bancorp Piper Jaffray selected the transactions by searching SEC filings, press releases, press reports, databases and other sources and by applying the following criteria:

     - transactions that were announced or completed between January 1, 1998 and July 12, 2000;

     - transactions in which the acquiring company purchased at least 50% of the target with cash and/or stock;

     - target companies with similar SIC codes as Anesta; and

     - value of transactions ranging from $150 million to $1,000 million.

     The transactions selected were (listed as acquiror/target, and showing the date of announcement):

     - Elan Corp. PLC/Neurex Corp. (April 29, 1998)

     - Mylan Laboratories Inc./Penederm Inc. (June 24, 1998)

     - ALZA Corp./SEQUUS Pharmaceuticals Inc. (October 5, 1998)

     - Watson Pharmaceuticals Inc./TheraTech Inc. (October 25, 1998)

     - Tennenbaum & Co. LLC/Whittaker Corp. (December 19, 1998)

     - Gilead Sciences Inc./NeXstar Pharmaceuticals Inc. (March 1, 1999)

     - Pharmacia & Upjohn Inc./SUGEN Inc. (July 26, 1999

     - Biovail Corp International/Fuisz Technologies Ltd (July 26, 1999)

     - Teva Pharmaceutical Industries Limited/Copley Pharmaceutical Inc. (August 10, 1999)

     - MedImmune, Inc./US Bioscience Inc. (September 22, 1999)

     - Millennium Pharmaceuticals Inc./LeukoSite Inc. (October 14, 1999)

     - Baxter International Inc./North American Vaccine Inc. (November 18, 1999)

     - King Pharmaceuticals Inc./Medco Research Inc. (December 1, 1999)

     - Elan Corp. PLC/Liposome Co. Inc. (March 6, 2000)

     - Guilford Pharmaceuticals Inc./Gliatech Inc. (May 30, 2000)

     The average and median LTM revenue multiples for the selected transactions calculated by U.S. Bancorp Piper Jaffray were 22.3x and 7.7x, respectively with ranges of 179.1x as a high and 1.8x as a low. U.S. Bancorp Piper Jaffray noted that the multiple for Anesta based on the implied value payable in the merger and Anesta's LTM revenue was 67.5x.

  Pro Forma Contribution Analysis.

     U.S. Bancorp Piper Jaffray analyzed the expected contributions of each of Cephalon and Anesta to revenue, operating income and pre-tax income of the combined company for the years ending December 31, 2001, 2002 and 2003 based on internal financial planning data of Anesta furnished by Anesta management and research analyst estimates for Cephalon. The analysis indicated that during these periods Anesta would contribute to the combined entity approximately the following percentages of such amounts:

                                         YEAR ENDED          YEAR ENDED          YEAR ENDED
% CONTRIBUTION BY ANESTA              DECEMBER 31, 2001   DECEMBER 31, 2002   DECEMBER 31, 2003
------------------------              -----------------   -----------------   -----------------
Revenue.............................        25.4%               22.1%               18.1%
Operating Income....................        51.0%               21.9%               14.3%
Pre-Tax Income......................        75.0%               25.4%               19.2%

     U.S. Bancorp Piper Jaffray noted that holders of Anesta common stock and common stock equivalents will receive approximately 13.5% of the common stock and common stock equivalents of the combined company.

  Comparable Run Rate Analysis.

     U.S. Bancorp Piper Jaffray analyzed the current quarter of product sales for a selected group of seven companies and annualized the most recent quarter of sales from each. U.S. Bancorp Piper Jaffray selected these transactions by applying the following criteria:

     - Companies with a recently approved product with annualized sales derived from the most recent quarter ranging from $10 to $100 million; and

     - Companies with similar SIC codes as Anesta.

     The selected companies were:

     - Celgene Corp.

     - Cephalon, Inc.

     - Gliatech, Inc.

     - IDEC Pharmaceuticals Corp.

     - Kos Pharmaceuticals, Inc.

     - MGI Pharma, Inc.

     - PathoGenesis Corp.

     U.S. Bancorp Piper Jaffray compared each company's annualized run rate sales to its technology value to determine a multiple of annualized run rate sales. The average and median run rate multiple for the selected companies was 35.3x and 23.7x, respectively. U.S. Bancorp Piper Jaffray noted that the implied run rate multiple for Anesta based on the implied value payable in the merger was 38.7x.

  Historical Exchange Ratio Analysis.

     U.S. Bancorp Piper Jaffray analyzed the exchange ratio for this transaction against the "implied" exchange ratio based on average historical stock prices for Cephalon and Anesta. U.S. Bancorp Piper Jaffray examined the exchange ratios implied by the 1 year, 6 month, 3 month and 1 month average stock prices for Cephalon and Anesta. This analysis produced the following implied historical exchange ratios:

                                                               IMPLIED EXCHANGE RATIO
                                                               ----------------------
1 year average..............................................           0.413
6 month average.............................................           0.341
3 month average.............................................           0.312
1 month average.............................................           0.334

     In reaching its conclusion as to the fairness of the exchange ratio and in its presentation to the board of directors of Anesta, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

     The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Cephalon, Anesta or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Cephalon and Anesta were compared and other factors that could affect the public trading value of the companies.

     For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by Cephalon and Anesta or otherwise made available to or reviewed by it and did not assume responsibility for the independent verification of that information. U.S. Bancorp Piper Jaffray was informed by Anesta management that the information prepared by Anesta management for financial planning purposes was not prepared with the expectation of public disclosure. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of Cephalon and Anesta that the information provided to it by Cephalon and Anesta was prepared on a reasonable basis, that the financial planning data and other business outlook information of Anesta provided to it reflects the best currently available estimates of Anesta's management, and that neither management was aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

     For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it, without modification of material terms or conditions, and that the merger would be consummated in accordance with the terms described in the agreement, without waiver by Anesta of any of the conditions to its obligations thereunder. U.S. Bancorp Piper Jaffray also assumed that the merger will constitute a reorganization for federal income tax purposes and will be treated as a pooling of interests for accounting purposes. U.S. Bancorp Piper Jaffray also assumed that, in the course of obtaining the necessary regulatory approvals and consents for the merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits of the merger to Anesta and its stockholders.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Cephalon or Anesta, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Cephalon or Anesta common stock have traded or at which the shares of Cephalon or Anesta may trade at any future time. The opinion necessarily was based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given. U.S. Bancorp Piper Jaffray's analyses are based upon numerous factors and events beyond the control of the parties or their respective advisors.

     U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The board of directors of Anesta selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the biotechnology industry in general and with Anesta in particular. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Cephalon or Anesta for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

     Under the terms of the engagement letter dated June 30, 2000, Anesta has agreed to pay U.S. Bancorp Piper Jaffray a fee equal to 1.0% of the aggregate consideration paid to Anesta stockholders or optionholders in connection with the merger for its financial advisory services, payable upon consummation of the merger. Anesta also has agreed to pay U.S. Bancorp Piper Jaffray $550,000 for rendering its opinion and a retainer fee, which fees are not contingent upon consummation of the merger and will be credited against payment of the fee for financial advisory services. The contingent nature of the financial advisory fee may have created a potential conflict of interest in that Anesta would be unlikely to consummate the merger unless it had received the opinion of U.S. Bancorp Piper Jaffray. Whether or not the transaction is consummated, Anesta also has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against certain liabilities. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by Anesta's board of directors.

INTERESTS OF ANESTA'S OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of the Anesta board of directors with respect to approving the merger agreement, Anesta stockholders should be aware that certain members of the board of directors and management of Anesta have interests in the merger that are in addition to the interests of stockholders of

Anesta generally. The Anesta board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

  Indemnification and Insurance.

     The merger agreement provides for the survival after the merger of all indemnification rights of the directors and officers of Anesta for acts and omissions occurring before the merger, as their rights existed as of July 14, 2000, in the Anesta bylaws and in indemnification agreements with Anesta. Cephalon has agreed to guarantee that the surviving company observes its commitments under these indemnification agreements. In addition, for a period of six years after the closing of the merger, the surviving corporation will maintain in effect the existing policy of directors' and officers' liability insurance policy maintained by Anesta or substitute for the current policy, a policy or policies with comparable coverage. If the annual premiums of such insurance coverage exceed 150% of the last annual premium paid for the insurance prior to July 14, 2000, the surviving corporation may reduce the amount of coverage to the amount of coverage that can be obtained for an annual premium equal to 150% of the last annual premium paid for the insurance prior to July 14, 2000.

  Option Acceleration.

     Options granted to Anesta's officers and directors pursuant to the Anesta stock option plans accelerate upon occurrence of the merger. Options granted to officers that are unvested as of the date of the merger generally will accelerate according to the following schedule: (1) 50% of the unvested portion of an officer's options will accelerate and immediately become vested and exercisable upon the occurrence of the merger; (2) the remaining 50% of the officer's unvested options will vest in 12 equal monthly installments following the date of the merger; and (3) if within 24 months following the merger the officer's employment terminates due to an involuntary termination without cause or a constructive termination, any unvested outstanding options will accelerate and immediately become vested and exercisable. Options granted to directors that are unvested as of the date of the merger generally will accelerate in full and be immediately vested and exercisable upon occurrence of the merger.

     The following table summarizes the outstanding Anesta stock options held by each person who has served as an officer or director of Anesta as of July 1, 2000:

                                                                                            WEIGHTED
                                                                                             AVERAGE
                                                                                            EXERCISE
                                                                                            PRICE OF
                                                  TOTAL NUMBER    NUMBER OF                IMMEDIATELY
                                                 OF OUTSTANDING   UNVESTED    IMMEDIATE      VESTED
NAME                                                OPTIONS        OPTIONS    VESTING(1)     OPTIONS
----                                             --------------   ---------   ----------   -----------
Thomas King....................................     332,500        126,046      63,023       $12.80
Martha Arnold..................................      84,584         37,133      18,567        12.95
Frank Kiser....................................      76,000         38,044      19,022        13.00
Paul Litka.....................................      73,500         40,699      20,350        14.60
Dennis Coleman.................................      71,000         31,795      15,898        12.74
Jeffrey Williams...............................      63,616         41,139      20,570        12.23
Carl Accetura..................................      73,500         43,824      21,912        12.38
W. Davis Templeton.............................      64,501         29,200      14,600        12.67
Roger Evans....................................      61,418         35,982      17,991        12.53
Steven Shoemaker...............................      71,000         31,795      15,898        12.73
William Moeller................................      65,731          5,211       5,211        13.00
Richard Urfer..................................      35,600         16,894      16,894        16.76
Richard Leazer.................................      33,500         18,794      18,794        17.41
Daniel Kisner..................................      41,600         18,394      18,394        17.45
Emmanuel Papper................................      24,300         12,130      12,130        17.61
Theodore Stanley...............................      38,500         12,034      12,034        13.26

---------------

(1) Number immediately vested as if the merger were to close on July 1, 2000.

  Severance Benefits.

     In addition to the acceleration of the vesting of stock options, certain officers may receive certain other severance benefits upon occurrence of the merger. If within 24 months following the merger such officer's employment terminates due to an involuntary termination without cause or a constructive termination, the officer generally will receive a severance payment equal to 12 months of pay (24 months in the case of Mr. King), payable in a lump sum or installments over not more than 12 months. Such officer also will be eligible upon termination to receive health care continuation benefits pursuant to the Consolidated Omnibus Reconciliation Act of 1985, or COBRA, and Cephalon generally will continue to pay its portion of the officer's COBRA insurance premium for up to 12 months after the date of termination. Additionally, terminated officers generally will be entitled to receive any accrued vacation pay in accordance with Anesta's vacation pay policy.

     The following table sets forth the severance payments each officer will be eligible for if they are terminated:

NAME                                                            AMOUNT
----                                                           --------
Thomas King.................................................   $634,130
Paul Litka..................................................    245,700
Martha Arnold...............................................    240,068
Steven Shoemaker............................................    239,101
Franck Kiser................................................    219,625
Jeffrey Williams............................................    216,466
Dennis Coleman..............................................    210,600
Carl Accetura...............................................    209,213
W. Davis Templeton..........................................    183,934
Roger Evans.................................................    179,325

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to Anesta stockholders who exchange their Anesta common stock for Cephalon common stock in the merger. This summary is based upon current provisions of the Internal Revenue Code, existing regulations under the Internal Revenue Code and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Cephalon, Anesta or the stockholders of Anesta described in this summary. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular Anesta stockholders, including stockholders:

     - who are subject to special tax rules, such as dealers in securities, foreign persons, mutual funds, insurance companies and tax-exempt entities;

     - who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

     - who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

     - who do not hold their shares as capital assets.

     In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws. Furthermore, the following discussion does not address:

     - the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which Anesta shares are acquired or Cephalon shares are disposed of;

     - the tax consequences to holders of options issued by Anesta that are assumed, exercised or converted, as the case may be, in connection with the merger; or

     - the tax consequences of the receipt of Cephalon shares other than in exchange for Anesta shares.

     Accordingly, holders of Anesta common stock are advised and expected to consult their own tax advisors regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

     Morgan, Lewis & Bockius LLP has delivered to Cephalon, and Cooley Godward LLP has delivered to Anesta, an opinion stating that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4 filed with the Securities and Exchange Commission, which includes this proxy statement/prospectus. The tax opinions discussed in this section assume and are conditioned upon the following:

     - the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement, in the tax representations received from Cephalon, C Merger Sub and Anesta to support the tax opinions and in all other instruments and documents related to the formation, organization and operation of Cephalon, C Merger Sub and Anesta examined by and relied upon by Cooley Godward LLP and Morgan, Lewis & Bockius LLP in connection with the merger;

     - that original documents submitted to such counsel are authentic, that documents submitted to such counsel as copies conform to the original documents and that all of these documents have been (or will be by the effective time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness of these documents;

     - that all covenants contained in the merger agreement and the tax representations described above are performed without waiver or breach of any material provision of these covenants; and

     - that any representation or statement made "to the best of knowledge" or similarly qualified is correct without that qualification.

     No ruling from the Internal Revenue Service has been or will be requested in connection with the merger. In addition, stockholders of Anesta should be aware that the tax opinions discussed in this section are not binding on the IRS or any court. The IRS could adopt a contrary position and a contrary position could be sustained by a court.

     Subject to the assumptions and limitations discussed above, it is the opinion of Morgan, Lewis & Bockius LLP, tax counsel to Cephalon, and Cooley Godward LLP, tax counsel to Anesta, that:

     - the merger will be treated for federal income tax purposes as a reorganization;

     - Cephalon, C Merger Sub and Anesta will each be a party to the reorganization;

     - Cephalon, C Merger Sub and Anesta will not recognize any gain or loss solely as a result of the merger;

     - stockholders of Anesta will not recognize any gain or loss upon the receipt of solely Cephalon common stock (including any rights which may attach to such common stock pursuant to Cephalon's amended and restated rights agreement, dated as of January 1, 1999 and as amended on July 31,
       2000) for their Anesta common stock;

     - the aggregate basis of the shares of Cephalon common stock and rights under Cephalon's amended and restated rights agreement that are received by an Anesta stockholder in the merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Anesta common stock surrendered in exchange therefor;

     - the holding period of the shares of Cephalon common stock received by an Anesta stockholder in the merger will include the holding period of the shares of Anesta common stock surrendered in the merger if such shares of Anesta common stock are held as capital assets at the effective time of the merger; and

     - a stockholder of Anesta who receives cash instead of a fractional share of Cephalon common stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share and the amount of cash received. Such gain or loss will be a capital gain or loss if the Anesta common stock is held by such stockholder as a capital asset at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     In addition to the foregoing, there are other tax-related issues that you should be aware of, such as:

     - Reporting Requirements. Each Anesta stockholder that receives Cephalon common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth the stockholder's basis in the Anesta stock surrendered and the fair market value of the Cephalon stock and cash received in the merger, and to retain permanent records of these facts relating to the merger.

     - Backup Withholding. Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 31% of any cash payments to an Anesta stockholder in the merger unless the stockholder provides the appropriate form as described below. Each Anesta stockholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal to be sent to each Anesta stockholder, so as to provide the information, including such stockholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Cephalon and the exchange agent.

     - Consequences of IRS Challenge. A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. Anesta stockholders would recognize gain or loss with respect to each share of Anesta common stock surrendered in the merger. Such gain or loss would be equal to the difference between the stockholder's basis in such share and the sum of the fair market value, as of the effective time, of the Cephalon common stock received in the merger and any cash received instead of a fractional share of Cephalon common stock. In such event, a stockholder's aggregate basis in the Cephalon common stock so received would equal its fair market value as of the effective time and the stockholder's holding period for such stock would begin the day after the merger is consummated.

     - Other Consideration. Even if the merger qualifies as a reorganization, a recipient of Cephalon common stock would recognize income if, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the Anesta capital stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that Anesta stockholders were treated as receiving, directly or indirectly, consideration other than Cephalon capital stock in exchange for such stockholder's Anesta common stock, gain or loss would have to be recognized.

     THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THE SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH ANESTA STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.

ANTICIPATED ACCOUNTING TREATMENT

     The merger is expected to be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to completion of the merger are restated as though the companies had been combined from inception. Cephalon may terminate the merger agreement if the merger cannot be accounted for as a pooling of interests.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the "HSR Act"), the merger may not be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied or early termination of the waiting period is granted at the request of Cephalon and Anesta. Any consent required under any applicable foreign antitrust law or regulation also must have been obtained. Cephalon and Anesta completed their filing of the notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 2, 2000. These filings commenced a 30-day waiting period under the HSR Act. If, prior to the expiration of this period, the FTC or the Antitrust Division should request additional information or documentary material under the HSR Act, completion of the merger could be delayed until after the companies have substantially complied with the request.

     There can be no assurance that a challenge to the merger on antitrust grounds will not be made, or if such challenge is made, that Cephalon and Anesta would prevail or would not be required to terminate the merger agreement, to divest certain assets, to license certain proprietary technology to third parties or to accept certain conditions in order to complete the merger.

RESTRICTIONS ON RESALE BY AFFILIATES

     The shares of Cephalon common stock to be received by Anesta stockholders in the merger have been registered under the Securities Act and, except as described in this paragraph, may be freely traded without restriction. The shares of Cephalon common stock to be issued in the merger and received by persons who are considered to be "affiliates" (as that term is used in Rule 145 under the Securities Act) of Anesta before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Under guidelines published by the SEC, the sale or other disposition of Cephalon common stock or Anesta common stock by an affiliate of either Cephalon or Anesta within 30 days before the effective time of the merger or the sale or other disposition of Cephalon common stock after the merger and before the publication of financial results that include at least 30 days of post-merger combined operations of Cephalon and Anesta could preclude pooling of interests accounting treatment of the merger. Accordingly, Cephalon has obtained signed affiliate agreements from all persons whom it has been advised may be considered to be affiliates of Anesta. The affiliate agreements provide that these persons will not sell, transfer or otherwise dispose of any shares of Anesta common stock or Cephalon common stock during the period referred to above and that they will not sell, transfer or otherwise dispose of Cephalon common stock at any time in violation of the Securities Act, including Rule 145.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement among Cephalon, C Merger Sub and Anesta, and is not an exhaustive description. You should read the merger agreement carefully and in its entirety. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference.

GENERAL

     Under the merger agreement, C Merger Sub, Inc., a wholly-owned subsidiary of Cephalon, will merge with and into Anesta, with Anesta continuing as the surviving corporation and wholly owned subsidiary of Cephalon. Following the merger, Anesta will be led by Cephalon's management team.

CLOSING MATTERS

  Closing.

     Unless the parties agree otherwise, the closing of the merger will take place as soon as practicable, but no later than two business days after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated. See "Conditions to Obligations to Effect the Merger" below for a more complete description of the conditions that must be satisfied prior to closing.

  Effective Time.

     On the closing date, Cephalon and Anesta will file a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law. The merger will become effective when the certificate of merger is filed or at such later time as Cephalon and Anesta agree and specify in the certificate of merger.

CONVERSION OF SHARES; TREATMENT OF STOCK OPTIONS

     As a result of the merger, each share of Anesta's common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.4765 shares of Cephalon common stock, par value $.01 per share. If you own Anesta common stock, you may exchange your shares of Anesta common stock for shares of Cephalon common stock after the merger becomes effective. In addition, the exchange agent will make a cash payment to you for any fractional shares of Cephalon common stock you would otherwise be entitled to receive.

     At the effective time of the merger, each outstanding and unexercised option or right to purchase shares of Anesta common stock granted under the Anesta stock option plans will be converted into an option or a right to purchase shares of Cephalon common stock under the same terms and conditions as were applicable to the options as granted under the Anesta stock plans. The number of shares of Cephalon common stock that the converted options will be exercisable for, and the exercise price of the option, will be adjusted to reflect the exchange ratio of 0.4765.

     Each share of Cephalon common stock will remain outstanding following the merger and will continue to represent one share of common stock of the combined company.

EXCHANGE OF STOCK CERTIFICATES

     Before the closing of the merger, Cephalon will appoint an exchange agent to handle the exchange of Anesta stock certificates for stock of Cephalon and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal to each former Anesta stockholder, which is to be used to exchange Anesta stock certificates for stock of Cephalon. The letter of transmittal will contain instructions explaining the procedure for surrendering Anesta stock certificates.

     Anesta stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive shares of Cephalon common stock into which the shares of Anesta common stock were converted in the merger.

     After the merger, each certificate that previously represented shares of Anesta stock will only represent the right to receive the shares of Cephalon common stock into which those shares of Anesta common stock have been converted.

     After the effective time of the merger, Anesta will not register any transfers of the shares of Anesta common stock.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of Anesta that are customary for a transaction of this nature relating to, among other things:

     - Anesta's organization, capitalization and authority to enter into the merger agreement;

     - the enforceability of the merger agreement as a binding obligation of Anesta; any conflicts between the merger agreement and any of Anesta's other material contracts, any law, or any of Anesta's charter or bylaw provisions; any required filings and consents;

     - the accuracy of Anesta's financial statements and filings with the SEC and Anesta's submission of all required filings;

     - material liabilities or obligations incurred by Anesta or any Anesta subsidiary since December 31, 1999, other than in the ordinary course of business;

     - indebtedness and absence of undisclosed liabilities;

     - the absence of litigation;

     - compliance with laws;

     - environmental matters;

     - Anesta's conduct of its business since December 31, 1999 and the absence of any material adverse effect on the business of Anesta;

     - tax matters;

     - employee benefit and labor matters;

     - intellectual property matters;

     - certain matters with respect to pooling of interests accounting;

     - brokers and finders in connection with the merger;

     - Anesta's financial advisor's opinion;

     - insurance;

     - the validity of Anesta's material contracts;

     - title to Anesta's owned and leased personal property;

     - Anesta's owned and leased real property;

     - supply and distribution relationships;

     - regulatory matters; and

     - facts or circumstances that would initially affect the continued marketing, manufacture, and sale of Actiq as currently conducted.

     The merger agreement also includes representations and warranties by Cephalon as to:

     - Cephalon's organization, capitalization and authority to enter into the merger agreement;

     - the enforceability of the merger agreement as a binding obligation of Cephalon;

     - any conflicts between the merger agreement and any of Cephalon's other material contracts, any law, or any of Cephalon's charter or bylaw provisions;

     - required filings and consents;

     - the accuracy of Cephalon's financial statements and filings with the SEC and Cephalon's submission of all required filings;

     - material liabilities or obligations incurred by Cephalon or any Cephalon subsidiary since December 31, 1999 other than in the ordinary course of business;

     - the absence of litigation;

     - compliance with laws;

     - Cephalon's conduct of its business since December 31, 1999 and the absence of any material adverse effect on Cephalon;

     - certain matters with respect to pooling of interests accounting;

     - brokers and finders in connection with the merger; and

     - Cephalon's financial advisor's opinion.

COVENANTS

     The merger agreement contains the following covenants made by Cephalon and Anesta, among others.

  No Solicitation.

     Anesta agreed not to, without the prior written consent of Cephalon,

     - solicit, initiate or encourage (including by way of furnishing certain information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that would constitute or may reasonably be expected to lead to an acquisition proposal;

     - engage in any discussion with any third party other than its representatives, or negotiations relating to any acquisition proposal; or

     - enter into any agreement with respect to, agree to, approve or recommend any acquisition proposal.

     An acquisition proposal is a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving Anesta or any Anesta subsidiary or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Anesta or any Anesta subsidiary.

     This covenant does, however, expressly permit Anesta to:

     - prior to the approval of the merger agreement by Anesta's stockholders, engage in discussions or negotiations with a third party who (without solicitation or initiation by Anesta) makes an unsolicited bona fide written acquisition proposal, if the Anesta board of directors determines, in good faith after consultation with its financial advisors and independent legal counsel, that such competing proposal is financially superior to the transactions contemplated by the merger agreement and that in the case of a cash offer, such third party is able to finance the acquisition proposal and after considering applicable provisions of state law, that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law;

     - comply with 14e-2 of the Exchange Act with regard to a tender or exchange offer; and

     - accept a superior proposal.

     In the event that Anesta accepts a superior proposal, it will be obligated to pay a termination fee of $15,000,000 plus expenses up to $1,000,000. See "Certain Terms Of The Merger Agreement -- Termination; Termination Fees and Expenses."

     In addition, Anesta agreed to notify Cephalon promptly if it receives any competing proposal or inquiries indicating that any person is considering making a competing proposal. Additionally, prior to accepting a superior proposal, Anesta agreed to negotiate in good faith with Cephalon, for a period of not less than five business days, to make such changes to the terms and conditions of the merger agreement that would enable Anesta to proceed with the transactions contemplated by the merger agreement.

  Conduct of Anesta's Business.

     Anesta made covenants concerning the conduct of its business and the business of its subsidiaries from the date of execution of the merger agreement until the effective time of the merger. In general, Anesta is required to conduct its business in the ordinary course in the same manner as previously conducted and to use its commercially reasonable efforts to preserve intact its present relationships with customers, suppliers and other third parties. Anesta has agreed that it will not do any of the following without Cephalon's prior written consent:

     - amend or propose to amend its charter or bylaws;

     - change its capitalization including (a) stock splits, combinations or reclassifications, (b) repurchasing or redeeming its capital stock and
       (c) issuing, delivering or selling any of its shares of its capital stock or other equity interests, other than in connection with its benefit plans or the exercise of options;

     - acquire, merge or consolidate with or into any other corporation or other business organization or make any investment therein;

     - incur indebtedness other than in the ordinary course of business, with certain specified exceptions;

     - release or relinquish any material contract rights;

     - make certain tax elections, settlements or compromises;

     - make salary, wage and benefits increases other than in the ordinary course of business; and

     - take any action that would cause the merger not to be treated as a "pooling of interests" for accounting purposes and a reorganization within the meaning of Section 368(a) of the Code.

  Conduct of Cephalon's Business.

     Cephalon made covenants concerning the conduct of its business and the business of its subsidiaries from the date of execution of the merger agreement until the effective time of the merger. In general, Cephalon is required to conduct its business in the ordinary course in the same manner as previously conducted. Cephalon has agreed that it will not do any of the following without Anesta's prior written consent:

     - amend or propose to amend its charter or bylaws;

     - change its capitalization including (a) stock splits, combinations or reclassifications, (b) repurchasing or redeeming its capital stock and
       (c) issuing, delivering or selling any of its shares of its capital stock or other equity interests, other than in connection with its benefit plans or the exercise of options;

     - take any action that would cause the merger not to be treated as a "pooling of interests" for accounting purposes and a reorganization within the meaning of Section 368(a) of the Code.

  Stockholders' Meeting.

     Anesta agreed to use its reasonable best efforts to solicit and secure from its stockholders the approval and adoption of the merger agreement and the merger subject to the fiduciary duties of its board of directors under applicable law.

  Reasonable Efforts.

     Each party agreed to use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules and regulations to consummate and make effective the transactions contemplated by the merger agreement in the most expeditious manner practicable.

  Access to Information.

     Cephalon and Anesta each agreed to provide the other reasonable access to its and its subsidiaries' facilities, books and records and to furnish certain information to the other upon reasonable request. Cephalon and Anesta each agreed to comply with all of their respective obligations under a confidentiality agreement, dated as of June 5, 2000, between Cephalon and Anesta.

  Public Announcements.

     The parties agreed to consult with each other before making any public announcements or otherwise communicating with any news media concerning the merger agreement or the transactions contemplated thereby, unless applicable law requires.

  Directors' and Officers' Indemnification and Insurance.

     Cephalon agreed to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter documents and by-laws of Anesta. Cephalon further agreed that it shall cause the surviving corporation to maintain, for six years following the effective time of the merger, policies of directors' and officers' liability insurance that are no less advantageous than those provided to directors and officers of Anesta immediately prior to the effective time of the merger; provided, that Cephalon is not obligated to provide such coverage to the extent that the cost of such coverage exceeds 150% of the cost immediately prior to the effective time of the merger.

  Affiliates.

     Anesta agreed to take all action reasonably necessary to cause those parties identified as Anesta affiliates for pooling purposes to execute and deliver an affiliate agreement prior to the effective time of the merger.

  Listing.

     Cephalon agreed to apply for approval for listing of the Cephalon common stock to be issued to Anesta stockholders in the merger on the Nasdaq National Market.

  Employee Matters.

     Cephalon agreed to treat each Anesta employee who continues employment with the combined company as if that employee had been employed by Cephalon for the same period that he or she had been employed by Anesta for purposes of the employee's coverage under Cephalon's benefits plans.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

  General Conditions.

     The merger agreement contains various conditions to the parties' obligations to effect the merger, including:

     - the requisite approval of the Anesta stockholders;

     - the expiration or termination of any waiting period applicable to the merger under the HSR Act;

     - the absence of any judicial or quasi-judicial action or litigation that restrains or prohibits consummation of the merger and the related transactions or that prohibits or limits the ownership, operation or control by Cephalon, Anesta or any of their respective subsidiaries of any part of their respective businesses or assets, or any action taken by any governmental entity seeking to prohibit the merger;

     - effectiveness of the registration of which this proxy statement/prospectus is a part; and

     - approval of the Nasdaq National Market, upon official notice of issuance, of the listing of the Cephalon common stock to be issued in the merger.

  Additional Conditions to Obligations of Cephalon.

     Cephalon's obligations to complete the merger are subject to certain additional conditions including:

     - the accuracy of the representations and warranties of Anesta as of the date of the merger agreement and as of the date of closing, except for such inaccuracies which, individually or in the aggregate, would not have an Anesta material adverse effect, as defined in the merger agreement;

     - Anesta's performance in all material respects of each of the obligations it has agreed, under the merger agreement, to perform prior to the closing, and delivery to Cephalon of an officer's certificate to that effect;

     - the absence of any Anesta material adverse effect, as defined in the merger agreement;

     - Cephalon's receipt of an affiliate agreement from all parties deemed to be Anesta's affiliates, as defined under Rule 145 of the Securities Act; and

     - Cephalon's receipt of letters from its independent public accountants and the independent public accountants of Anesta, each dated as of the closing date, stating that such accountants concur with management's conclusion that the merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

  Additional Conditions to Obligations of Anesta.

     Anesta's obligations to complete the merger are subject to certain additional conditions including:

     - the accuracy of the representations and warranties of Cephalon and C Merger Sub as of the date of the merger agreement and as of the date of the closing, except for such inaccuracies which, individually or in the aggregate, would not have a Cephalon material adverse effect, as defined in the merger agreement;

     - Cephalon's and C Merger Sub's performance in all material respects of each of the obligations it has agreed, under the merger agreement, to perform prior to the closing, and delivery to Anesta of an officer's certificate to that effect;

     - the absence of any Cephalon material adverse effect, as defined in the merger agreement; and

     - Anesta's receipt of an opinion from Anesta's legal counsel stating the merger as contemplated in the merger agreement will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

TERMINATION; TERMINATION FEES AND EXPENSES

     The merger agreement provides that the merger may be abandoned and the merger agreement may be terminated prior to the merger's effectiveness, in various ways including:

     - by mutual written consent of Cephalon and Anesta;

     - by either Cephalon or Anesta if approval of Anesta's stockholders has not been obtained;

     - by either Cephalon or Anesta if the merger is not consummated on or before December 31, 2000, as long as the party requesting such termination did not, by its failure to fulfill an obligation under the merger agreement, prevent consummation of the merger;

     - by either Cephalon or Anesta if any governmental entity or arbitrator with jurisdiction issues a final order, injunction or decree preventing consummation of the merger;

     - by either Cephalon or Anesta upon the other entity's breach or failure to comply with its obligations under the merger agreement in any material respect, or any representation or warranty of the other entity being incorrect except as would not result in a material adverse effect, as defined in the merger agreement;

     - by Cephalon if the board of directors of Anesta does not recommend the merger to Anesta's stockholders or withdraws or modifies its approval or recommendation of the merger agreement in any materially adverse manner, or recommends to the stockholders of Anesta any acquisition proposal, other than by Cephalon; or

     - by Anesta if Anesta determines that an acquisition proposal is a superior proposal or has changed its recommendation concerning the merger, and Anesta has complied with its obligations regarding non-solicitation under the merger agreement.

     If the merger agreement is terminated, it becomes void and none of the parties to the agreement has any liability or further rights or obligations under the agreement other than the remedies described below. However, if any party willfully breaches any of its representations and warranties, or breaches any of its covenants or agreements under the merger agreement, the breaching party remains fully liable to the non-breaching parties for such breach.

     If the merger agreement is terminated, each party is responsible for the expenses it incurs, except that if either party terminates the merger agreement because the other party has breached, or failed to comply with, any of its material obligations, or any representation or warranty made by either party is breached in any material respect except as would not have a material adverse effect, as defined in the merger agreement, the breaching party will pay up to $1 million of the non-breaching party's expenses.

     However, if:

     - Cephalon terminates the agreement because the board of directors of Anesta does not recommend the approval of the merger agreement or the merger to the stockholders of Anesta or withdraws or modifies such approval or recommendation in a manner materially adverse to Cephalon or recommends any acquisition proposal, other than by Cephalon;

     - Cephalon terminates the agreement because Anesta breaches its non-solicitation obligations under the agreement and such breach is not cured within 10 days after notice thereof;

     - Anesta terminates the agreement because Anesta has determined that an acquisition proposal is a superior proposal or changed its recommendation concerning the merger, and has complied with its obligations regarding non-solicitation under the merger agreement;

then, if after the date of the merger agreement and prior to such termination, an acquisition proposal was made, or within one year following such termination, Anesta enters into an agreement with respect to, or consummates, an acquisition proposal, Anesta will pay a termination fee of $15,000,000 to Cephalon within two business days after such termination or entering into such agreement or consummating such acquisition proposal, plus up to $1,000,000 of Cephalon's expenses.

     Furthermore, if Anesta terminates the agreement because of a material breach by Cephalon or C Merger Sub then, Cephalon will pay, within two business days after such termination or entering into such agreement or consummating such acquisition proposal, up to $1,000,000 of Anesta's expenses.

AMENDMENT AND WAIVER

     The merger agreement may be amended by Cephalon and Anesta at any time prior to the effective time. Any amendment must be in writing signed by all the parties. Once Anesta's stockholders have voted to approve the merger agreement, however, no party may make an amendment to the merger agreement which would reduce the amount or change the type of consideration for which each share of Anesta's common stock will be exchanged or which would materially and adversely affect Anesta stockholders.

     Prior to the consummation of the merger, any party may:

     - extend the time given for the performance of any of the obligations or other acts of the other parties;

     - waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to the merger agreement; and

     - waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

     Any agreement as to extension or waiver by any party will be valid only as against such party and only if set forth in writing executed by such party.

                                 THE COMPANIES

CEPHALON

     Cephalon, Inc.,with its principal offices located in West Chester, Pennsylvania, is a biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders and cancer.

     Cephalon markets Provigil (modafinil) Tablets [C-IV] for treating excessive daytime sleepiness associated with narcolepsy. It began marketing the product in the United States in 1999, and also markets the product in the United Kingdom, the Republic of Ireland, Italy and Austria. In addition, Cephalon holds rights to develop and market Provigil in Latin America, South Korea and Taiwan. Cephalon has an ongoing clinical program to explore the utility of Provigil in treating excessive daytime sleepiness and fatigue associated with disorders other than narcolepsy, including fatigue associated with multiple sclerosis, excessive daytime sleepiness due to obstructive sleep apnea, and attention deficit hyperactivity disorder.

     In addition to its clinical program focused on Provigil, Cephalon has other significant research programs that seek to discover and develop treatments for neurological disorders and cancer. It has formed alliances with TAP Holdings, Inc. and Schwarz Pharma AG for the development of signal transduction modulators to treat cancers, including prostate and pancreatic cancers. Cephalon is also collaborating with H. Lundbeck A/S for the development of signal transduction modulators to treat neurodegenerative disorders, including Parkinson's and Alzheimer's diseases. In addition, Cephalon is collaborating with Leo Pharmaceuticals for the development of gene transcription regulators for the treatment of Alzheimer's disease. Cephalon also enters into collaborative commercial arrangements where it markets the products of third parties, including Gabitril with Abbott Laboratories.

     Cephalon's research and development efforts focus primarily on two areas: neurodegenerative disorders and cancers. Neurodegenerative disorders are characterized by the death of neurons (the specialized conducting cells of the nervous system) that results in the loss of certain functions such as memory and motor coordination. Cancers are characterized by the uncontrolled proliferation of cells that form tumors. Cephalon's research strategy has focused on understanding the intracellular molecular events that underlie the processes of cell proliferation, cell survival and cell death. Cephalon utilizes its technical expertise in molecular biology and chemistry to create novel, orally active, synthetic molecules to inhibit key targets in intracellular pathways that govern cell proliferation, survival and death. These novel molecules are designed to (i) enhance the survival of neurons, thereby intervening in the progression of neurodegenerative disease or (ii) facilitate the death of tumor cells leading to new therapies in oncology.

     Cephalon was incorporated in Delaware in 1987. Cephalon's headquarters are located at 145 Brandywine Parkway, West Chester, PA 19380 and its telephone number is (610) 344-0200. For further information concerning Cephalon, see "Cephalon Summary Selected Historical Consolidated Financial Data" and "Where You Can Find More Information."

C MERGER SUB

     C Merger Sub is a wholly-owned subsidiary of Cephalon. It was incorporated on January 11, 2000 in the State of Delaware. C Merger Sub has not engaged in any operations to date and exists solely to facilitate the merger.

ANESTA

     Anesta is a leader in the development of new pharmaceutical products using its proprietary oral transmucosal system (OTS(TM)) for drug delivery. Anesta's lead product is Actiq(R) (oral transmucosal fentanyl citrate), which was approved by the U.S. Food and Drug Administration for marketing in November 1998 and launched in the U.S. in March 1999. Actiq is the first product specifically designed, studied and approved for breakthrough cancer pain. Actiq is indicated only for the management of breakthrough cancer pain in patients with malignancies who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain. In August 1999, Anesta UK Ltd. submitted a Marketing Approval Application for Actiq in the United Kingdom. During 1998 and 1999, Anesta entered into agreements with four European companies to market and distribute Actiq in the countries of the European Union. Anesta has seven investigational product candidates in various stages of clinical development; OTS nicotine for smoking cessation, OTS fentanyl for acute pain management, OTS etomidate for short-acting sedation, OTS piroxicam for mild to moderate pain, OTS dorperidol and OTS prochlorperazine for nausea and vomiting and OTS scopolamine for motion sickness.

     Anesta was incorporated in 1985 under the laws of Utah to commercialize specific licensed technologies from the University of Utah and reincorporated in 1993 under the laws of Delaware. Anesta has two wholly-owned subsidiaries:
Anesta GmbH located in Horv, Switzerland and Anesta UK Ltd. Located in Henley-on-Thames, United Kingdom. Anesta is headquartered in Salt Lake City, Utah.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following information has been provided to aid you in your analysis of the financial aspects of the merger. The financial information of Cephalon and Anesta were derived from the audited consolidated financial statements for the years ended December 31, 1999, 1998 and 1997 and the unaudited consolidated financial statements for the three months ended March 31, 2000 and 1999. The information is only a summary and should be read together with the historical financial statements and related notes contained in the annual reports and quarterly reports and other information that we have filed with the Securities and Exchange Commission and incorporated by reference. The pro forma combined financial information is not necessarily indicative of the combined financial position or results of operations that would have been reported if the companies had been combined for all periods presented.

POOLING OF INTERESTS ACCOUNTING TREATMENT

     The merger is expected to be accounted for as a "pooling of interests." This means that, for accounting and financial reporting purposes, the companies will be treated as if they had always been combined. We have presented unaudited pro forma financial information that reflects the pooling of interests' method of accounting to provide a picture of what the businesses might have looked like had they always been combined. The pro forma statements of operations and pro forma balance sheets were prepared by combining the historical amounts of each company. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma financial information as being indicative of the historical results that would have occurred or the future results that will occur after the merger.

PERIODS COVERED

     The following unaudited pro forma balance sheets as of March 31, 2000 and December 31, 1999 are presented as if the merger had occurred on March 31, 2000 and December 31, 1999, respectively. The unaudited pro forma statements of operations for the three months ended March 31, 2000 and 1999, and for the years ended December 31, 1999, 1998 and 1997, are presented as if the companies had always been merged.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                  HISTORICAL
                                                              ------------------   PRO FORMA
                                                              CEPHALON   ANESTA    COMBINED
                                                              --------   -------   ---------
Revenues:
  Product sales.............................................  $ 13,463   $   908   $ 14,371
  License and contract......................................     4,833       422      5,255
                                                              --------   -------   --------
                                                                18,296     1,330     19,626
                                                              --------   -------   --------
Operating expenses:
  Cost of product sales.....................................     1,792       248      2,040
  Research and development..................................    12,902     2,823     15,725
  Selling, general and administrative.......................    14,983     2,005     16,988
                                                              --------   -------   --------
                                                                29,677     5,076     34,753
                                                              --------   -------   --------
          Loss from operations..............................   (11,381)   (3,746)   (15,127)
Other income................................................     1,810       954      2,764
                                                              --------   -------   --------
          Loss before provision for income taxes............    (9,571)   (2,792)   (12,363)
Provision for income taxes..................................        --       (26)       (26)
                                                              --------   -------   --------
          Net loss..........................................    (9,571)   (2,818)   (12,389)
Dividends on preferred stock................................    (2,266)       --     (2,266)
                                                              --------   -------   --------
          Net loss applicable to common shares..............  $(11,837)  $(2,818)  $(14,655)
                                                              ========   =======   ========
Basic and diluted loss per share............................  $  (0.36)  $ (0.21)  $  (0.37)
                                                              ========   =======   ========
Weighted average number of shares outstanding...............    32,780    13,350     39,141
                                                              ========   =======   ========

 See accompanying notes to unaudited pro forma combined financial information.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                  HISTORICAL
                                                              ------------------   PRO FORMA
                                                              CEPHALON   ANESTA    COMBINED
                                                              --------   -------   ---------
Revenues:
  Product sales.............................................  $  1,730   $    33   $  1,763
  License and contract......................................     2,500       172      2,672
                                                              --------   -------   --------
                                                                 4,230       205      4,435
                                                              --------   -------   --------
Operating expenses:
  Cost of product sales.....................................       188        10        198
  Research and development..................................     9,972     2,252     12,224
  Selling, general and administrative.......................    13,614     1,823     15,437
                                                              --------   -------   --------
                                                                23,774     4,085     27,859
                                                              --------   -------   --------
          Loss from operations..............................   (19,544)   (3,880)   (23,424)
Other income (expense)......................................      (397)      996        599
                                                              --------   -------   --------
          Loss before provision for income taxes............   (19,941)   (2,884)   (22,825)
Provision for income taxes..................................        --        (6)        (6)
                                                              --------   -------   --------
          Net loss..........................................  $(19,941)  $(2,890)  $(22,831)
                                                              ========   =======   ========
Basic and diluted loss per share............................  $  (0.69)  $ (0.22)  $  (0.65)
                                                              ========   =======   ========
Weighted average number of shares outstanding...............    28,819    13,122     35,072
                                                              ========   =======   ========

 See accompanying notes to unaudited pro forma combined financial information.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                  HISTORICAL
                                                              -------------------   PRO FORMA
                                                              CEPHALON    ANESTA    COMBINED
                                                              --------   --------   ---------
Revenues:
  Product sales.............................................  $ 25,370   $  2,232   $ 27,602
  License and contract......................................    19,549      4,283     23,832
                                                              --------   --------   --------
                                                                44,919      6,515     51,434
                                                              --------   --------   --------
Operating expenses:
  Cost of product sales.....................................     3,250        671      3,921
  Research and development..................................    46,420     10,063     56,483
  Selling, general and administrative.......................    50,992      9,141     60,133
                                                              --------   --------   --------
                                                               100,662     19,875    120,537
                                                              --------   --------   --------
          Loss from operations..............................   (55,743)   (13,360)   (69,103)
Other income (expense)......................................    (3,014)     3,892        878
                                                              --------   --------   --------
          Loss before provision for income taxes............   (58,757)    (9,468)   (68,225)
Provision for income taxes..................................        --        (20)       (20)
                                                              --------   --------   --------
          Net loss before extraordinary charge..............   (58,757)    (9,488)   (68,245)
Extraordinary charge for early extinguishment of debt.......   (11,187)        --    (11,187)
                                                              --------   --------   --------
          Net loss..........................................   (69,944)    (9,488)   (79,432)
Dividends on preferred stock................................    (3,398)        --     (3,398)
                                                              --------   --------   --------
          Net loss applicable to common shares..............  $(73,342)  $ (9,488)  $(82,830)
                                                              ========   ========   ========
Basic and diluted loss per common share:
  Loss per common share before extraordinary charge.........  $  (2.10)  $  (0.72)  $  (2.00)
  Extraordinary charge......................................     (0.38)        --      (0.31)
                                                              --------   --------   --------
                                                              $  (2.48)  $  (0.72)  $  (2.31)
                                                              ========   ========   ========
Weighted average number of shares outstanding...............    29,584     13,227     35,887
                                                              ========   ========   ========

 See accompanying notes to unaudited pro forma combined financial information.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                  HISTORICAL
                                                              -------------------   PRO FORMA
                                                              CEPHALON    ANESTA    COMBINED
                                                              --------   --------   ---------
Revenues:
  Product sales.............................................  $    728   $    193   $    921
  License and contract......................................    14,927        482     15,409
                                                              --------   --------   --------
                                                                15,655        675     16,330
                                                              --------   --------   --------
Operating expenses:
  Cost of product sales.....................................        --         53         53
  Research and development..................................    43,649      8,812     52,461
  Selling, general and administrative.......................    30,947      8,700     39,647
                                                              --------   --------   --------
                                                                74,596     17,566     92,162
                                                              --------   --------   --------
          Loss from operations..............................   (58,941)   (16,891)   (75,832)
Other income................................................     3,534      1,190      4,724
                                                              --------   --------   --------
          Loss before provision for income taxes............   (55,407)   (15,701)   (71,107)
Provision for income taxes..................................        --        (17)       (17)
                                                              --------   --------   --------
          Net loss..........................................  $(55,407)  $(15,717)  $(71,124)
                                                              ========   ========   ========
Basic and diluted loss per share............................  $  (1.95)  $  (1.59)  $  (2.15)
                                                              ========   ========   ========
Weighted average number of shares outstanding...............    28,413      9,898     33,129
                                                              ========   ========   ========

 See accompanying notes to unaudited pro forma combined financial information.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                  HISTORICAL
                                                              -------------------   PRO FORMA
                                                              CEPHALON    ANESTA    COMBINED
                                                              --------   --------   ---------
Revenues:
  Product sales.............................................  $     --   $    184   $    184
  License and contract......................................    23,140          5     23,145
                                                              --------   --------   --------
                                                                23,140        189     23,329
                                                              --------   --------   --------
Operating expenses:
  Cost of product sales.....................................        --         52         52
  Research and development..................................    51,587      8,064     59,651
  Selling, general and administrative.......................    36,744      6,465     43,209
                                                              --------   --------   --------
                                                                88,331     14,581    102,912
                                                              --------   --------   --------
          Loss from operations..............................   (65,191)   (14,392)   (79,583)
Other income................................................     4,772      1,845      6,617
                                                              --------   --------   --------
          Loss before provision for income taxes............   (60,419)   (12,547)   (72,966)
Provision for income taxes..................................        --         (2)        (2)
                                                              --------   --------   --------
          Net loss..........................................  $(60,419)  $(12,549)  $(72,968)
                                                              ========   ========   ========
Basic and diluted loss per share............................  $  (2.36)  $  (1.32)  $  (2.42)
                                                              ========   ========   ========
Weighted average number of shares outstanding...............    25,638      9,500     30,165
                                                              ========   ========   ========

 See accompanying notes to unaudited pro forma combined financial information.

                        PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 2000
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                       HISTORICAL
                                                  --------------------    PRO FORMA    PRO FORMA
                                                  CEPHALON     ANESTA    ADJUSTMENTS   COMBINED
                                                  ---------   --------   -----------   ---------
                                                                          (NOTE 2)
                     ASSETS
Current assets:
  Cash and cash equivalents.....................  $  14,281   $ 27,117     $    --     $  41,398
  Short-term investments........................    140,821     35,897          --       176,718
  Receivables, net..............................      5,908        737          --         6,645
  Inventory.....................................     11,747         --          --        11,747
  Other.........................................      1,480      2,700          --         4,180
                                                  ---------   --------     -------     ---------
          Total current assets..................    174,237     66,451          --       240,688
Property and equipment, net.....................     20,478      2,395          --        22,873
Other...........................................      1,684      6,969          --         8,653
                                                  ---------   --------     -------     ---------
                                                  $ 196,399   $ 75,815     $    --     $ 272,214
                                                  =========   ========     =======     =========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................  $   2,969   $    611     $    --     $   3,580
  Accrued expenses..............................     15,372        654       9,000        25,026
  Current portion of unearned revenues..........         --        351          --           351
  Current portion of long-term debt.............      1,879        333          --         2,212
                                                  ---------   --------     -------     ---------
          Total current liabilities.............     20,220      1,949       9,000        31,169
Unearned revenues...............................         --      1,853          --         1,853
Long-term debt..................................     13,519      1,667          --        15,186
Other...........................................      4,207         --          --         4,207
                                                  ---------   --------     -------     ---------
          Total liabilities.....................     37,946      5,469       9,000        52,415
                                                  ---------   --------     -------     ---------
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000 shares,
     authorized, 2,500 shares issued and
     outstanding................................         25         --          --            25
  Common stock, $.01 par value, 100,000 shares
     authorized; 40,295 issued and outstanding,
     pro forma..................................        339         14          50           403
  Additional paid in capital....................    518,200    131,486         (50)      649,636
  Treasury stock................................     (1,323)        --          --        (1,323)
  Accumulated deficit...........................   (358,972)   (60,985)     (9,000)     (428,957)
  Accumulated other comprehensive income
     (loss).....................................        184       (169)         --            15
                                                  ---------   --------     -------     ---------
          Total stockholders' equity............    158,453     70,346      (9,000)      219,799
                                                  ---------   --------     -------     ---------
                                                  $ 196,399   $ 75,815     $    --     $ 272,214
                                                  =========   ========     =======     =========

 See accompanying notes to unaudited pro forma combined financial information.

                        PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                       HISTORICAL
                                                  --------------------    PRO FORMA    PRO FORMA
                                                  CEPHALON     ANESTA    ADJUSTMENTS   COMBINED
                                                  ---------   --------   -----------   ---------
                                                                          (NOTE 2)
                     ASSETS
Current assets:
  Cash and cash equivalents.....................  $  13,152   $ 11,746     $    --     $  24,898
  Short-term investments........................    188,410     59,032          --       247,442
  Receivables, net..............................      5,578      1,956          --         7,534
  Inventory.....................................      4,258         --          --         4,258
  Other.........................................        988      1,008          --         1,996
                                                  ---------   --------     -------     ---------
          Total current assets..................    212,386     73,742          --       286,128
Property and equipment, net.....................     20,001      2,466          --        22,467
Other...........................................      1,666      2,001          --         3,667
                                                  ---------   --------     -------     ---------
                                                  $ 234,053   $ 78,209     $    --     $ 312,262
                                                  =========   ========     =======     =========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................  $   6,221   $    410     $    --     $   6,631
  Accrued expenses..............................     19,328        795       9,000        29,123
  Current portion of unearned revenues..........         --        746          --           746
  Current portion of long-term debt.............     31,906        333          --        32,239
                                                  ---------   --------     -------     ---------
          Total current liabilities.............     57,455      2,284       9,000        68,739
Unearned revenues...............................         --      1,832          --         1,832
Long-term debt..................................     14,034      1,667          --        15,701
Other...........................................      4,207         --          --         4,207
                                                  ---------   --------     -------     ---------
          Total liabilities.....................     75,696      5,783       9,000        90,479
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000 shares,
     authorized, 2,500 shares issued and
     outstanding................................         25         --          --            25
  Common stock, $.01 par value, 100,000 shares
     authorized; 38,904 issued and outstanding,
     pro forma..................................        326         13          50           389
  Additional paid in capital....................    505,702    130,743         (50)      636,395
  Treasury stock................................     (1,290)        --                    (1,290)
  Accumulated deficit...........................   (347,135)   (58,167)     (9,000)     (414,302)
  Accumulated other comprehensive income
     (loss).....................................        729       (163)         --           566
                                                  ---------   --------     -------     ---------
          Total stockholders' equity............    158,357     72,426      (9,000)      221,783
                                                  ---------   --------     -------     ---------
                                                  $ 234,053   $ 78,209     $    --     $ 312,262
                                                  =========   ========     =======     =========

  See accompanying notes to unaudited pro forma combined financial information

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(1) The unaudited pro forma combined financial statements for Cephalon and Anesta give retroactive effect to the proposed merger, which will be accounted for as a pooling of interests and, as a result, such statements are presented as if the companies had been combined for all periods presented. There were no material differences between the accounting policies of Cephalon and Anesta. Certain amounts have been reclassified to conform the pro forma presentation.

(2) Transaction costs will be incurred to complete the merger and consist primarily of financial advisor, legal, accounting and consulting fees, and printing, mailing, and registration expenses. Due to the non-recurring nature of these costs, they have not been reflected in the pro forma condensed combined statements of operations. These expenses will be included in the results of operations in the quarter the merger is completed. The pro forma combined balance sheets include an accrual of $9.0 million in estimated transaction costs.

(3) Pro forma basic and diluted loss per share has been computed using the pro forma weighted average number of shares of common stock outstanding during the periods. Pro forma basic and diluted net loss per share are the same since common stock equivalents outstanding are antidilutive for all periods presented. As a result of the merger, each outstanding share of Anesta common stock will be converted into the right to receive 0.4765 shares of Cephalon common stock.

                    MARKET PRICE DATA AND DIVIDEND POLICIES

     Cephalon common stock and Anesta common stock are included in the National Association of Securities Dealers Automated Quotations System under the symbols "CEPH" and "NSTA," respectively. These tables set forth, for the periods indicated, the range of high and low per share closing sales prices for Cephalon common stock and Anesta common stock as reported on the Nasdaq National Market.

                                                                 CEPHALON
                                                               COMMON STOCK
                                                              ---------------
                                                               LOW      HIGH
                                                              ------   ------
FISCAL YEAR 1998
First quarter...............................................  $ 9.81   $14.63
Second quarter..............................................    6.94    15.38
Third quarter...............................................    4.00     8.06
Fourth quarter..............................................    4.69     9.19
FISCAL YEAR 1999
First quarter...............................................    7.50    10.69
Second quarter..............................................    9.38    17.38
Third quarter...............................................   16.06    21.94
Fourth quarter..............................................   14.00    36.75
FISCAL YEAR 2000
First quarter...............................................   32.63    72.31
Second quarter..............................................   36.19    65.00
Third quarter (through August 3, 2000)......................   39.25    80.00

                                                                  ANESTA
                                                               COMMON STOCK
                                                              ---------------
                                                               LOW      HIGH
                                                              ------   ------
FISCAL YEAR 1998
First quarter...............................................  $16.00   $20.75
Second quarter..............................................   14.00    20.00
Third quarter...............................................   11.81    18.63
Fourth quarter..............................................   13.88    27.25
FISCAL YEAR 1999
First quarter...............................................   18.25    28.44
Second quarter..............................................   12.56    21.38
Third quarter...............................................    8.06    19.06
Fourth quarter..............................................    8.38    18.31
FISCAL YEAR 2000
First quarter...............................................   13.00    26.75
Second quarter..............................................   12.69    24.88
Third quarter (through August 3, 2000)......................   19.00    32.63

     Neither Cephalon nor Anesta has ever declared or paid cash dividends on its common stock. The policies of Cephalon and Anesta are to retain cash, cash equivalents and investments for use in their respective businesses.

     Following the merger, Cephalon common stock will continue to be listed on Nasdaq, and there will be no further market for Anesta common stock.

                        MANAGEMENT AND OTHER INFORMATION

     After the merger, Anesta will be a wholly-owned subsidiary of Cephalon, and all of Anesta's subsidiaries will be indirect wholly-owned subsidiaries of Cephalon. Information relating to the management, executive compensation, the security ownership of certain beneficial owners and management, certain relationships and related transactions and other related matters pertaining to Cephalon and Anesta is contained in or incorporated by reference in their respective annual reports on Form 10-K, which are incorporated in this proxy statement/prospectus. See "Where You Can Find More Information."

                   COMPARISON OF THE RIGHTS OF THE HOLDERS OF
                 CEPHALON COMMON STOCK AND ANESTA COMMON STOCK

     The rights of both Cephalon and Anesta stockholders are governed by the Delaware General Corporation Law, and the respective certificates of incorporation and bylaws of Cephalon and Anesta. Upon completion of the merger, Anesta stockholders will become Cephalon stockholders. No changes to the Cephalon certificate of incorporation or bylaws will be adopted in connection with the merger.

     The material differences between the rights of Cephalon stockholders and Anesta stockholders, resulting from differences in their respective certificates of incorporation and bylaws, are summarized below. This summary is not a complete discussion of, and is qualified by reference to, Delaware law, including the Delaware General Corporation Law, the common and constitutional law of Delaware, and the full texts of the certificate of incorporation and bylaws of Cephalon and Anesta.

STOCKHOLDER ACTION BY CONSENT

     Under the Delaware General Corporation Law, unless a corporation's certificate of incorporation provides otherwise, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting, without prior notice and without a vote if a written consent, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

     Cephalon's bylaws provide that stockholders may consent in writing to any action required or permitted to be taken at a meeting without such a meeting.

     Anesta's certificate of incorporation expressly provides that no action required or permitted to be taken at a common stockholders' meeting may be taken without a meeting. Anesta's certificate of incorporation also provides that the power of common stockholders to consent in writing is specifically denied.

SPECIAL STOCKHOLDERS' MEETINGS

     The Delaware General Corporation Law provides that a special stockholders' meeting may be called by the corporation's board of directors or by such person or persons as the certificate of incorporation or the bylaws may authorize.

     Cephalon's bylaws provide that a special meeting may be called by:

     - the chairman of the board;

     - the majority of the board of directors;

     - the president; or

     - upon written request of the holders of the majority of the outstanding common stock.

     Anesta's certificate of incorporation provides that the following persons may call a special meeting:

     - the chairman of the board of directors;

     - the chief executive officer; or

     - the board of directors pursuant to a resolution approved by a majority of the members of the board then in office.

     Anesta's certificate of incorporation does not permit the stockholders to call a special meeting.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND OTHER STOCKHOLDER PROPOSALS

     Cephalon's bylaws provide that in order to nominate directors or bring business before an annual meeting, stockholders must provide written notice to the secretary of Cephalon at least 70 days before the date that is the anniversary of the prior year's annual meeting but no earlier than 90 days before such date. However, if the date of the annual meeting is more than 20 days before or 70 days after the anniversary date of the prior year's annual meeting, notice must be delivered at least 70 days before the meeting date or within ten days of the date of the public announcement of the meeting but no earlier than 90 days before the date of the meeting. Cephalon's bylaws contain similar advance notice requirements for stockholder director nominations at special meetings. Cephalon's bylaws state that business, other than the nomination of directors, may only be brought before a special meeting of stockholders pursuant to the notice of the special meeting.

     Anesta's bylaws provide that in order to nominate directors or bring business before an annual meeting, stockholders must provide written notice to the secretary of Anesta at least 60 days before the date that is the anniversary of the prior year's annual meeting but no earlier than 90 days before such date. However, if Anesta did not hold a meeting in the previous year or has changed the annual meeting date by more than 30 days, notice must be delivered at least 60 days before the meeting date or, in the event that the public announcement of the meeting is first made by Anesta with fewer than 70 days remaining before the meeting date, within ten days of the date of the public announcement of the meeting, but no earlier than 90 days before the date of the meeting. Anesta's bylaws contain similar advance notice requirements for stockholder director nominations at special meetings. Anesta's bylaws state that business, other than the nomination of directors, may only be brought before a special meeting of stockholders pursuant to the notice of the special meeting.

NUMBER AND ELECTION OF DIRECTORS

     The Delaware General Corporation Law permits a corporation's certificate of incorporation or bylaws to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may be changed only by an amendment to the certificate of incorporation.

     Cephalon's bylaws provide that the number of directors may not be less than three nor more than seven. Cephalon's board can change these minimum and maximum numbers of directors through amendment of the bylaws. The number of directors is set through the adoption of a resolution of the board of directors. Cephalon currently has a seven-member board. Cephalon's bylaws also provide that directors will hold office until the next annual meeting of stockholders.

     Anesta's certificate of incorporation provides that the number of directors shall be fixed by a resolution adopted by a majority of the board of directors and that its directors will hold office until the next annual meeting of stockholders. Anesta currently has a seven-member board.

AMENDMENT OF BY-LAWS

     Under Delaware corporate law, bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon; provided, however, that any corporation may, in its certificate of incorporation, confer this power upon the directors, provided the power vested in the stockholders shall not be divested or limited where the board or directors also has such power.

     The Cephalon certificate of incorporation provides that the board of directors may adopt, amend or repeal the bylaws. The Cephalon bylaws provide that the bylaws may also be adopted, amended or repealed upon the vote of a majority of the Cephalon voting stock.

     The Anesta certificate of incorporation provides that bylaws may be adopted, amended or repealed by the board of directors or by the vote of at least two-thirds of the Anesta voting stock.

REMOVAL OF DIRECTORS

     The Delaware General Corporation Law provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, with certain exceptions.

     Neither Cephalon's bylaws nor its certificate of incorporation provide for removal of directors.

     Anesta's certificate of incorporation provides that, subject to the rights of holders of preferred stock, a director may be removed only for cause by an affirmative vote of stockholders holding a majority of the outstanding shares stock entitled to vote at an election of directors.

VACANCIES

     Under the Delaware General Corporation Law, unless the corporation's certificate of incorporation or bylaws provides otherwise, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by:

     - a majority of the directors then in office, although less than a quorum;
       or

     - by the sole remaining director.

     If, immediately prior to the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     Cephalon's bylaws provide that vacancies and newly created directorships resulting from an increase in the number of directors may be filled by the holders of a majority of the directors then in office, even though the number of remaining directors in office is less than a quorum, or by the sole remaining director.

     Anesta's certificate of incorporation provides that vacancies and newly created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the directors in office at the time of the vote. Anesta's certificate of incorporation expressly states that such vacancies and newly created directorships may not be filled by stockholders.

PREFERRED STOCK

     The certificate of incorporation of Cephalon and the certificate of incorporation of Anesta authorize the respective boards of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, powers and rights of the shares to be included in each series.

     The Cephalon certificate of incorporation reserves 5,000,000 shares of the total authorized capital stock of Cephalon for issuance as preferred stock. Of this 5,000,000 reserve, 2,000,000 shares of convertible exchangeable preferred stock have been issued and 1,000,000 shares have been reserved for issuance in connection with Cephalon's stockholder rights plan.

     The Anesta certificate of incorporation reserves 1,000,000 shares of the total authorized capital stock of Anesta for issuance as preferred stock.

RIGHTS PLAN

     In November 1993, the Cephalon board of directors adopted a Stockholder Rights Plan and declared a dividend of one preferred share purchase right for each outstanding share of Cephalon common stock. In addition a right attaches to and is transferred with each new issue of Cephalon common stock. The purpose of the plan is to give the Cephalon board sufficient time to respond, consistent with its fiduciary duties, to a takeover attempt. Each right entitles the holder, upon the occurrence of certain events, including the acquisition of 20% or more of the outstanding Cephalon common stock and the commencement of a tender offer for 20% or more of the outstanding Cephalon common stock, to purchase from Cephalon a unit consisting of one one-hundredth of a share of the Series A Junior Participating Preferred Stock of Cephalon, or a combination of securities and assets of equivalent value, at a purchase price of $200.00 per unit (subject to further adjustment). The rights are redeemable under certain circumstances. The rights under the plan are not triggered by the transactions contemplated by the merger agreement.

     Anesta does not currently have any agreement or plan in effect that is similar to the Cephalon Rights Plan.

                            INDEPENDENT ACCOUNTANTS

     It is expected that representatives of PricewaterhouseCoopers LLP will be present at the special meeting of Anesta stockholders to respond to appropriate questions from stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the Cephalon common stock to be issued in the merger has been passed upon for Cephalon by Morgan, Lewis & Bockius LLP. Certain tax consequences of the merger have been passed upon for Anesta by Cooley Godward LLP and for Cephalon by Morgan, Lewis & Bockius LLP.

     David R. King, a partner at Morgan, Lewis & Bockius LLP, is a director of Cephalon. As of July 31, 2000, Mr. King held options to acquire 25,000 shares of Cephalon stock, of which 3,750 options are currently exercisable or will be exercisable within 60 days from such date.

                                    EXPERTS

     The consolidated financial statements of Cephalon, Inc. incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Anesta incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cephalon and Anesta each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional offices of the SEC: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, Suite 1400, 500 W. Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Cephalon's and Anesta's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Cephalon and Anesta also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

     Cephalon has filed a Form S-4 registration statement to register with the SEC the offering and sale of the shares of Cephalon common stock to be issued to Anesta stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Cephalon and a proxy statement of Anesta for the special meeting of stockholders.

     As allowed by SEC rules, this proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

     The SEC allows Cephalon and Anesta to incorporate information in this proxy statement/prospectus "by reference," which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that Cephalon and Anesta have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

CEPHALON FILINGS (FILE NO. 000-19119):

     - Annual Report on Form 10-K for fiscal year ended December 31, 1999, including all material incorporated by reference therein

     - Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2000, including all material incorporated by reference therein

     - Current Reports on Form 8-K filed on July 21, 2000 and July 31, 2000, including all materials incorporated therein

     - Definitive Revised Proxy Statement on Schedule 14A filed on April 17, 2000, including all material incorporated by reference therein

     - Registration Statement on Form 8-A filed with the SEC on March 15, 1991, setting forth the description of the Cephalon common stock, including all material incorporated by reference therein

     - Form 8-A/A Registration Statements filed with the SEC on January 20, 1999 and August 2, 2000, containing the description of the Cephalon stockholder rights plan, including all material incorporated by reference therein

ANESTA FILINGS (FILE NO. 000-23160):

     - Annual Report on Form 10-K for fiscal year ended December 31, 1999, including all material incorporated by reference therein

     - Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2000, including all material incorporated by reference therein

     - Amended Quarterly Report on Form 10-Q/A for fiscal quarter ended March 31, 2000, including all material incorporated by reference therein

     - Current Reports on Form 8-K filed on March 24, 2000, July 21, 2000 and August 3, 2000, including all material incorporated by reference therein

     - Definitive Proxy Statement on Schedule 14A filed on May 1, 2000, including all material incorporated by reference therein

     Cephalon and Anesta hereby incorporate by reference additional documents that Cephalon or Anesta may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting of Anesta's stockholders. These, among other things, include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     Cephalon has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Cephalon or Merger Sub, and Anesta has supplied all information relating to Anesta.

     If you are a stockholder of Anesta, you may have received some of the documents incorporated by reference. You may also obtain any of those documents from the appropriate company or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from the appropriate company without charge, excluding all exhibits, unless specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                CEPHALON, INC.                                  ANESTA CORP.
            145 Brandywine Parkway                          4745 Wiley Post Way
            Westchester, PA 19380                         Salt Lake City, UT 84116
             Tel: (610) 344-0200                            Tel: (801) 595-1405
                                                           Email: info@anesta.com

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY
[______________________________], 2000 TO RECEIVE THEM BEFORE THE SPECIAL
MEETING OF ANESTA STOCKHOLDERS. If you request any incorporated documents, the appropriate company will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS. THIS PROXY
STATEMENT/PROSPECTUS IS DATED [            ], 2000. YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF CEPHALON COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

     Cephalon, Inc., and the Cephalon logos are registered trademarks or trademarks of Cephalon, Inc. in the U.S. and in other select countries. Provigil is a registered trademark of Genelco, S.A. and is licensed to Cephalon. Gabitril is a registered trademark of Abbott Laboratories, Inc. and is licensed to Cephalon. Anesta Corp., the Anesta logos and all other Anesta product and service names are registered trademarks or trademarks of Anesta Corp. in the U.S. and in other select countries. "Registered Trademark" and "TM" indicate U.S. registration and U.S. trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

                                                                         ANNEX A
                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 14, 2000, among Cephalon, Inc., a Delaware corporation ("Parent"), C Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Anesta Corp., a Delaware corporation (the "Company").

                                    RECITALS

     A. Parent and the Company each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

     B. The respective Boards of Directors of Parent and Merger Sub, and Parent, acting as the sole stockholder of Merger Sub, have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement.

     C. The Board of Directors of the Company has (i) unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and (ii) determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

     D. It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined in Section 3.10) and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code.

     E. The parties intend to cause the Merger to be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP").

     F. Merger Sub is a wholly-owned subsidiary of Parent and has been formed solely to facilitate the Merger and has conducted and will conduct no business or activity other than in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly-owned subsidiary of Parent. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

     1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, as promptly as practicable, but no later than two (2) business days, following the satisfaction or waiver of the conditions set forth in Article 6 (other than conditions which by their nature are to be satisfied at Closing, but subject to those conditions), or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3 Effective Time. If all the conditions set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the "Certificate of Merger") to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

     1.4  The Charter and Bylaws.

          (a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form of the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time until duly amended as provided therein or by applicable law, except that, as of the Effective Time, Article I of such Certificate of Incorporation shall be amended to read as follows: "The name of the Corporation is Anesta Corp."

          (b) The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

     1.5 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

     1.6 Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 2

                     CONVERSION AND EXCHANGE OF SECURITIES

     2.1 Merger Sub Stock. At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub common stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     2.2  Company Stock.

          (a) Subject to Section 2.3(e), at the Effective Time, each outstanding share of common stock of the Company, par value $.001 per share (the "Company Common Stock"), other than any shares of Company common stock to be cancelled pursuant to Section 2.2(c) below shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive 0.4765 shares of common stock of the Parent, par value $.01 per share (the "Parent Common Stock") (such ratio, as adjusted pursuant to Section 2.4 below, being defined herein as the "Exchange Ratio").

          (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the consideration contemplated by Section 2.2(a) and cash in lieu of fractional shares in accordance with Sections 2.3(c) and 2.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of Company Common Stock.

          (c) Each share of Company Common Stock held in the Company's treasury at the Effective Time, and each share of Company Common Stock that is owned by Parent or any Parent Subsidiary (as defined in Section 4.1) at the Effective Time, shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist without payment of any consideration thereof.

          (d) As of the Effective Time, each outstanding option to purchase capital stock of the Company (the "Company Options"), whether or not exercisable and whether or not vested, under any plan or arrangement of the Company providing for the grant of options to purchase shares of Company Common Stock (collectively, the "Company Stock Option Plans"), shall be converted into an option to purchase Parent Common Stock. Each Company Option so converted shall be subject to the same terms and conditions as under the applicable Company Stock Option Plan immediately prior to the Effective Time and the applicable grant instrument issued thereunder (including, without limitation, any repurchase rights or vesting provisions), except that (A) each such Company Option shall be exercisable (or will become exercisable in accordance with its terms) for that number and whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, (B) the exercise price per share of Parent Common Stock shall be an amount equal to the quotient determined by dividing the exercise price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest tenth of a cent), and (C) the vesting of certain Company Options as set forth on Section 3.25 of the Company Disclosure Schedule (as defined below) will be accelerated or become subject to subsequent acceleration pursuant to the terms of such Company Options as a result of the Merger, so long as such acceleration does not adversely affect Parent's ability to account for the Merger in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

          (e) It is the intention of the parties that the Company Options converted by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent permitted under
     Section 422 of the Code and to the extent the Company Options qualified as incentive stock options prior to the Effective Time.

          (f) Parent shall, as soon as practicable after the Effective Time, but in no event later than 30 days after the Effective Time, file a registration statement on Form S-8 under the Securities Act of 1933 (the "Securities Act"), covering the shares of Parent Common Stock issuable upon the exercise of the Company Options converted under Section 2.2(d), and will maintain the effectiveness of such registration, and the current status of the prospectus contained therein, until the exercise or expiration of such converted Company Options.

     2.3  Exchange of Certificates Representing Company Common Stock.

          (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a banking or other financial institution mutually acceptable to Parent and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, certificates representing the shares of Parent Common Stock to be issued in connection with the Merger and cash in an amount equal to Parent's good faith estimate of the cash required to be paid to holders of shares of Company Common Stock in lieu of fractional shares expected to be payable in connection with the Merger (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.2 and paid pursuant to this Section 2.3 in exchange for outstanding shares of Company Common Stock.

          (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock
     (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which letter shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of Certificates in exchange for the consideration contemplated by Section 2.2 and this Section 2.3, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid pursuant to Section 2.3(b)(y) may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2. Certificates surrendered for exchange by any Affiliate (as defined in Section 5.9 hereof), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 5.9.

          (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of Parent Common Stock that would otherwise be issuable by the average closing price per share of Parent Common Stock for the ten-day period ending two days before the Closing Date as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source).

          (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to Parent. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent, and Parent shall comply with such requests, made in accordance with the terms of this Agreement, for payment of their shares of Parent Common Stock, cash and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          (g) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable (except to the extent provided by applicable law) to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may reasonably request as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

     2.4 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction (or a record date shall have been set for such purpose), the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered prior to the execution hereof to Parent (the "Company Disclosure Schedule"), the Company represents and warrants to Parent as of the date of this Agreement as follows:

     3.1 Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not result in a Company Material Adverse Effect (as defined in Section 8.14 hereof). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, or as described in the Company Reports, as reasonably contemplated in the future. The Company has no Subsidiaries (as defined in Section 8.14) other than those Subsidiaries set forth in Section 3.1 of the Company Disclosure Schedule (the "Company Subsidiaries"). Each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing, under the laws of the jurisdictions in which such companies are incorporated. Neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of the Company Subsidiaries or any of their respective properties or assets is subject, other than any violations that would not result in a Company Material Adverse Effect.

     3.2 Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents to which it is a party contemplated hereby and to perform its obligations hereunder. Subject only to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company (the "Company Board") and duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     3.3 Capitalization. The authorized capital stock of the Company consists of 35,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock of the Company (the "Company Preferred Stock"). As of July 12, 2000, there were 13,417,034 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding. Since such date, no shares of capital stock of Company have been issued, except shares of Company Common Stock issued pursuant to the exercise of options outstanding under the Company Stock Option Plans. As of July 12, 2000, options to acquire 1,905,833 shares of Company Common Stock were outstanding pursuant to the terms of the Company Stock Option Plans. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter with respect to such securities. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and were issued in compliance with all applicable federal and state securities laws, rules and regulations. Other than as set forth above, there were not, as of July 12, 2000, any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of the Company Subsidiaries or entitle any third party to receive any capital stock of the Company or any of the Company Subsidiaries.
Section 3.3 of the Company's Disclosure Schedule lists all Company Options outstanding as of July 12, 2000, and for each such Company Option the vesting schedule through July 11, 2001. There are no voting trusts or other agreements or understandings to which the Company is a party, nor, to the knowledge of the Company, to which any stockholder of the Company is a party, with respect to the voting of capital stock of the Company. The issuance of the Option Shares upon exercise of the Company Option has been duly authorized by all requisite corporate and stockholder action and, upon exercise of the Company Option, the Option Shares will be validly issued, fully paid and non-assessable shares of Company Common Stock.

     3.4 Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock of each of the Company Subsidiaries. Each of the outstanding shares of capital stock of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns any equity interest in any person.

     3.5 No Violation. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms of such agreements will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or the Bylaws of the Company; (ii) result in a breach or violation of, or a default under, any existing Company Employee Plans, or any grant or award made under any of the foregoing; or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or any of the Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, binding commitment or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their respective properties is bound or to the knowledge of the Company affected, except for any of the foregoing matters which would not (a) result in a Company Material Adverse Effect, or (b) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (c) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement; or
(iv) other than (a) filings by the Company required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (b) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval by the Company's stockholders of this Agreement and such reports under the Securities Exchange Act of 1934 (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of the Certificate of Merger with the Delaware Secretary of State and (d) the filings and notifications required by the rules of the Nasdaq National Market, required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registration which, if not obtained or made, would not (a) result in a Company Material Adverse Effect, (b) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (c) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     3.6  SEC Documents; Undisclosed Matters.

          (a) The Company has filed all required forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) with the SEC since January 1, 1997 (collectively, the "Company Reports"). As of the respective dates they were filed, or, if amended, as of the date of the filing of the last such amendment, each Company Report, (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Company Reports and
     (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and each of the Company Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the financial position, results of operations and cash flows, as the case may be, of the Company and each of the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect, and the absence of footnotes), in each case
     (x) in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and (y) in compliance as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of the date they were filed or, if amended, as of the date of the filing of the last such amendment.

          (b) Except (i) as set forth in the Company Reports (including the financial statements and notes thereto contained therein), (ii) for liabilities set forth in this Agreement, (iii) for liabilities described in
     Section 3.6 of the Company Disclosure Schedule or incurred in the ordinary course of business consistent with past practice, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute or contingent or otherwise) which, individually or in the aggregate, would have a Company Material Adverse Effect.

     3.7 Litigation. Except as disclosed in the Company Reports, there are no actions, suits or proceedings pending against the Company or any of the Company Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that, individually or in the aggregate, would have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule, order, action, demand, or requirement of any governmental entity or other regulatory body or arbitrator outstanding against, or, to the knowledge of the Company, any investigation by any governmental entity or other regulatory body involving the Company or any of the Company Subsidiaries that individually or in the aggregate would have a Company Material Adverse Effect.

     3.8  Compliance with Laws.

          (a) Each of the Company and the Company Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any governmental entity or regulatory entity (other than Environmental Laws) (collectively, "Legal Provisions") applicable to its business or operations, except for instances of noncompliance that individually or in the aggregate would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all governmental and regulatory entities, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that individually or in the aggregate would not have a Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits that individually or in the aggregate would not have a Company Material Adverse Effect. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would have a Company Material Adverse Effect.

          (b) Except for those matters that individually or in the aggregate would not have a Company Material Adverse Effect: (A) each of the Company and the Company Subsidiaries is, and has been, in compliance with all applicable Environmental Laws; (B) during the period of ownership or operation by the Company or the Company Subsidiaries of any of its currently or previously owned, leased or operated properties, no Hazardous Material has been treated or disposed of, and there have been no Releases or threatened Releases of Hazardous Material at, in, on, under or affecting such properties or any contiguous site by the Company or the Company Subsidiaries, or, to the knowledge of the Company and the Company Subsidiaries, by any other person or entity; (C) prior to the period of ownership or operation by the Company or the Company Subsidiaries of any of its currently or previously owned, leased or operated properties, to the knowledge of the Company and the Company Subsidiaries, no Hazardous Material was treated, stored, or disposed of, and there were no Releases of Hazardous Material at, in, on, under or affecting any such property or any contiguous site; and (D) neither the Company nor the Company Subsidiaries have received any written notice of, or entered into or assumed by contract, judicial or administrative settlement, or operation of law any indemnification obligation, order, settlement or decree relating to: (1) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any governmental entity, regulatory entity or any third party in connection with any alleged violation of Environmental Laws or any Release of Hazardous Materials, (2) the response to or remediation of Hazardous Material at or arising from any of the Company's or its Subsidiaries' activities or properties or any other properties or (3) payment for any response action relating to or remediation of Hazardous Material at or arising from any of the Company's or the Company Subsidiaries' properties, activities, or any other properties.

     The term "Environmental Laws" means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, directives, interpretations, licenses, permits, and other authorizations of any governmental entity or regulatory entity and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, including any thereof of the European Community or the European Union having the force of law and being applicable to the Company, dealing with the protection of health, welfare or the environment, and any provincial, municipal, water board or other local statute, law, rule, regulation or ordinance relating to public or employee health, safety or environment; including all laws relating to Releases to air, water, land or groundwater, relating to the withdrawal or use of groundwater, and relating to the use, handling, transportation, manufacturing, introduction into the stream of commerce, or disposal of Hazardous Materials.

     The term "Hazardous Materials" means any chemical, material, liquid, gas, substance, or waste, whether naturally occurring or man-made, that is prohibited, limited, or regulated by or pursuant to an Environmental Law.

     The term "Release" means spilling, leaking, discharging, injecting, emitting, and or disposing and placement of a Hazardous Material in any location that poses a threat thereof.

     3.9 Absence of Certain Changes. Other than as set forth in the Company Reports (i) since December 31, 1999 the Company has conducted its business only in the ordinary course of such business, (ii) from December 31, 1999 to the date of this Agreement there has not been any Company Material

Adverse Effect, and (iii) since December 31, 1999, there has not been any material change in its accounting principles, practices or methods, except as required under GAAP or applicable law.

     3.10  Taxes and Tax Returns.

          (a) As used in this Agreement:

             "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

             "Taxes" means (i) any and all federal, state, local and foreign taxes, assessments, deficiencies, fees and other governmental charges, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, employment, excise, unemployment, premium, social security, occupation, stamp, and property taxes, together with all interest, penalties and additions to tax imposed with respect to such amounts, and (ii) any obligations under any agreements or arrangements with respect to any amounts described in clause (i) above.

             "Tax Return" means any report, return, declaration, statement or other form or document filed or required to be filed with any federal, state, local or foreign taxing authority in connection with any Taxes.

          (b) All Tax Returns required to be filed by or with respect to the Company and each of the Company Subsidiaries have been timely filed and all such Tax Returns are true, correct and complete in all material respects. The Company and each of the Company Subsidiaries have (i) timely paid or caused to be timely paid all material Taxes of the Company and the Company Subsidiaries due, whether or not shown (or required to be shown) on a Tax Return and (ii) provided a sufficient reserve (without regard to deferred Tax assets and liabilities) for the payment of all material Taxes of the Company and the Company Subsidiaries not yet due and payable on the financial statements included in the Company Reports.

          (c) The Company and each of the Company Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other federal, state, local or foreign laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material amounts required to be withheld and paid over.

          (d) Neither the Company nor any of the Company Subsidiaries has received notice that any of the Tax Returns of the Company or any of the Company Subsidiaries is currently being examined by the Internal Revenue Service ("IRS") or relevant state, local or foreign taxing authorities, and there are no administrative or court proceedings relating to any material Taxes of either the Company or any of the Company Subsidiaries in progress or, to the Company's knowledge, pending.

          (e) Except for liens for Taxes that are not yet due and payable, there are no liens for any material Tax upon any asset of the Company or any of the Company Subsidiaries.

          (f) Neither the Company nor any of the Company Subsidiaries is, or has been, a party to any agreement (other than this Agreement) (i) relating to allocating or sharing the payment of, or liability for, Taxes, (ii) affording any other person the benefit of any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Company or any Company Subsidiary, or (iii) requiring or permitting the transfer or assignment of income, revenues, receipts or gains to Company or any Company Subsidiary, from any other person.

          (g) True and complete copies of all federal, state, local and foreign Tax Returns of the Company and each of the Company Subsidiaries for taxable years beginning on or after January 1, 1992 have been made available to Parent prior to the date hereof to the extent reasonably requested by Parent.

          (h) No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any of the Company Subsidiaries is in force, and no waiver or agreement by the Company or any of the Company Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes; and there are no pending requests for waivers or extensions of time for the assessment or payment of any Taxes with respect to Company or any of the Company Subsidiaries.

          (i) Neither the Company nor any of the Company Subsidiaries has been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent.

          (j) Neither the Company nor any of the Company Subsidiaries has any liability under Treas. Regs. Section 1.1502-6, or any similar provision of state, local or foreign law, except with respect to members of the affiliated group of which the Company is the common parent.

          (k) Neither Company nor any of the Company Subsidiaries has received notice of a claim by any taxing authority from a jurisdiction in which such corporation does not file any Tax Returns that such corporation is or may be subject to taxation by that jurisdiction.

          (l) Neither Company nor any of the Company Subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

          (m) Neither Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under
     Section 355 of the Code either (i) during the two (2) years prior to the Effective Time (or will constitute such a corporation during such time), or
     (ii) in connection with a distribution that otherwise constitutes part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     3.11  Employee Benefit Plans.

          (a) Schedule 3.11 of the Company Disclosure Schedule contains a list of each plan, program, arrangement and contract which is maintained or sponsored by the Company or any Company Subsidiaries or under which the Company or any of the Company Subsidiaries is obligated to make contributions or to which the Company or any Company Subsidiary otherwise have or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate (as defined below), and which provides benefits or compensation to or on behalf of employees or former employees and their beneficiaries or directors, agents or independent contractors, including but not limited to executive arrangements, employment agreements, severance policies or agreements, sick leave, vacation pay, consulting or other compensation arrangements, bonus plan, stock option or stock purchase plans, and any other equity compensation plans or arrangements, any plans subject to section 125 of the Code, any plans providing benefits or payments in the event of a change of ownership or control, and "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans, programs, arrangements, practices or contracts are referred to herein as "Company Employee Plans." The Company has made available to Parent the plan documents or other writing constituting each Company Employee Plan that has been reduced to writing and, if applicable, the trust, insurance contract, service agreement, formal and informal amendments thereto, or other funding arrangement, the most recent ERISA summary plan description and any amendments or modifications thereof; all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other governmental entity with respect to the Company Employee Plans; all minutes and resolutions describing the manner in which the Company Employee Plan is or has been administered or describing corrections to the administration of a Company Employee Plan; and the three (3) most recently filed Forms 5500 and actuarial report for each such Company Employee Plan. The

     Company has made available to Parent accurate copies of the most recent favorable determination letters for all Company Employee Plans qualified under Section 401(a) of the Code. "ERISA Affiliate" means any person, together with the Company or any Company Subsidiary, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company or any Company Subsidiary is or has been a general partner.

          (b) The Company and any Company Subsidiary does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to
     Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. No Company Employee Plan is a multiemployer plan (as defined in Section 3(37) of ERISA), and neither the Company nor any Company Subsidiary is, or has been, a participant in a multiemployer plan.

          (c) Neither the Company nor any of the Company Subsidiaries is obligated to provide post-employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any Person who is no longer an employee of Company or any of the Company Subsidiaries, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

          (d) The Company and any Company Subsidiary has no liability with respect to any benefit plan or arrangement other than the Company Employee Plans that would result in a Company Material Adverse Effect. Each Company Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and each of those Company Employee Plans which are intended to be qualified under Section 401(a) of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401(a) of the Code, in each case except where a failure to be so maintained would not have a Company Material Adverse Effect; and all reporting, disclosure, and notice requirements of ERISA, the Code and other applicable laws have been satisfied in all material respects with respect to each Company Employee Plan.

          (e) No non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Employee Plan maintained by the Company or any of the Company Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that would not have a Company Material Adverse Effect.

     With respect to any Company Employee Plan, to the knowledge of the Company there has occurred no breach of any fiduciary duty described in Section 404 of ERISA that could, if successful, result in any fiduciary duty described in 404 of ERISA that could, if successful, result in any liability, direct or indirect, for the Company or any Company Subsidiary or any stockholder, officer, director, or employee of the Company or any Company Subsidiary. No Company Employee Plan is presently under audit or examination (nor has noticed been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, and no matters are pending with respect to any Company Employee Plan under any IRS program.

          (f) The Company and the Company Subsidiaries have paid all amounts that the Company and the Company Subsidiaries are required to pay as contributions to the Company Employee Plans as of the last day of the most recent fiscal year of each of the Company Employee Plans; all benefits accrued under any funded or unfunded Company Employee Plan will have been paid, accrued or otherwise adequately reserved with GAAP; and all monies withheld from employee paychecks with respect to the Company Employee Plans have been transferred to the appropriate Company Employee Plan in a timely manner as required by applicable law.

          (g) To the knowledge of the Company, all persons classified by the Company and the Company Subsidiaries as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; to the knowledge of the Company, the Company and the Company Subsidiaries have fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and to the knowledge of the Company, the Company and the Company Subsidiaries have no obligations to provide benefits with respect to such persons under the Company Employee Plans or otherwise. No individuals are currently providing, or have ever provided, services to the Company or the Company Subsidiaries pursuant to a leasing agreement or similar type of arrangement, nor has the Company or the Company Subsidiaries entered into any arrangement whereby services will be provide by such individuals.

          (h) All Company Employee Plans may be amended or terminated without penalty by the Company at any time on or after the Closing Date.

          (i) All Company Employee Plans outside of the United States, if any, (the "Foreign Plans") are in material compliance with all applicable laws and have been operated in all material respects in accordance with the Foreign Plans' respective terms. There are no unfunded liabilities under, or in respect of, the Foreign Plans, and all contributions or other payments required to be made to, or in respect of, the Foreign Plans prior to the Effective Time have been made, or will be made, prior to the Effective Time

     3.12 Intellectual Property. Each of the Company and the Company Subsidiaries owns, or is validly licensed or otherwise has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which if the Company or the Company Subsidiaries did not own or validly license or otherwise have the right to use would have a Company Material Adverse Effect. Section 3.12 of the Company Disclosure Schedule sets forth, as of the date hereof, a list of all material granted patents, pending patent applications, registered trademarks and applications therefor owned by or licensed to the Company or any of the Company Subsidiaries. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right which have or would have a Company Material Adverse Effect. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right which would have a Company Material Adverse Effect. As of the date hereof, the Company has no knowledge that the business of the Company and the Company Subsidiaries as presently conducted or as presently contemplated does or will infringe (i) any granted patent or existing trademark or (ii) any patent to be granted from a pending patent application. No claims are pending or, to the knowledge of the Company, are threatened challenging the validity of, ownership of or license to the Intellectual Property Rights owned by or licensed to the Company and the Company Subsidiaries which would have a Company Material Adverse Effect.

     3.13 Parent Stock Ownership. Neither the Company nor any of the Company Subsidiaries beneficially owns any shares of Parent Common Stock or other securities convertible into or exercisable for Parent Common Stock.

     3.14 Pooling of Interests; Tax Reorganization. To the knowledge of the Company, there has been no action or omission by the Company or any of the Company Subsidiaries which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 ("APB No. 16"), the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     3.15 State Takeover Statutes. The Company Board has approved this Agreement and the Merger, and such approval is sufficient to render inapplicable, to this Agreement and the Merger, the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to this Agreement and the Merger. To the Company's knowledge, no other state antitakeover statute or similar statute or regulation is applicable to the Merger or the other transactions contemplated hereby.

     3.16 No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this

Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained U.S. Bancorp-Piper Jaffray ("Piper Jaffray") as its financial advisors.

     3.17 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Piper Jaffray to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

     3.18 Insurance. Schedule 3.18 accurately sets forth as of the day preceding the date hereof all policies of insurance, other than title insurance policies, held by or on behalf of the Company and all outstanding claims thereunder in excess, individually or in the aggregate, of $25,000. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. In the reasonable judgment of the Company, such policies are in amounts which are adequate in relation to the business and properties of the Company, and all premiums to date have been paid in full.

     3.19 Contracts. As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to, and none of their respective properties or assets are bound by, any material contracts, including contracts relating to distribution, sale, licensing, co-promotion marketing, manufacturing, third party suppliers of active ingredients, bulk product and finished product to the Company, other than contracts filed as exhibits to the Company Reports or listed on Schedule 3.19. The Company has not received any notice from any other party to any such material contract, and otherwise has no knowledge that such third party intends to terminate, or not renew, any such material contract and no right to terminate such material contract arises in connection with the transactions contemplated hereby. As of the date hereof, the Company has made available to Parent true and correct copies of all such material contracts. Neither the Company nor any of the Company Subsidiaries, and, to the knowledge of the Company, no other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license which is listed in Section 3.19 of the Company Disclosure Schedule, except for violations or defaults that individually or in the aggregate would not have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant (other than licenses or similar agreements permitting the Company to use the intellectual property of a third party) restricting in any material respect the development, marketing or distribution of the Company's or any of the Company Subsidiaries' products or services or the conduct of their businesses.

     3.20 No Excess Parachute Payments; No Section 162(m) Payments. There will be no payments or benefits to any "disqualified individual" (within the meaning of Section 280G of the Code) that would constitute or result in an "excess parachute payment" under Section 280G of the Code as a direct or indirect consequence of the transactions contemplated by this Agreement, including, without limitation, as a result of the acceleration of vesting or exercisability of any options to purchase Company Common Stock held by "disqualified individuals" as a direct or indirect consequence of the transactions contemplated by this Agreement. No such Person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other Person (a "Parachute Gross Up Payment") to reimburse such Person for the excise tax imposed on such Person pursuant to Section 4999(a) of the Code. The Company Employee Plans and other Company employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any material amounts paid or payable by the Company or any of the Company Subsidiaries under any such plan or arrangement and, to the knowledge of the Company, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts.

     3.21  Title to Properties.

          (a) Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets used in the conduct of its business except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has a leasehold interest, are free and clear of all liens, claims and encumbrances, except for liens, claims and encumbrances that individually or in the aggregate would not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted.

          (b) Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that individually or in the aggregate would not have a Company Material Adverse Effect.

     3.22 Supply and Distribution Relationships. Except as would not result in a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have in place supply and distribution agreements or arrangements sufficient to meet the needs of the business of the Company as it is currently being conducted and (ii) to the knowledge of the Company, no adverse change in those agreements or arrangements is reasonably anticipated.

     3.23  Regulatory Compliance.

          (a) As to each product subject to the jurisdiction of the U.S. Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act and the regulations thereunder ("FDCA") (each such product, a "Pharmaceutical Product") that is manufactured, tested, distributed and/or marketed by the Company or any of its subsidiaries, such Pharmaceutical Product is being manufactured, tested, distributed and/or marketed in substantial compliance with all applicable requirements under FDCA and similar Legal Provisions, including those relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except where the failure to be in compliance would not have a Company Material Adverse Effect. Neither the Company nor the Company Subsidiaries has received any notice or other communication from the FDA or any other governmental entity, domestic or foreign (A) contesting the premarket approval of, the uses of or the labeling and promotion of any of the Company's or the Company Subsidiaries' products or (B) otherwise alleging any violation of any Legal Provision by the Company or the Company Subsidiaries which, in either case, would have a Company Material Adverse Effect.

          (b) No Pharmaceutical Products have been recalled, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) since January 1, 1998. No proceedings in the United States and outside of the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Pharmaceutical Product are pending, or to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries, nor have any such proceedings been pending at any time since January 1, 1998 which would have a Company Material Adverse Effect.

          (c) As to each biological or drug of the Company or its Subsidiaries for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company and the Company Subsidiaries are in substantial compliance with 21 U.S.C. sec. 355 or 21 C.F.R. Parts 312 or 314 et seq., respectively, and similar Legal Provisions and all terms and conditions of such applications, except where the failure to be in compliance would not have a Company Material Adverse Effect. As to each such drug, the Company and any relevant Company Subsidiary, and the officers, employees or agents of the Company or such Company Subsidiary have included in the application for such drug, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar Legal Provision and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar Legal Provision, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter, except in the case where the failure of such application to be true and accurate would not have a Company Material Adverse Effect. In addition, the Company and the Company Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar Legal Provisions.

          (d) Each article of any drug manufactured and/or distributed by the Company or any of the Company Subsidiaries is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar Legal Provisions) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar Legal Provisions), and is not a product that is in violation of 21 U.S.C. sec. 355 (or similar Legal Provisions), except where such failure in compliance with the foregoing would not have a Company Material Adverse Effect.

          (e) Neither the Company, nor any Company Subsidiary, nor any officer, employee or agent of either the Company or any Company Subsidiary has made an untrue statement of a material fact or fraudulent statement to the FDA or other governmental entity or regulatory entity, failed to disclose a material fact required to be disclosed to the FDA or any other governmental entity or regulatory entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other governmental entity or regulatory entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any Company Subsidiary, nor any officer, employee or agent of either the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. sec. 335a(b) or any similar Legal Provision.

          (f) Except as disclosed in the Company Reports, neither the Company nor any Company Subsidiary has received any written notice that the FDA or any other governmental entity or regulatory entity has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or any Company Subsidiary, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of the Company or any Company Subsidiary which would reasonably be expected to have a Company Material Adverse Effect.

     3.24 Commercial, Clinical and Investigational Drugs. As of the date of this Agreement, to the knowledge of the Company, there are no facts or circumstances that would materially and adversely affect the continued marketing, manufacture, and sale of Actiq as currently conducted. As of the date of this Agreement, to the knowledge of the Company, all material information regarding the development and commercialization of products and services of the Company have previously been disclosed to Parent.

     3.25 Agreement with Officers and Directors. Schedule 3.25 sets forth each plan or agreement pursuant to which amounts may become payable (whether currently or in the future) to current or former officers and directors of the Company or any of the Company Subsidiaries as a result of or in connection with the Merger.

                                   ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the disclosure schedule delivered prior to the execution hereof to the Company (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows:

     4.1  Existence; Good Standing; Corporate Authority; Compliance with
Law. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not result in a Parent Material Adverse Effect (as defined in Section 8.14 hereof). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as described in the Parent Reports as reasonably contemplated in the future. Parent has no Subsidiaries other than those Subsidiaries set forth in Section 4.1 of the Parent Disclosure Schedule (the "Parent Subsidiaries"). Each of the Parent Subsidiaries is a corporation duly organized, validly existing and in good standing, under the laws of the respective jurisdictions in which they are incorporated.

     4.2 Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub, respectively, has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and thereby, and perform its obligations hereunder and thereunder. The consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby have been (i) unanimously approved by the Board of Directors of Parent and Merger Sub, as applicable, (ii) approved by the Parent as the sole stockholder of Merger Sub, and duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     4.3 Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock ("Parent Preferred Stock"). As of July 12, 2000, there were 34,820,937 shares of Parent Common Stock and 2,500,000 shares of the $3.625 Convertible Exchangeable Preferred Stock (the "Convertible Exchangeable Preferred Stock") series of Parent Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of Parent have been issued, except shares issued pursuant to the exercise of options outstanding under Parent's stock option plans (the "Parent Stock Option Plans"). Parent is a party to an Amended and Restated Rights Agreement, dated as of January 1, 1999 (the "Parent Rights Agreement"), with StockTrans, Inc. as Rights Agent. As of July 1, 2000, options to acquire 3,768,298 shares of Parent Common Stock were outstanding pursuant to the terms of the Parent Stock Option Plans and 1,000,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance in connection with the rights issued pursuant to the Parent Rights Agreement. Since such date, no additional options have been granted. Other than the Convertible Exchangeable Preferred Stock, Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. All such issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued pursuant to Section 2.2(a) hereof, when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as set forth above, there are not, as of July 12, 2000, any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent or any of the Parent Subsidiaries to issue, transfer or sell any shares of capital stock of Parent or any of the Parent Subsidiaries.

     All of the issued and outstanding shares of capital stock of Merger Sub are owned by Parent. Merger Sub has not engaged in any activities other than in connection with its formation and the transactions contemplated by this Agreement.

     4.4 Subsidiaries. Parent owns directly or indirectly each of the outstanding shares of each of the Parent Subsidiaries. Each of the outstanding shares of capital stock of each of the Parent Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Parent free and clear of all liens, pledges, security interests, claims or other encumbrances.

     4.5 No Violation. Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the respective Certificate of Incorporation or Bylaws of Parent or Merger Sub; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Parent Stock Option Plans, or any grant or award under any of the foregoing, or violate, conflict with, result

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in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent, any of the Parent Subsidiaries or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, binding commitment or obligation to which Parent, any of the Parent Subsidiaries or Merger Sub is a party, or by which Parent, any of the Parent Subsidiaries or Merger Sub or any of their respective properties is bound or to the knowledge of the Parent affected, except for any of the foregoing matters which would not (a) result in a Parent Material Adverse Effect, (b) impair in any material respects the ability of Parent to perform its obligations under this Agreement, or (c) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement; or (iii) other than (a) filings by Parent required under the HSR Act, (b) the filing with the SEC of a Registration Statement on Form S-4, (c) the filing of the Certificate of Merger with the Delaware Secretary of State, and (d) the submission to the Nasdaq National Market of a listing application, require, by or with respect to Parent, any of the Parent Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Merger Sub of the Merger, any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registrations which, if not obtained or made, are not reasonably likely to result in a Parent Material Adverse Effect.

     4.6  SEC Documents; Undisclosed Matters.

          (a) Parent has filed all required forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) with the SEC since January 1, 1997 (collectively, the "Parent Reports"). As of the respective dates they were filed, or, if amended, as of the date of the filing of the last such amendment, each Parent Report, (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Parent Reports and (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and each of the Parent Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the financial position, results of operations and cash flows, as the case may be, of Parent and each of the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect, and the absence of footnotes), in each case (x) in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and (y) in compliance as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of the date they were filed or, if amended, as of the filing of the last such amendment.

          (b) Except (i) as set forth in the Parent Reports (including the financial statements and notes thereto contained herein), (ii) for liabilities set forth in this Agreement, (iii) for liabilities described in
     Section 4.6 of the Parent Disclosure or incurred in the ordinary course of business consistent with past practice, the Parent has no liabilities or obligations of any nature (whether accrued, absolute or contingent or otherwise) which, individually or in the aggregate, would have a Parent Material Adverse Effect.

     4.7 Litigation. Except as disclosed in the Parent Reports, there are no actions, suits or proceedings pending against Parent, any of the Parent Subsidiaries or Merger Sub or, to the knowledge of Parent,

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threatened against Parent, any of the Parent Subsidiaries or Merger Sub, that, individually or in the aggregate would have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule, order, action, demand or requirement of any governmental entity or other regulatory body or arbitrator outstanding against, or, to the knowledge of Parent, any investigation by any governmental entity or other regulatory body involving the Parent that individually or in the aggregate would have a Parent Material Adverse Effect.

     4.8 No Violation of Law. The business and operations of Parent and the Parent Subsidiaries have been conducted in compliance with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies, except where such noncompliance, individually or in the aggregate, would not have a Parent Material Adverse Effect.

     4.9 Absence of Certain Changes. Other than as set forth in the Parent Reports (i) since December 31, 1999 Parent has conducted its business only in the ordinary course of such business, (ii) from December 31, 1999 to the date of this Agreement there has not been any Parent Material Adverse Effect; and (iii) since December 31, 1999, there has not been any material change in its accounting principles, practices or methods, except as required under GAAP or applicable law.

     4.10 Company Stock Ownership. Neither Parent nor any of the Parent Subsidiaries beneficially owns any shares of Company Common Stock or other securities convertible into or exercisable for Company Common Stock.

     4.11 Pooling of Interests; Tax Reorganization. To the knowledge of Parent, there has been no action or omission by Parent or any of the Parent Subsidiaries which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC. Neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     4.12 No Brokers. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Robertson Stephens as its financial advisor.

     4.13 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Robertson Stephens to the effect that, as of the date hereof, the Exchange Ratio in the Merger is fair from a financial point of view to the Parent.

                                   ARTICLE 5

                                   COVENANTS

     5.1  No Solicitation.

          (a) Without the prior written consent of Parent, from and after the date hereof, the Company will not, and will not authorize or permit any of its Subsidiaries or any officers, directors, employees, financial advisors, agents and other representatives of any of the foregoing ("Representatives") to, directly or indirectly: (i) solicit, initiate or encourage (including by way of furnishing information, other than public information in the ordinary course of business in response to an unsolicited request) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as hereinafter defined) from any person; (ii) engage in any discussion with any third party other than its Representatives or negotiations relating to any Acquisition Proposal; or (iii) enter into any agreement with respect to, agree to, approve or recommend any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, the Company may, (A) at any time prior to the time the Company's stockholders shall have voted to approve this Agreement engage in discussions or negotiations with a third party (and may furnish such third party information concerning the Company and its business, properties and assets to
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

     such party) who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or the Representatives after the date hereof) makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that, (1) the third party has first made an Acquisition Proposal that is financially superior to the transactions contemplated by this Agreement and, in the case of a cash offer, has demonstrated that the funds necessary for the Acquisition Proposal are reasonably likely to be available (as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors) (such an Acquisition Proposal, a "Superior Proposal"), and the Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, and after consulting with independent legal counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company receives from such person or entity an executed confidentiality agreement substantially in the same form as the Confidentiality Agreement, and (3) the Company shall have fully complied with this Section 5.1; (B) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; and/or (C) accept a Superior Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 7.3(a) hereof. As used herein, "Acquisition Proposal" means a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary thereof.

          (b) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or its Representatives with respect to a potential Acquisition Proposal and shall promptly request the return of all confidential or proprietary information of the Company furnished to any of such parties. The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep Parent informed of the status and details of any such inquiry, offer or proposal, and shall give Parent prompt prior written notice of (i) any meeting of the Board of Directors of the Company to take any action with respect to an Acquisition Proposal or to withdrawing or modifying, in a manner adverse to Parent, its recommendation to the Company's stockholders in favor of approval of the Merger, and (ii) any agreement to be entered into with any person making such inquiry, offer or proposal.

          (c) Prior to accepting a Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith with Parent, for a period of not less than five business days, to make such changes to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby.

          (d) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of the Company Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, without limitation, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     5.2  Interim Operations.

          (a) Prior to the Effective Time, except as set forth in the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto (which consent shall not be unreasonably withheld), the Company:

             (i) shall, and shall cause each of the Company Subsidiaries to, conduct its operations in the ordinary course consistent with the manner as heretofore conducted;

             (ii) shall use commercially reasonable efforts, and shall cause each of the Company Subsidiaries to use commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

             (iii) shall not, and shall cause each of the Company Subsidiaries not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments;

             (iv) shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect such that the condition set forth in
        Section 6.3(a)(ii) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement;

             (v) shall not, and shall not permit any of the Company Subsidiaries to, (A) acquire or agree to acquire by merging or consolidating with, or by acquiring any capital stock of or purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) acquire or agree to acquire assets other than in the ordinary course of business or (C) release or relinquish or agree to release or relinquish any material contract rights;

             (vi) shall not, and shall not permit any of the Company Subsidiaries to, effect any stock split or otherwise change its capitalization or issue any shares of its capital stock or securities convertible into or exchangeable or exercisable for shares of its capital stock, except upon exercise of options to purchase shares of Company Common Stock under the Company Stock Option Plans;

             (vii) shall not, and shall not permit any of the Company Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or any of the Company Subsidiaries, other than the issuance of Company Options consistent with past practice;

             (viii) shall not, and shall not permit any of the Company Subsidiaries to, take or fail to take any action which would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC;

             (ix) shall not, and shall not permit any of the Company Subsidiaries to, take or fail to take any actions which would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

             (x) shall not, and shall not permit any of the Company Subsidiaries to, amend in any material respect, except as required by applicable law or in response to changes in applicable law, the terms of any Company Employee Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements, or grant any award thereunder (except as permitted by clause (vii) above or, in the case of awards not involving the acquisition of securities, in the ordinary course of business consistent with past practice), or grant any salary increases to any employee of the Company or any of the Company Subsidiaries except in the ordinary course of business consistent with past practice except that (A) the Company may hire employees in the ordinary course of business consistent with past practice and (B) this subsection (x) shall not preclude Company from making payments under Company Employee Plans;

             (xi) shall not, and shall not permit any of the Company Subsidiaries to, except in the ordinary course of business consistent with past practice, (x) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (y) make any loans or advances to any other person;

             (xii) shall not, and shall not permit any of the Company Subsidiaries to, (x) make, revoke or change any material election with respect to Taxes unless required by applicable law or (y) settle or compromise any material Tax liability; and

             (xiii) shall not, and shall not permit any of the Company Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

          (b) Prior to the Effective Time, except as set forth in the Parent Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the Company has consented in writing thereto (which consent shall not be unreasonably withheld), Parent:

             (i) shall not, and shall cause each of Parent Subsidiaries not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments;

             (ii) shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect such that the condition set forth in
        Section 6.2(a)(ii) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement;

             (iii) shall not, and shall not permit any of Parent Subsidiaries to, effect any stock split or otherwise change its capitalization or issue any shares of its capital stock or securities convertible into or exchangeable or exercisable for shares of its capital stock, except upon exercise of options to purchase shares of Parent Common Stock under Parent Stock Option Plans;

             (iv) shall not, and shall not permit any of Parent Subsidiaries to, take or fail to take any action which would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC;

             (v) shall not, and shall not permit any of Parent Subsidiaries to, take or fail to take any actions which would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

             (vi) shall not, and shall not permit any of Parent Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

     5.3 Meeting of Company Stockholders. The Company will, as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable for the purpose of obtaining the approval of its stockholders of this Agreement and the Merger, it being agreed and understood that the Company may postpone the Company Stockholders' Meeting if necessary to comply with its obligations under 5.1(c) above. The Company Board shall recommend such approval and shall use its reasonable best efforts to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 5.7). Notwithstanding the foregoing or anything else contained in this Agreement, prior to the adoption and approval of this Agreement and the approval of the Merger by the holders of a majority of the shares of Company Stock, the Company Board, to the extent it determines in good faith, after considering applicable provisions of state law, and after consulting with independent legal counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, may withdraw or modify its approval or recommendation of this Agreement or the Merger; it being agreed and understood that any such withdrawal or modification in a manner materially adverse to the Parent shall give rise to the right of Parent to terminate under Section 7.4(a) below.

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

     5.4 Reasonable Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto will promptly file and prosecute diligently the applications and related documents required to be filed by such party with the applicable regulatory authorities in order to effect the transactions contemplated hereby, including filings under the HSR Act requesting early termination of the applicable waiting period. Each party hereto agrees to use all commercially reasonable efforts to, and shall take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions.

     5.5 Inspection of Records. From the date hereof to the Effective Time, the Company and Parent shall (i) allow all designated officers, attorneys, accountants and other representatives of their respective companies reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the other party and their Subsidiaries, (ii) furnish to such other party and such other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct employees, counsel and financial advisors to cooperate with such party in such party's investigation of the business of the other party and its Subsidiaries. Except as required by law, Parent and the Company will hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any and all information received from the Company or from Parent, as the case may be, directly or indirectly, in confidence, in accordance with the Confidentiality Agreement dated as of June 5, 2000 between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement").

     5.6 Publicity. The initial press release relating to this Agreement shall be a joint press release in the form heretofore agreed to by the parties and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filing with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto. The parties hereto agree and acknowledge that the Company may, after the signing of this Agreement, file a copy of this Agreement with the SEC on Form 8-K.

     5.7 Registration Statement. Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, which Registration Statement shall contain the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall take all action required to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4, shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, and (iii) at the time of the Company Stockholders Meetings, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4, shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, and (iii) at the time of the Company Stockholders Meetings, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company without the approval of Parent and no amendment of the Form S-4 will be made by Parent without the approval of the Company (such consent not to be unreasonable withheld or delayed). Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     5.8  Listing Application/De-Listings.

          (a) Parent shall promptly prepare and submit to the Nasdaq National Market a listing application covering the shares of Parent Common Stock issuable in the Merger and upon exercise of the Parent Options, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance.

          (b) The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     5.9 Affiliate Letters. No later than thirty (30) days prior to the date of the Company Stockholders' Meeting, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company (other than persons who have, on or prior to the date hereof, executed and delivered affiliate letters to the Parent) for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and its related interpretations. The Company shall take all actions reasonably necessary to deliver or cause to be delivered to Parent, prior to the Closing Date, from each such person an affiliate letter in the form of the affiliate letters delivered to the Parent prior to the date hereof (an "Affiliate Letter").

     5.10 Expenses. Except as otherwise provided in Section 7.5 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     5.11  Directors' and Officers' Indemnification and Insurance.

          (a) Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or employees or officers of the Company as provided in the Certificate of Incorporation or Bylaws of the Company or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b) Parent shall cause to be maintained, for a period of not less than six years from the Effective Time, the Company's current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all present and former directors and officers of the Company or any Company Subsidiary, so long as the annual premium therefor would not be in excess 150% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement, (such premium being the "Maximum Premium"); provided that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or canceled by the insurer or if the annual premium would exceed the Maximum Premium during such period, Parent shall obtain, in lieu of such D&O Insurance, such comparable directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions no less advantageous than the existing D&O Insurance.

          (c) The provisions of this Section shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     5.12  Benefit Arrangements.

          (a) From and after the Effective Time, Parent shall (i) permit each Company employee and officer who renders services for Parent or any Parent Subsidiary (including the Company or any Company Subsidiary) after the Effective Time ("Company Employees") to participate in the employee benefit plans and arrangements covering Parent's employees and officers (including employee benefit plans as defined in Section 3(3) of ERISA, arrangements providing for insurance coverage or workers' compensation benefits, incentive or deferred bonus arrangements, severance arrangements, equity compensation and deferred compensation plans, and vacation programs, whether or not sponsored by Parent) ("Parent Benefit Plans") to the same extent as similarly situated employees of Parent, (ii) give each Company Employee credit for all service with the Company prior to the Effective Time, (including service with any Subsidiary or affiliate of the Company) for purposes of eligibility and vesting, but not benefit accrual, under all Parent Benefit Plans, (iii) not subject any Company employee to any waiting periods or limitations on benefits for pre-existing conditions under Parent Benefit Plans, except to the extent such Company Employee was subject to such limitation under Company's Employee Benefit Plans, and (iv) credit all Company Employees with one full year's deductible under the Company's healthcare plans for the plan year that includes the Effective Time. Notwithstanding the foregoing, Parent may continue, for the benefit of Company Employees, any of the Company Employee Plans as in effect prior to the Closing Date, in lieu of permitting such Company Employees to participate in any of the Parent Benefit Plans as provided in (i) above.

          (b) Prior to the Closing Date, the Company and the Company Subsidiaries shall take whatever action is necessary to cause the adoption of resolutions terminating the Company 401(k) Retirement Savings Plan as of, or prior to, the Closing Date, subject to subsequent governmental approval as the Company deems appropriate. Prior to the Closing Date, the Company and the Company Subsidiaries shall also take whatever action is necessary to terminate the Company Employee Stock Purchase Plan as of, or prior to, the Closing Date.

     5.13 Section 16 Matters. Parent and the Company shall take all actions reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     5.14 Tax-Free Reorganization. Each of Company, Parent and Merger Sub shall take all necessary actions to obtain tax-free reorganization treatment under
Section 368(a) of the Code and shall not take any position or action that is inconsistent with such treatment.

                                   ARTICLE 6

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger shall have been approved by the holders of the issued and outstanding shares of capital stock of the Company in accordance with the DGCL and Company's Certificate of Incorporation.

          (b) The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

          (c) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or governmental regulatory or administrative agency or commission of competent jurisdiction which restrains, enjoins or otherwise prohibits the Merger shall be in effect. In the event any such order, decree, ruling or other action shall have been issued, each party agrees to use commercially reasonable efforts to have any such order, decree, ruling or other action reversed and any such restraint or injunction lifted.

          (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

          (e) The Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

     6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) (i) Parent and Merger Sub shall have performed in all material respects all obligations contained in this Agreement required to be performed by them on or prior to the Closing Date, (ii) each representation and warranty of Parent and Merger Sub contained in this Agreement shall be true and correct in each case as of the date of this Agreement and as of Closing Date as though made on the Closing Date (it being understood that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date), except as would not constitute a Parent Material Adverse Effect, and that qualifications as to materiality (including the use of the term Parent Material Adverse Effect) contained in any representation or warranty shall be disregarded for purposes of this Section 6.2(a), and (iii) the Company shall have received certificates of the President or a Vice President of Parent and Merger Sub dated the Closing Date, certifying to such effect with respect to Parent and Merger Sub, respectively.

          (b) The Company shall have received an opinion of Cooley Godward, special tax counsel to the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such special tax counsel of customary representation letters from each of Parent, Merger Sub, and the Company, in each case in form and substance reasonably satisfactory to such special tax counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred a Parent Material Adverse Effect.

     6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) (i) The Company shall have performed in all material respects all obligations contained in this Agreement required to be performed on or prior to the Closing Date, (ii) each representation and warranty of the Company contained in this Agreement shall be true and correct in each case as of the date of this Agreement and as of Closing Date as though made on the Closing Date (it being understood that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date), except as would not constitute a Company Material Adverse Effect, and that qualifications as to materiality (including the use of the term Company Material Adverse Effect) contained in any representation or warranty shall be disregarded for purposes of this
     Section 6.3(a), (iii) Parent shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect with respect to the Company.

          (b) Parent shall have received a letter of its independent public accountants and the Company's independent public accountants, each dated the Effective Time, and each in form and substance reasonably satisfactory to Parent, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect.

          (d) Parent shall have received from the Company an Affiliate Letter from each person, if any, identified as an "affiliate" pursuant to Section
     5.9 above.

                                   ARTICLE 7

                                  TERMINATION

     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent, Merger Sub and the Company.

     7.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if:

          (a) the Merger shall not have been consummated by December 31, 2000; provided, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by such date,

          (b) the approval of the Company's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or

          (c) a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to clause (c) shall have used all commercially reasonable efforts to remove such injunction, order or decree.

     7.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company Board:

          (a) by written notice to Parent, if the Board of Directors of the Company shall determine in good faith that an Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this clause (a) unless the Company shall have complied with its obligations under Section 5.1(c).

          (b) if there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement that would cause the condition set forth in Section 6.2(a)(ii) to not be satisfied, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Parent, or

          (c) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent which breach would cause the condition set forth in Section 6.2(a)(i) to not be satisfied, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Parent.

     7.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if:

          (a) the Company Board (i) shall not have recommended the approval of this Agreement or the Merger to its stockholders, or shall have withdrawn or modified (including, without limitation, pursuant to Section 5.3 above) in a manner materially adverse to Parent its approval or recommendation of this Agreement or the Merger, or (ii) shall have recommended an Acquisition Proposal to the Company stockholders, or

          (b) there has been a breach by the Company of any representation or warranty contained in this Agreement that would cause the condition set forth in Section 6.3(a)(ii) to not be satisfied, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Parent to the Company, or

          (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach would cause the condition set forth in Section 6.3(a)(i) to not be satisfied, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Parent to the Company.

     7.5  Effect of Termination and Abandonment.

          (a) The Company shall pay Parent a fee of $15 million (the "Termination Fee"), which amount shall be payable prior to any termination by the Company in the case of clause (i) below (with any such payment being a condition precedent to any such termination), and Parent's reasonable documented out-of-pocket expenses, not to exceed $1,000,000 in the aggregate, in connection with this Agreement and the transactions contemplated hereby (the "Parent Expenses"), which amount shall be payable within two business days of receipt of an invoice therefor, if this Agreement (A) is terminated by Parent pursuant to Section 7.4(a) hereof, or by the Company pursuant to Section 7.3(a) hereof, or (B) is terminated as a result of the Company's breach of Section 5.1 hereof which is not cured within ten (10) days after notice thereof.

          (b) In the event of termination of this Agreement by Parent pursuant to Section 7.4(b) or (c), the Company shall pay to Parent the Parent Expenses, which amount shall be payable within two business days of receipt of an invoice therefor; provided however, that in the event that within twelve (12) months after termination of this Agreement the Company shall have entered into an agreement with respect to, or consummated, an Acquisition Proposal which shall have existed at any time during the period between the date hereof and the date of such termination, then, the Company shall pay Parent the Termination Fee in addition to the Parent Expenses.

          (c) The Company acknowledges that the agreements contained in Section 7.5(a) and (b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.5(a) or (b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee and the Parent Expenses at the prime rate of Chase Manhattan Bank N.A. in effect on the date such amounts were required to be paid. The payment of the Termination Fee and the Parent Expenses contemplated by Section 7.5(a), or the Parent Expenses and if applicable the Termination Fee contemplated by Section 7.5(b), as the case may be, shall terminate all obligations or liabilities of the Company under this Agreement, except as otherwise provided in Section 7.5(e) below.

          (d) In the event of termination of this Agreement by the Company pursuant to Section 7.3(b) or (c), the Parent shall pay to the Company the Company's reasonable documented out-of-pocket expenses, not to exceed $1,000,000 in the aggregate, in connection with this Agreement and the transactions contemplated hereby, which amount shall be payable within two
     (2) business days of receipt of an invoice therefor.

          (e) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section 7.5 and Section 5.10 and except for the Confidentiality Agreement, provided that nothing in this Section 7.5(e) shall relieve any party from liability for willful breach, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     7.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

     8.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows.

         If to Parent or Merger Sub:

         Cephalon, Inc.
         145 Brandywine Parkway
         West Chester, PA 19380
         Attn: General Counsel

         with copies to:

         Morgan, Lewis & Bockius LLP
         502 Carnegie Center
         Princeton, NJ 08540
         Attention: Randall Sunberg, Esquire
         Telecopy: (609) 919-6639

         If to the Company:

         Anesta Corp.
         4745 Wiley Post Way
         Salt Lake City, UT 84116
         Attn: Thomas B. King

         with copies to:

         Cooley Godward LLP
         2595 Canyon Blvd.
         Suite 250
         Boulder, CO 80302
         Attention: James C.T. Linfield, Esquire
         Telecopy: (303) 546-4099

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date of receipt.

     8.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign its rights hereunder to any Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 2 (Conversion and Exchange of Securities) and Section 5.11 (Directors' and Officers' Indemnification and Insurance), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Parent shall cause Merger Sub to comply with its obligations hereunder.

     8.4 Entire Agreement. This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and any documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, after such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

     8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     8.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting each gender shall include the other gender and words denoting natural persons shall include corporations and partnerships and vice versa.

     8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.13  Definitions.

          (a) As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

          (b) As used in this Agreement, "Company Material Adverse Effect" means a change or effect that is materially adverse to the business, results of operation or financial condition of the Company and the Company Subsidiaries taken as a whole.

          (c) As used in this Agreement, "Parent Material Adverse Effect" means a change or effect that is materially adverse to the business, results of operation or financial condition of Parent and the Parent Subsidiaries, taken as a whole.

          (d) As used in this Agreement the phrase "Company's knowledge," or words of similar import means the actual knowledge, without independent investigation, of the officers of the Company and Theodore H. Stanley, M.D., and William C. Moeller.

          (e) As used in this Agreement the phrase "Parent's knowledge", or words of similar import means the actual knowledge, without independent investigation of, the senior executive officers of the Parent.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                            CEPHALON, INC.

                                            By: /s/ Frank Baldino, Jr., Ph.D.
                                              ----------------------------------
                                                Name: Frank Baldino, Jr., Ph.D.
                                                Title:  Chairman and
                                                        Chief Executive Officer

                                            C MERGER SUB, INC.

                                            By: /s/ Frank Baldino, Jr., Ph.D.
                                              ----------------------------------
                                                Name: Frank Baldino, Jr., Ph.D.
                                                Title:  President

                                            ANESTA CORP.

                                            By: /s/ Thomas B. King
                                              ----------------------------------
                                                Name: Thomas B. King
                                                Title:  President and
                                                        Chief Executive Officer

                                                                         ANNEX B

July 14, 2000

The Board of Directors
Anesta Corporation
4745 Wiley Post Way
Salt Lake City, UT 84116

Members of the Board:

In connection with the proposed merger ("Merger") in which a wholly owned subsidiary of Cephalon Inc. ("Cephalon") will be merged with and into Anesta Corporation ("Anesta") and Anesta will become a wholly-owned subsidiary of Cephalon, you have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Anesta of the proposed exchange ratio in the Merger pursuant to the Agreement referred to below. Under the terms of the Agreement and Plan of Merger (the "Agreement"), at the effective time of the Merger, each issued and outstanding share of Anesta common stock will be converted into shares of Cephalon common stock at a fixed exchange ratio of 0.4765.

U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as exclusive financial advisor to Anesta in connection with the Merger and will receive a fee for our services which is contingent upon consummation of the Merger. In addition, we have received a retainer fee and will receive a separate fee for providing this opinion, which fees will be credited against the fee for our services. This opinion fee is not contingent upon the consummation of the Merger. Anesta has also agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of Cephalon and Anesta for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. U.S. Bancorp Piper Jaffray also makes a market and provides research coverage on Cephalon's common stock.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft dated July 11, 2000 of the Agreement,
(ii) certain publicly available financial, operating and business information related to Cephalon, (iii) certain publicly available market and securities data of Cephalon and selected public companies, (iv) certain analyst reports on Cephalon, (v) to the extent publicly available, information concerning selected mergers deemed comparable to the proposed Merger, (vi) certain publicly available financial, operating and business information related to Anesta and selected public companies, (vii) certain internal financial information of Anesta on a stand-alone basis and as a combined Company with Cephalon, prepared for financial planning purposes, and furnished by Anesta management and (viii) certain publicly available market and securities data of Anesta. We had discussions with members of the management of (a) Anesta concerning the financial condition, current operating results and business outlook for Anesta on a stand-alone basis and as a combined Company with Cephalon, and (b) Cephalon concerning the financial condition, current operating results and business outlook for Cephalon and the combined Company and Cephalon's plans relating to the combined Company.

We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by Anesta, Cephalon or otherwise made available to or reviewed by us, and have not assumed responsibility for the independent verification of such statements and information. We have relied upon the assurance of the managements of Anesta and Cephalon that the statements and information provided to us by Anesta and Cephalon, respectively, have been prepared on a reasonable basis, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. With respect to financial planning data and other business outlook information of Anesta, we have

Anesta Corporation
July 14, 2000
Page  2

relied upon the assurance of the management of Anesta that such data and information reflect the best currently available estimates of Anesta. Anesta does not publicly disclose internal financial information of the type provided to us and such information was prepared for financial planning purposes and not with the expectation of public disclosure.

We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions, and that the Merger will be consummated in accordance with the terms described in the Agreement, without waiver by Anesta of any conditions to its obligations thereunder. We have also assumed that the Merger contemplated by the Agreement will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger will be accounted for as a pooling of interests. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither Cephalon nor Anesta are party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Merger or in the ordinary course of business. In addition, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Anesta or Cephalon, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Cephalon, Anesta, or any of their respective affiliates is a party or may be subject and, at your discretion and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damage arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Anesta or Cephalon Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to and is for the use and benefit of the Board of Directors of Anesta and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the exchange ratio pursuant to the Agreement is fair, from a financial point of view, to the common stockholders of Anesta as of the date hereof.

Sincerely,

U.S. BANCORP PIPER JAFFRAY

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 9 of Cephalon's By-Laws provides for the indemnification of directors, officers, employees and agents of Cephalon to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Cephalon's By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cephalon would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          2              -- Agreement and Plan of Merger dated as of July 14, 2000
                            among Cephalon, Inc., C Merger Sub, Inc. and Anesta
                            Corp.(1)
          5+             -- Opinion of Morgan, Lewis & Bockius LLP
          8.1+           -- Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters related to Section 368(a) of the Internal Revenue
                            Code of 1986, as amended
          8.2+           -- Opinion of Cooley Godward LLP as to certain tax matters related to Section 368(a) of the Internal Revenue Code of
                            1986, as amended
         23.1*           -- Consent of Arthur Andersen LLP
         23.2*           -- Consent of PricewaterhouseCoopers LLP
         23.3+           -- Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5)
         24.1*           -- Power of Attorney (included as part of the signature page hereto)
         27              -- Financial Data Schedule(2)
         99.1            -- Opinion of U.S. Bancorp Piper Jaffray, Inc.(3)
         99.2+           -- Form of proxy card of Anesta Corp. for special meeting of stockholders

---------------

 * Filed herewith.

 + To be filed by amendment.

(1) Attached as Annex A to the proxy/prospectus which is part of this registration statement on Form S-4.

(2) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

(3) Attached as Annex B to the proxy/prospectus which is part of this registration statement on Form S-4.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (5) that every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (6) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

          (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

          (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective; and

          (9) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Chester, state of Pennsylvania on August 4, 2000.

                                            CEPHALON, INC.

                                            By:     /s/ FRANK BALDINO, JR.
                                              ----------------------------------
                                                Frank Baldino, Jr., Ph.D.
                                                  Chairman and Chief Executive
                                                Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Frank Baldino, Jr., Ph.D. and J. Kevin Buchi, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b), and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    CAPACITY                   DATE
                      ---------                                    --------                   ----

               /s/ FRANK BALDINO, JR.                  Chairman and Chief Executive      August 4, 2000
-----------------------------------------------------    Officer (Principal Executive
              Frank Baldino, Jr., Ph.D.                  Officer)

                 /s/ J. KEVIN BUCHI                    Sr. Vice President and Chief      August 4, 2000
-----------------------------------------------------    Financial Officer (Principal
                   J. Kevin Buchi                        Financial Officer and
                                                         Principal Accounting Officer)

                 /s/ WILLIAM P. EGAN                   Director                          August 4, 2000
-----------------------------------------------------
                   William P. Egan

             /s/ ROBERT J. FEENEY, PH.D.               Director                          August 4, 2000
-----------------------------------------------------
               Robert J. Feeney, Ph.D.

               /s/ MARTYN D. GREENACRE                 Director                          August 4, 2000
-----------------------------------------------------
                 Martyn D. Greenacre

                  /s/ DAVID R. KING                    Director                          August 4, 2000
-----------------------------------------------------
                    David R. King

                 /s/ KEVIN E. MOLEY                    Director                          August 4, 2000
-----------------------------------------------------
                   Kevin E. Moley

              /s/ HORST WITZEL, DR.-ING                Director                          August 4, 2000
-----------------------------------------------------
                Horst Witzel, Dr.-Ing

                                 EXHIBIT INDEX

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          2              -- Agreement and Plan of Merger dated as of July 14, 2000
                            among Cephalon, Inc., C Merger Sub, Inc. and Anesta
                            Corp.(1)
          5+             -- Opinion of Morgan, Lewis & Bockius LLP
          8.1+           -- Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters related to Section 368(a) of the Internal Revenue
                            Code of 1986, as amended
          8.2+           -- Opinion of Cooley Godward LLP as to certain tax matters related to Section 368(a) of the Internal Revenue Code of
                            1986, as amended
         23.1*           -- Consent of Arthur Andersen LLP
         23.2*           -- Consent of PricewaterhouseCoopers LLP
         23.3+           -- Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5)
         24.1*           -- Power of Attorney (included as part of the signature page hereto)
         27              -- Financial Data Schedule(2)
         99.1            -- Opinion of U.S. Bancorp Piper Jaffray, Inc. (3)
         99.2+           -- Form of proxy card of Anesta Corp. for special meeting of stockholders

---------------

 * Filed herewith.

 + To be filed by amendment.

(1) Attached as Annex A to the proxy/prospectus which is part of this registration statement on Form S-4.

(2) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

(3) Attached as Annex B to the proxy/prospectus which is part of this registration statement on Form S-4.